   As filed with the Securities and Exchange Commission on ____________, 2000
                            Registration No. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               -------------------

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------

                   THE BANK OF KENTUCKY FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            KENTUCKY                             6035                    61-1256535
---------------------------------   ------------------------------  --------------------
  (State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)     Classification Code Number)    Identification No.)

                              1065 Burlington Pike
                            Florence, Kentucky 41042
                                 (606) 371-2340
               ---------------------------------------------------
               (Address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

      Mr. Robert W. Zapp                 Cynthia A. Shafer
      The Bank of Kentucky Financial     Vorys, Sater, Seymour and Pease LLP
      Corporation                        221 E. Fourth Street
      1065 Burlington Pike               Suite 2100, Atrium Two
      Florence, Kentucky 41042           Cincinnati, Ohio  45202
      (606) 371-2340                     (513) 723-4000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and all other conditions to the consummation of the transactions have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


   Title of each
class of securities    Amount to be         Proposed maximum          Proposed maximum      Amount of
  to be registered      registered(1)   offering price per unit        aggregate price(2) registration fee
  ----------------      ----------      ---------------------------    ---------------    ----------------
Common Stock, no par  865,866 shares of           N/A                    $22,241,028          $5,871.64
value per share        Common Stock

-------------------------------

(1) Based upon the maximum number of shares of common stock that the Registrant may be required to issue in the transaction, calculated as the product of (i) 1,533,864, the aggregate number of shares of Fort Thomas Financial Corporation ("Fort Thomas Financial") expected to be outstanding when the transaction is consummated and (ii) the exchange rate of 0.5645 share of the Registrant's common stock for each share of Fort Thomas Financial.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of Fort Thomas Financial common shares to be exchanged in the transaction, computed, in accordance with Rule 457(c), as the product of (i) $14.50 (the average of the bid and asked price per share of Fort Thomas Financial on March 21, 2000, as reported on the Nasdaq SmallCap Market) and (ii) 1,533,864, the aggregate number of shares of Fort Thomas Financial expected to be outstanding when the transaction is consummated.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          PROSPECTUS                                   PROXY STATEMENT

     THE BANK OF KENTUCKY                                FORT THOMAS
    FINANCIAL CORPORATION                           FINANCIAL CORPORATION
    for issuance of up to                                    for
865,866 Shares of Common Stock                   Special Meeting of Shareholders


         On December 21, 1999, The Bank of Kentucky Financial Corporation, The Bank of Kentucky, Inc., Fort Thomas Financial Corporation and Fort Thomas Savings Bank, FSB, executed a merger agreement that provides for the merger of Fort Thomas Financial and Fort Thomas Savings Bank into Kentucky Financial and The Bank of Kentucky, respectively.

         We cannot complete the merger unless the holders of at least two-thirds of the Fort Thomas Financial shares, or ________ shares, approve it. The Board of Directors of Fort Thomas Financial has scheduled a special meeting for Fort Thomas Financial's shareholders to vote on the merger. The date, time and place of the special meeting is as follows:

                                 _________, 2000
                                _________ __. m.
                               Comfort Inn Suites
                                420 Riverboat Row
                                Newport, Kentucky

         If we complete the merger, each Fort Thomas Financial shareholder will receive .5645 share of Kentucky Financial stock in exchange for each Fort Thomas Financial share owned immediately before completion of the merger. Fractional shares will not be issued in the merger. Shareholders entitled to fractional shares will receive the cash value of the fractional share instead.

         Kentucky Financial shares are not quoted on a national quotation service or listed on a securities exchange. Information about transactions in Kentucky Financial shares is, however, posted on the OTC Bulletin Board under the symbol "BKYF." On ______________, 2000, the date before we printed this document, the last known sale of Kentucky Financial shares occurred on ____________, 2000, at $______ per share. Based on that $________ price, .5645 share of Kentucky Financial stock would be valued at $________.

         This document provides detailed information about the merger. We encourage you to read this entire document carefully.

         AN INVESTMENT IN THE COMMON SHARES OF KENTUCKY FINANCIAL INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF THESE RISKS, SEE "RISK FACTORS" BEGINNING AT PAGE __ OF THIS DOCUMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE KENTUCKY FINANCIAL SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE KENTUCKY FINANCIAL SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         This document is dated _________, 2000, and is first being mailed to shareholders of Fort Thomas Financial on or about _________, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about our companies from documents that we have filed with the Securities and Exchange Commission but have not included in or delivered with this document. If you write or call us, we will send you these documents, excluding exhibits, without charge. You can contact us at:


         The Bank of Kentucky Financial Corporation    Fort Thomas Financial Corporation
         P.O. Box 577                                  25 North Fort Thomas Avenue
         Florence, Kentucky 41022-0577                 Fort Thomas, Kentucky 41075
         Attention: Robert W. Zapp                     Attention: Larry N. Hatfield
         (606) 371-2340                                (606) 441-3302

         Please request documents by _________ 2000. We will mail the documents you request by first class mail, or another equally prompt means, by the next business day after we receive your request.

         See "Where You Can Find More Information" on page __ for more information about the documents referred to in this document.

                                TABLE OF CONTENTS


Summary...................................................................................................................5
   The companies..........................................................................................................5
   The merger.............................................................................................................5
   Background and reasons for the merger..................................................................................6
   Opinion of Keefe, Bruyette & Woods.....................................................................................6
   Recommendation to shareholders.........................................................................................6
   Interests of directors and executive officers..........................................................................6
   Termination and amendment of the merger agreement......................................................................7
   Special meeting of  shareholders.......................................................................................7
   Dissenters' rights.....................................................................................................7
   Federal tax consequences of the merger.................................................................................7
   Accounting treatment...................................................................................................8
   Per share market price information.....................................................................................8
Comparative stock prices and dividends....................................................................................9
Selected consolidated financial data of Kentucky Financial...............................................................10
Selected consolidated financial data of Fort Thomas Financial............................................................11
Selected consolidated pro forma data.....................................................................................12
Comparative per share data...............................................................................................13
Pro forma financial statements...........................................................................................14
   Pro Forma Condensed Consolidated Balance Sheet........................................................................15
   Pro Forma Condensed Consolidated Statement of Income..................................................................17
   Pro Forma Condensed Consolidated Statement of Income..................................................................18
   Pro Forma Condensed Consolidated Statement of Income..................................................................19
Purpose of this document.................................................................................................20
Risk factors.............................................................................................................20
   Limited market for Kentucky Financial shares may affect your ability to sell Kentucky Financial shares................20
   Fluctuation in the market price of Kentucky Financial shares will affect the value you receive upon the closing of the merger.....................................................................................................20
   Controlling influence of management and anti-takeover provisions may discourage sales of Kentucky Financial shares for premium prices.........................................................................................21
   Geographic concentration in one market and changing economic conditions may unfavorably affect Kentucky
       Financial.........................................................................................................21
Forward looking statements...............................................................................................21
The special meeting of Fort Thomas Financial shareholders................................................................22
   Time, date and place..................................................................................................22
   Purpose of the meeting................................................................................................22
   Shares outstanding and entitled to vote; record date..................................................................22
   Votes required........................................................................................................23
Share ownership of certain beneficial owners and management..............................................................24
   Voting and solicitation and revocation of proxies.....................................................................25
   Dissenters' rights....................................................................................................25
The parties..............................................................................................................27
   Kentucky Financial....................................................................................................27
   Fort Thomas Financial.................................................................................................28
The merger...............................................................................................................28
   Background and reasons for the merger.................................................................................28
   Opinion of Keefe, Bruyette & Woods....................................................................................31
   Recommendation of the Board of Directors of Fort Thomas Financial.....................................................34
   Exchange of Fort Thomas Financial shares..............................................................................34
   Fractional shares.....................................................................................................34
   Exchange of certificates evidencing Kentucky Financial shares and Fort Thomas Financial shares........................34
   Representations and warranties........................................................................................35



   Covenants.............................................................................................................35
   Conditions............................................................................................................37
   Effective time........................................................................................................38
   Termination and amendment.............................................................................................38
   Interests of directors and executive officers.........................................................................39
   Resale of Kentucky Financial common shares............................................................................40
   Federal income tax consequences.......................................................................................40
   Accounting treatment..................................................................................................41
   Regulatory approvals..................................................................................................41
Description of Kentucky Financial shares.................................................................................43
   Authorized stock......................................................................................................43
   Special meeting.......................................................................................................43
   Preemptive rights.....................................................................................................43
   Voting rights.........................................................................................................43
   Board of Directors....................................................................................................43
   Antitakeover provisions in Kentucky Financial's Articles of Incorporation and Bylaws..................................43
Comparison of rights of holders of Kentucky Financial shares and holders of Fort Thomas Financial shares.................44
   Authorized stock......................................................................................................45
   Director nominations..................................................................................................45
   Antitakeover provisions...............................................................................................45
Antitakeover laws applicable to Kentucky Financial.......................................................................47
   Kentucky anti-takeover statute........................................................................................47
Antitakeover laws applicable to Fort Thomas Financial....................................................................49
Director and officer liability and indemnification.......................................................................51
   Kentucky Financial....................................................................................................51
   Fort Thomas Financial.................................................................................................51
Legal matters............................................................................................................52
Experts..................................................................................................................52
Proposals for the 2001 annual shareholders' meeting......................................................................52
Where you can find more information......................................................................................53
Dealer prospectus delivery obligation....................................................................................54


APPENDIX A       Agreement and Plan of Reorganization dated December 21, 1999,
----------       by and among The Bank of Kentucky Financial Corporation, The
                 Bank of Kentucky, Inc., Fort Thomas Financial Corporation and
                 Fort Thomas Savings Bank, FSB

APPENDIX B       Ohio General Corporation Law Section 1701.85
----------

APPENDIX C       Opinion of Keefe, Bruyette & Woods, Inc., dated ________, 2000.
----------

                                     Summary

         This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this document to fully understand the merger. To obtain more information, see "Where You Can Find More Information" on pages __ and __. Page references are included in this summary to direct you to a more complete description of topics discussed in this document.

THE COMPANIES (PAGE __)

The Bank of Kentucky Financial Corporation/The Bank of Kentucky, Inc. 1065 Burlington Pike
Florence, Kentucky 41042
(606) 371-2340

         Kentucky Financial is a bank holding company, organized under Kentucky law in 1993. Through its wholly owned subsidiary, The Bank of Kentucky, Inc., Kentucky Financial is engaged in the banking business in Kentucky.

         The Bank of Kentucky is a Kentucky bank and conducts business from eleven offices in the Northern Kentucky area. The Bank of Kentucky is principally engaged in the business of accepting consumer and commercial deposits and using these deposits to fund residential and non-residential real estate loans and commercial, consumer, construction and land development loans.


Fort Thomas Financial Corporation/Fort Thomas Savings Bank, FSB
25 North Fort Thomas Avenue
Fort Thomas, Kentucky 41075
(606) 441-3302

         Fort Thomas Financial Corporation is a savings and loan holding company, organized under Ohio law in 1995.

         Fort Thomas Savings Bank is a federal savings bank with two offices located in Northern Kentucky. Fort Thomas is principally engaged in the business of accepting consumer deposits and using these deposits to fund residential real estate loans.

THE MERGER (PAGES ___THROUGH ___)

         The Agreement and Plan of Reorganization provides for the merger of Fort Thomas Financial into Kentucky Financial and the immediate subsequent merger of Fort Thomas Savings Bank into The Bank of Kentucky. The merger cannot be completed unless the holders of at least two-thirds of the Fort Thomas Financial shares, or ____ shares, approve the merger.

         If the merger is completed, Kentucky Financial will issue to each Fort Thomas Financial shareholder .5645 Kentucky Financial share for each Fort Thomas Financial share owned immediately before the merger. Because the number of Kentucky Financial shares you will receive is fixed and the market price of Kentucky Financial common shares will fluctuate, we cannot be sure of the market value of the Kentucky Financial shares you will receive in the merger. We encourage you to obtain current price information for the Kentucky Financial shares before casting your vote regarding the merger. Kentucky Financial shares are not traded on a stock exchange or on The Nasdaq Stock Market, so price information is not printed in newspapers. The shares do trade over-the-counter, and information on trades in Kentucky Financial shares is posted on the OTC Bulletin Board service. You may obtain current stock information for Kentucky Financial shares from your broker or on the Internet using the symbol "BKYF."

         We have attached the merger agreement to this document as Appendix A and incorporated it by reference into this document. Please read the merger agreement. It is the legal document that governs the merger.

BACKGROUND AND REASONS FOR THE MERGER (PAGES __ THROUGH __)

         Fort Thomas Financial and Kentucky Financial have proposed the merger in order to strengthen Kentucky Financial and serve the best interests of Fort Thomas Financial shareholders. The merger will enable Kentucky Financial to expand its business into new geographical areas while providing Fort Thomas Financial customers with enhanced services.

OPINION OF FINANCIAL ADVISOR (PAGES __ THROUGH __)

         In deciding to approve the merger, the Fort Thomas Financial Board of Directors considered the opinion of its financial advisors, Keefe, Bruyette & Woods, Inc., dated December 21, 1999, that the per share merger consideration was fair to Fort Thomas Financial shareholders from a financial point of view. The opinion, as updated as of _____________, 2000, is attached as Appendix B to this document. We encourage you to read the opinion.

RECOMMENDATIONS TO SHAREHOLDERS (PAGE __)

         The Board of Directors of Fort Thomas Financial believes that the merger is in the best interests of Fort Thomas Financial and its shareholders and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS (PAGES __ THROUGH __)

         Some of the directors and officers of Fort Thomas Financial and Fort Thomas Savings Bank have interests in the merger that are different from, or in addition to, their interests as shareholders of Fort Thomas Financial. These interests include the following:

         - Each of Robert L. Grimm, Larry N. Hatfield, Harold A. Luersen, Donald
           J. Beckmeyer and J. Steven McLane, who are the current directors of Fort Thomas Financial, and J. Michael Lonnemann, who is the Vice President and Secretary of Fort Thomas Financial, will be appointed to an advisory board of Kentucky Financial for a two-year term.

         - Each of Larry N. Hatfield and J. Michael Lonnemann will enter into a two-year consulting agreement with Kentucky Financial.

         - At the effective time of the merger, unvested stock options granted under the 1996 Fort Thomas Financial Corporation Director Stock Option Plan and the 1996 Fort Thomas Financial Corporation Key Employee Stock Compensation Program will be cancelled and extinguished in exchange for options to purchase Kentucky Financial shares of equal value. The directors and executive officers of Fort Thomas Financial have, in the aggregate, options to acquire 22,670 Fort Thomas Financial shares. The directors and executive officers of Fort Thomas Financial will receive options to purchase approximately 12,441 Kentucky Financial shares.

         - Upon completion of the merger, each of Larry N. Hatfield, J. Michael Lonnemann and Cynthia R. Towhey will receive severance payments and benefits as provided under their employment agreements.

         - Before the effective date of the merger, Fort Thomas Financial's employee stock ownership plan (ESOP) will be terminated, and any shares held by the ESOP trustee that remain after retirement of the loan from Fort Thomas Financial to the ESOP will be distributed to ESOP participants.

         - Kentucky Financial and The Bank of Kentucky agreed to compensate Larry N. Hatfield, J. Michael Lonnemann, Robert L. Grimm, Harold A. Luersen, Donald J. Beckmeyer and J. Steven McLane according to the terms of each of their amended deferred compensation agreements.

         - For three years after completion of the merger, Kentucky Financial will indemnify the current officers and directors of Fort Thomas Financial. Kentucky Financial will also include them under the current Directors and Officers' Liability Insurance Policy of Kentucky Financial.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE __)

         We may agree to terminate the merger at any time before the consummation of the merger, even if you have voted to approve the merger. The merger agreement allows us to terminate the merger if:

         - We mutually consent to its termination;

         - We do not complete the merger by September 30, 2000; or

         - We have not satisfied, or agreed to waive, conditions listed in the merger agreement.

         If the merger is not completed because Fort Thomas Financial enters into an agreement with a party other than Kentucky Financial, Fort Thomas Financial will be required to pay a fee of $900,000 to Kentucky Financial.

         We may amend the merger agreement with the consent of our boards of directors at any time before or after receiving shareholder approval of the merger agreement. However, if the shareholders have already approved the merger, we will not amend the merger agreement without their approval if the amendment would materially and adversely affect their rights as shareholders.

SPECIAL MEETING OF SHAREHOLDERS (PAGE __ )

         The Fort Thomas Financial special meeting of shareholders will take place at __________ on _________, 2000. If you owned Fort Thomas Financial common shares on _________, 2000, you are entitled to vote at the special meeting. The holders of at least two-thirds of the outstanding Fort Thomas Financial common shares, or ________ shares, must vote in favor of the merger agreement to approve the merger.

         All of the directors and executive officers of Fort Thomas Financial have agreed to vote all of their Fort Thomas Financial common shares for the adoption of the merger agreement. As of ___________, 2000, the directors and executive officers, in the aggregate, owned or had voting power with respect to _______________Fort Thomas Financial shares, or _____% of the outstanding shares.

DISSENTERS' RIGHTS (PAGE ___)

         Ohio law provides that Fort Thomas Financial shareholders may receive fair cash value for their shares if, among other requirements, they do not vote in favor of the merger and they file a written demand for fair cash value with Fort Thomas Financial.

FEDERAL TAX CONSEQUENCES OF THE MERGER (PAGES __ AND __)

         You will not recognize a gain or loss for federal income tax purposes on the value of the Kentucky Financial stock you receive in exchange for your Fort Thomas Financial shares.

         Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax results will depend on your specific situation and other variables that are not within Kentucky Financial's or Fort Thomas Financial's control or knowledge. You should consult a tax advisor for a complete understanding of the merger's tax consequences to you.

ACCOUNTING TREATMENT (PAGE ___)

         The merger will be accounted for as a pooling of interests. Under this method, we will be treated as if we had always been combined for accounting and financial reporting purposes.

PER SHARE MARKET PRICE INFORMATION (PAGES __ AND __)

         Kentucky Financial shares are not quoted on any national quotation system nor traded on any securities exchange. The shares trade over-the-counter, and presently, three brokerage firms are known by Kentucky Financial to trade in Kentucky Financial shares. Information about trades of Kentucky Financial shares is posted in the OTC Bulletin Board service under the symbol "BKYF." As of December 20, 1999, the last trading day before the date of the public announcement of the proposed merger, the last reported sale of Kentucky Financial shares occurred on December 14, 1999, for $32.60 per share. On _____________, 2000, the day before we printed this document, the last reported sale of Kentucky Financial shares occurred on ____________, 2000, for $______ per share.

         Fort Thomas Financial common shares are listed on the Nasdaq SmallCap Market under the symbol "FTSB." On December 20, 1999, the last trading day before the date of the public announcement of the proposed merger, Fort Thomas Financial shares had a closing sale price of $14.50 per share. On _____________, 2000, the day before we printed this document, Fort Thomas Financial shares had a closing sale price of $______ per share.

         The market value of .5645 share of Kentucky Financial would be $____ based on the most recent trade of Kentucky Financial's shares known to Kentucky Financial's management. Because the number of Kentucky Financial shares you will receive is fixed and the market price of Kentucky Financial shares will fluctuate, we cannot be certain of the market value of the Kentucky Financial shares you will receive in the merger. You may obtain current stock information for Kentucky Financial shares from your broker.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

         Kentucky Financial shares are not quoted on any national quotation service nor traded on any securities exchange. Information about trades in Kentucky Financial shares is posted on the OTC Bulletin Board service under the symbol "BKYF." Fort Thomas Financial shares are listed on the Nasdaq SmallCap Market under the symbol "FTSB."

         As of March ___, 2000, there were 5,292,153 Kentucky Financial shares outstanding and held by approximately ____ holders of record. As of ________, 2000, there were ___ Fort Thomas Financial shares outstanding and held by approximately ___ holders of record. The following table shows the prices paid for the last trade known by Kentucky Financial management of Kentucky Financial shares in each quarter, the high and low bid prices of Fort Thomas Financial shares as quoted on Nasdaq, and the cash dividends per share declared during each of these periods.


Quarter ended                 Kentucky Financial                       Fort Thomas Financial
-------------        -----------------------------------    -----------------------------------------
                     Price of last      Cash dividends           Bid Price           Cash dividends
                      known trade     declared per share     High          Low     declared per share
                      -----------     ------------------     ----          ---     ------------------
December 31, 1999       $31.50                -             $16.88       $12.50               -
September 30, 1999       31.00                -              16.50        11.50         $ .0625
June 30, 1999            30.00                -              13.25        10.00           .0625
March 31, 1999           22.67             .040              15.38        11.88           .0625

December 31, 1998        21.17                -              14.25        10.25           .0625
September 30, 1998       20.67                -              15.75        11.75          2.8125(1)
June 30, 1998            20.00                -              15.75        14.00           .0625
March 31, 1998           11.33             .033              15.63        14.13           .0625

--------------------------

(1)      Includes a $2.75 return of capital.


         The following table shows (a) the last reported sales prices as of December 20, 1999, the last trading day before the date of the public announcement of the signing of the merger agreement, and (b) the last reported sales prices as of __________, 2000, the last practicable trading day before the date of this document, for the Kentucky Financial shares and the Fort Thomas Financial shares. The table also shows the equivalent pro forma price of Fort Thomas Financial shares, determined by multiplying the price of a Kentucky Financial share on each date by .5645.

                                           Price per       Equivalent price per
                  Price per Kentucky       Fort Thomas          Fort Thomas
                   Financial share       Financial share      Financial share
                   ---------------       ---------------      ---------------

December 20, 1999       $32.60               $14.50                $18.40
March ___, 2000      _________

           SELECTED CONSOLIDATED FINANCIAL DATA OF KENTUCKY FINANCIAL

         The tables below contain information regarding the financial condition and earnings of Kentucky Financial for the five years ended December 31, 1999.


                                                                     At December 31,
                                               ------------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION DATA:           1999         1998         1997          1996        1995
                                               --------     --------     --------      --------    --------
                                                                     (In thousands)
Total amount of:
     Assets                                    $322,410     $280,767     $230,849     $197,120     $160,271
     Available-for-sale securities - at
       market                                    23,832       18,028        8,315       11,530        8,831
     Held-to-maturity securities - at cost       26,730       30,297       24,259       16,815       17,034
     Loans receivable - net                     241,483      205,642      179,416      152,296      118,917
     Deposits                                   272,718      243,858      199,207      171,663      136,918
     FHLB advances and other borrowings          18,695       10,398        9,256        6,618        6,773
     Shareholders' equity                        28,922       24,448       20,327       17,385       15,392


                                                                 Year ended December 31,
                                               ------------------------------------------------------------
STATEMENTS OF INCOME DATA:                       1999         1998         1997          1996        1995
                                               --------     --------     --------      --------    --------
                                                        (In thousands, except per share data)
Total interest income                          $ 22,428     $ 20,303     $ 17,247     $ 14,199     $ 12,112
Total interest expense                           10,490        9,912        8,318        6,900        6,250
                                               --------     --------     --------     --------     --------
Net interest income                              11,938       10,391        8,929        7,299        5,862
Provision for loan losses                           619          585          352          399          263
                                               --------     --------     --------     --------     --------
Net interest income after provision for
  loan losses                                    11,319        9,806        8,577        6,900        5,599
Non-interest income                               2,335        2,302        1,313          768          458
Non-interest expense                              7,185        6,095        5,378        4,513        3,906
                                               --------     --------     --------     --------     --------
Income before income taxes                        6,469        6,013        4,512        3,155        2,151
Federal income taxes                              1,755        1,947        1,495        1,036          826
                                               --------     --------     --------     --------     --------
Net income                                     $  4,714     $  4,066     $  3,017     $  2,119     $  1,325
                                               ========     ========     ========     ========     ========

Earnings per share:
   Basic                                       $    .89     $    .77     $    .57     $    .40     $    .26
   Diluted                                          .89          .77          .57          .40          .26


                                                                 Year ended December 31,
                                               ------------------------------------------------------------
                                                 1999         1998         1997          1996        1995
                                               --------     --------     --------      --------    --------

Return on average assets (1)                       1.60         1.57         1.44         1.21          .89
Return on average equity (1)                      17.93        17.87        16.41        13.36        10.10
Average equity to average assets (1)               8.94         8.81         8.78         9.07         8.78
Dividend payout ratio (2)                          4.49         4.65         4.84         6.89          N/A


--------------------------

(1)  Ratios are based upon daily averages.

(2)  Represents dividends per share divided by basic earnings per share.

          SELECTED CONSOLIDATED FINANCIAL DATA OF FORT THOMAS FINANCIAL

         The tables below contain information regarding the financial condition and earnings of Fort Thomas Financial for the five years ended September 30, 1999 and the three months ended December 31, 1999 and 1998.


                                              At December 31,                            At September 30,
                                          ---------------------     -----------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION             1999        1998          1999        1998         1997          1996         1995
DATA:                                     ---------    ---------    ---------  ----------  ------------  ------------  ---------
                                               (Unaudited)                                (In thousands)
                                             (In thousands)
Total amount of:
     Assets                               $ 99,678     $105,430     $ 97,849     $103,611     $ 97,873     $ 88,013     $ 86,214
     Interest-bearing deposits in
       other financial institutions            135        4,311          305        2,498        1,947        1,579        5,806
     Available-for-sale securities at
       market                                  726          747           --           --          798        1,310           --
     Held-to-maturity securities at
       cost                                  5,500        3,000        6,241        3,001        2,990        3,503        5,001
     Loans receivable - net                 88,345       92,809       88,709       92,795       88,452       77,987       71,156
     Deposits                               67,324       78,630       70,870       76,851       71,858       63,731       59,998
     FHLB advances and other
       borrowings                           17,186       12,469       13,739       12,526        8,846        6,754        3,651
     Shareholders' equity -
       substantially restricted             13,966       12,985       13,662       12,713       15,786       15,921       21,790



                                           Three months
                                              ended
                                           December 31,                            At September 30,
                                        -------------------     ----------------------------------------------------------
STATEMENT OF EARNINGS DATA:              1999        1998        1999        1998          1997        1996          1995
                                        ------      ------      ------      ------        ------      ------        ------
                                            (Unaudited)                             (In thousands)
                                          (In thousands)
Total interest income                   $1,976      $2,164      $8,313      $8,502        $7,970      $7,285        $6,251
Total interest expense                   1,053       1,194       4,482       4,459         4,138       3,517         3,182
                                        ------      ------      ------      ------        ------      ------        ------
Net interest income                        923         970       3,831       4,043         3,832       3,768         3,069
Provision for loan losses                   12          12          68         285           137         125            25
                                        ------      ------      ------      ------        ------      ------        ------
Net interest income after provision
  for loan losses                          911         958       3,763       3,758         3,695       3,643         3,044
Non-interest income                         61          60         236         279           268         177           161
Non-interest expense                       604         563       2,449       2,505         2,237       3,028         1,784
                                        ------      ------      ------      ------        ------      ------        ------
Income earnings before income
   taxes                                   368         455       1,550       1,532         1,726         792         1,421

Federal income taxes                       136         160         530         543           587         275           460
                                        ------      ------      ------      ------        ------      ------        ------
Net earnings                            $  232      $  295      $1,020      $  989        $1,139      $  517        $  961
                                        ======      ======      ======      ======        ======      ======        ======
Earnings per share:
   Basic                                $ 0.16      $ 0.21      $ 0.71      $ 0.70        $ 0.79      $ 0.35        $ 0.17
   Diluted                                0.16        0.20        0.68        0.66          0.75        0.35           N/A

OTHER DATA:

Return on average assets                  0.94%       1.15%       0.99%       0.95%         1.21%       0.59%         1.25%
Return on average equity                  7.44       11.61        7.80        5.96          7.26        2.54          9.55
Average equity to average assets         12.61       12.30       12.78       15.35         16.94       19.04         19.38
Dividend payout ratio (1)                   --       29.80       35.20      428.60(2)      38.00    1,214.30(3)      36.80


-------------------------

(1)      Represents dividends per share divided by basic earnings per share.

(2)      Includes return of capital distribution of $2.75 per share.

(3)      Includes return of capital distribution of $4.00 per share.

                      SELECTED CONSOLIDATED PRO FORMA DATA

         The following table presents selected financial data for Kentucky Financial and Fort Thomas Financial combined on a pro forma basis. Summary of operations data combines Kentucky Financial results for the fiscal years ended December 31, 1999, 1998 and 1997 with Fort Thomas Financial results for the fiscal years ended September 30, 1999, 1998 and 1997.

                                              At or for the year ended
                                                    December 31,
                                   ---------------------------------------------
                                     1999               1998              1997
                                     ----               ----              ----
                                   (Dollars in thousands, except per share data)
SUMMARY OF OPERATIONS DATA (1)
Net interest income               $ 15,769          $ 14,434           $ 12,761
Provision for loan losses              687               870                489
Non-interest income                  2,571             2,581              1,581
Non-interest expense                 9,634             8,600              7,615
Net income                           5,734             5,055              4,156

STATEMENT OF CONDITION DATA
Total assets (2)                  $422,704          $386,813           $331,338
Total loans                        329,828           298,451            270,489
Total deposits                     340,042           322,488            271,065
Shareholders' equity (2)            43,504            38,049             36,741

PER SHARE DATA
Earnings per share
  Basic (1)                       $   0.94          $   0.83           $   0.68
  Diluted (1)                         0.93              0.83               0.68
Dividends per share (3)               0.04              0.033              0.028
Book value per share (4)              7.09              6.21               6.01

--------------------

(1) This pro forma operations data combines Kentucky Financial results for the years ended December 31, 1999, 1998 and 1997, with Fort Thomas Financial results for the years ended September 30, 1999, 1998 and 1997.

(2) Includes $616,000 proceeds from the expected exercise of vested Fort Thomas Financial stock options.

(3) Dividends per share are not restated. These are Kentucky Financial historical dividends.

(4) Assumes the issuance of 851,542 shares of Kentucky Financial stock in exchange for all of the 1,508,489 Fort Thomas Financial shares assumed to be outstanding immediately before consummation of the merger. The number of outstanding Fort Thomas Financial shares assumed to be outstanding immediately before the consummation of the merger is based on the expectation that (1) all vested Fort Thomas Financial stock options will be exercised, (2) all unawarded and awarded but unvested shares held by the Fort Thomas Financial management recognition plans (27,951 shares) will be returned to the treasury of Fort Thomas Financial before the consummation of the merger and (3) 25,377 shares of Fort Thomas Financial will be redeemed before the consummation of the merger to eliminate the remaining balance of the loan made by Fort Thomas Financial to the Fort Thomas Financial ESOP.

                           COMPARATIVE PER SHARE DATA

         Presented below are the book value per share and net earnings per share of (a) Kentucky Financial on a historical basis, (b) Fort Thomas Financial on a historical basis, (c) Kentucky Financial on a pro forma basis and (d) Fort Thomas Financial on an equivalent pro forma basis adjusted to reflect the completion of the merger as of the beginning of each of the periods indicated. See "Pro forma unaudited condensed combined consolidated statements of financial condition" on page __ and "Pro forma unaudited condensed combined statements of earnings" on pages __ and ___. The information in the following table is not necessarily indicative of the results that actually would have been obtained if we had completed the merger before the periods indicated.


                                           At or for the year ended December 31,
                                        ------------------------------------------
                                         1999             1998               1997
                                         ----             ----               ----
KENTUCKY FINANCIAL HISTORICAL
Net income per share:
   Basic                                $0.89            $0.77              $0.57
   Diluted                               0.89             0.77               0.57
Book value per share                     5.47             4.64               3.86
Cash dividends declared per share        0.04             0.033              0.028

FORT THOMAS FINANCIAL HISTORICAL
Net income per share:
   Basic (1)                             0.71             0.70               0.79
   Diluted (1)                           0.68             0.66               0.75
Book value per share                     9.47             8.81              10.71
Cash dividends declared per share (1)    0.25             3.00               0.30


                                           At or for the year ended December 31,
                                        ------------------------------------------
                                         1999             1998               1997
                                         ----             ----               ----
KENTUCKY FINANCIAL PRO FORMA
Net income per share:
   Basic                                $0.94            $0.83              $0.68
   Diluted                               0.93             0.83               0.68
Book value per share                     7.09             6.21               6.01
Cash dividends declared per share (3)    0.04             0.033              0.028

FORT THOMAS FINANCIAL PRO FORMA
   EQUIVALENT (2)
Net income per share:
   Basic                                 0.53             0.47               0.39
   Diluted                               0.52             0.47               0.38
Book value per share                     4.00             3.51               3.39
Cash dividends declared per share        0.023            0.019              0.016

---------------------------

(1) Fort Thomas Financial net income and dividend data is for the years ended September 30, 1999, 1998 and 1997.

(2) Computed by multiplying Kentucky Financial pro forma by the merger's share exchange ratio of .5645.

(3)      Dividends per share are Kentucky Financial historical dividends.

                         PRO FORMA FINANCIAL STATEMENTS

         The following pro forma consolidated condensed balance sheet as of December 31, 1999, and consolidated condensed income statements for the years ended December 31, 1999, 1998 and 1997, reflect the combination of Kentucky Financial with Fort Thomas Financial, based on the assumptions described in the footnotes to the financial statements. The pro forma income statements combine the audited results of operations of Kentucky Financial for the years ended December 31, 1999, 1998 and 1997, with the audited results of operations of Fort Thomas Financial for the fiscal years ended September 30, 1999, 1998 and 1997, respectively. The pro forma income statements may not accurately reflect the full financial impact had Kentucky Financial and Fort Thomas Financial merged during the periods reported. The pro forma income statements do not include non-recurring charges, expected to aggregate approximately $2,000,000, related to the combination. Expected charges include benefit payments to certain Fort Thomas Financial executives, benefit expense recorded when shares owned by the Fort Thomas Financial ESOP accelerate and vest, data processing contract termination fees and advisory fees paid by both parties. These charges will be recorded in the period following consummation of the merger.

                              KENTUCKY FINANCIAL

               PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (1)


                                                                    (Dollar amounts in thousands)
                                                                             (Unaudited)
DECEMBER 31, 1999
                                                        Kentucky   Fort Thomas    Pro Forma         Pro Forma
ASSETS                                                 Financial    Financial    Adjustments      Consolidated
                                                       ---------    ---------    -----------      -----------
Cash and cash equivalents                             $  18,684      $    871       $ 616 (2)      $  20,171
Short-term investments                                    1,000             -                          1,000
Securities available for sale                            23,832           726                         24,558
Securities held to maturity                              26,730         5,500                         32,230
Loans, net of allowance                                 241,483        88,345                        329,828
Premises and equipment                                    4,466           579                          5,045
Federal Home Loan Bank stock                              2,173           950                          3,123
Accrued interest receivable and other assets              4,042         2,707                          6,749
                                                      ---------      --------       -----          ---------
      Total assets                                    $ 322,410      $ 99,678       $ 616          $ 422,704
                                                      =========      ========       =====          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits                                            $ 272,718      $ 67,324                      $ 340,042
  Short-term borrowings                                  18,695         5,250                         23,945
  Long-term debt                                            503        11,936                         12,439
  Other liabilities                                       1,572         1,202                          2,774
                                                      ---------      --------                      ---------
    Total liabilities                                   293,488        85,712                        379,200

SHAREHOLDERS' EQUITY
  Common stock                                            3,098            16         (16) (3)         3,098
  Additional paid-in capital                              7,785         7,674         616  (2)        14,203
                                                                                   (1,380) (4)
                                                                                     (508) (5)
                                                                                       16  (3)
  Retained earnings                                      18,277         8,414        (250) (5)        26,441
  Treasury stock                                              -        (1,380)      1,380  (4)             -
  Benefit plans                                               -          (758)        758  (5)             -
  Net unrealized gain/(loss) on securities available
    for sale                                               (238)            -           -               (238)
                                                      ---------      --------       -----          ---------
    Total shareholders' equity                           28,922        13,966         616             43,504
                                                      ---------      --------       -----          ---------
      Total liabilities and shareholders' equity      $ 322,410      $ 99,678       $ 616          $ 422,704
                                                      =========      ========       =====          =========

ADJUSTMENTS:
------------

(1) The pro forma condensed consolidated balance sheet assumes that the merger is accounted for as a pooling of interests. As a result, Kentucky Financial and Fort Thomas Financial's assets, liabilities and shareholder's equity are added together at the historical carrying values. No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.
(2) Issuance of 87,494 Fort Thomas Financial shares upon the expected exercise of vested stock options will generate net proceeds of $616,000.
(3) Issuance of 851,542 shares of Kentucky Financial common stock in exchange for the 1,508,489 shares of Fort Thomas Financial assumed to be outstanding immediately before the consummation of the merger. The number of outstanding Fort Thomas Financial shares assumed to be outstanding immediately before the consummation of the merger is based on the expectation that (1) all vested Fort Thomas Financial stock options will be exercised, (2) all unawarded and awarded but unvested shares held by the Fort Thomas Financial management recognition plans (27,951 shares) will be returned to the treasury of Fort Thomas Financial before the consummation of the merger and (3) 25,377 shares of Fort Thomas Financial will be redeemed before the consummation of the merger to eliminate the remaining balance of the loan made by Fort Thomas Financial to the Fort Thomas Financial ESOP.
(4)      Retirement of Fort Thomas Financial treasury stock.
(5) Termination of Fort Thomas Financial ESOP and cancellation of unawarded and awarded but unvested Fort Thomas Financial shares held by the Fort Thomas Financial management recognintion plan's trustee. Assumes compensation expense of $250,000 related to acceleration of the ESOP loan payment and termination. Assumes 25,377 Fort Thomas Financial shares will be redeemed to eliminate the remaining balance due on the ESOP loan.

                               KENTUCKY FINANCIAL

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME



                                                 For the year ended December 31, 1999 (1)
                                                 ------------------------------------
                                     (Dollar amounts in thousands, except share and per share amounts)
                                                                 (unaudited)

                                           Kentucky      Fort Thomas    Pro Forma     Pro Forma
                                          Financial     Financial (2)  Adjustments   Consolidated
                                          ---------     -------------  -----------   ------------
INTEREST INCOME
   Interest and fees on loans            $   19,675     $    7,762     $       --     $   27,437
   Interest on securities                     2,495            280             --          2,775
   Other interest income                        258            271             --            529
                                         ----------     ----------     ----------     ----------
     Total interest income                   22,428          8,313             --         30,741
                                         ----------     ----------     ----------     ----------

INTEREST EXPENSE
   Interest on deposits                       9,684          3,843             --         13,527
   Other interest expense                       806            639             --          1,445
                                         ----------     ----------     ----------     ----------
     Total interest expense                  10,490          4,482             --         14,972
                                         ----------     ----------     ----------     ----------

NET INTEREST INCOME                          11,938          3,831             --         15,769
Provision for loan losses                       619             68             --            687
                                         ----------     ----------     ----------     ----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES
                                             11,319          3,763             --         15,082

NON-INTEREST INCOME                           2,335            236             --          2,571

NON-INTEREST EXPENSE                          7,185          2,449             --          9,634
                                         ----------     ----------     ----------     ----------

INCOME BEFORE INCOME TAXES                    6,469          1,550             --          8,019
Income taxes                                  1,755            530             --          2,285
                                         ----------     ----------     ----------     ----------

NET INCOME                               $    4,714     $    1,020     $       --     $    5,734
                                         ==========     ==========     ==========     ==========

BASIC EARNINGS PER SHARE
   Net income per share                  $     0.89     $     0.71     $       --     $     0.94 (3)
   Weighted average number of shares
     outstanding                          5,281,837      1,428,395             --      6,088,166

DILUTED EARNINGS PER SHARE
   Net income per share                  $     0.89     $     0.68     $       --     $     0.93 (3)
   Weighted average number of shares
     outstanding                          5,323,356      1,502,263             --      6,171,383



--------------------

(1) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.

(2) Income statement data for Fort Thomas Financial is for the year ended September 30, 1999.

(3) Assumes the issuance of .5645 share of Kentucky Financial stock for each Fort Thomas Financial share outstanding.

                               KENTUCKY FINANCIAL

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                                                For the year ended December 31, 1998 (1)
                                                ------------------------------------
                                      (Dollar amounts in thousands, except share and per share amounts)
                                                              (unaudited)

                                          Kentucky      Fort Thomas    Pro Forma       Pro Forma
                                          Financial     Financial (2)  Adjustments    Consolidated
                                          ---------     -------------  -----------    ------------
INTEREST INCOME
   Interest and fees on loans            $   17,864     $    8,079     $       --     $   25,943
   Interest on securities                     1,955            211             --          2,166
   Other interest income                        484            212             --            696
                                         ----------     ----------     ----------     ----------
     Total interest income                   20,303          8,502             --         28,805
                                         ----------     ----------     ----------     ----------

INTEREST EXPENSE
   Interest on deposits                       9,283          3,938             --         13,221
   Other interest expense                       629            521             --          1,150
                                         ----------     ----------     ----------     ----------
     Total interest expense                   9,912          4,459             --         14,371
                                         ----------     ----------     ----------     ----------

NET INTEREST INCOME                          10,391          4,043             --         14,434
Provision for loan losses                       585            285             --            870
                                         ----------     ----------     ----------     ----------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES
                                              9,806          3,758             --         13,564

NON-INTEREST INCOME                           2,302            279             --          2,581

NON-INTEREST EXPENSE                          6,095          2,505             --          8,600
                                         ----------     ----------     ----------     ----------

INCOME BEFORE INCOME TAXES                    6,013          1,532             --          7,545
Income taxes                                  1,947            543             --          2,490
                                         ----------     ----------     ----------     ----------

NET INCOME                               $    4,066     $      989     $       --     $    5,055
                                         ==========     ==========     ==========     ==========

BASIC EARNINGS PER SHARE
   Net income per share                  $     0.77     $     0.70     $       --     $     0.83 (3)
   Weighted average number of shares
     outstanding                          5,266,269      1,405,456             --      6,059,649

DILUTED EARNINGS PER SHARE
   Net income per share                  $     0.77     $     0.66     $       --     $     0.83 (3)
   Weighted average number of shares
     outstanding                          5,271,102      1,494,999             --      6,115,029


-----------------

(1) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.

(2) Income statement data for Fort Thomas Financial is for the year ended September 30, 1998.

(3) Assumes the issuance of .5645 share of Kentucky Financial stock for each Fort Thomas Financial share outstanding.

                               KENTUCKY FINANCIAL

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                                                For the year ended December 31, 1997 (1)
                                                ------------------------------------
                                     (Dollar amounts in thousands, except share and per share amounts)
                                                               (unaudited)

                                          Kentucky      Fort Thomas     Pro Forma      Pro Forma
                                          Financial     Financial (2)  Adjustments    Consolidated
                                          ---------     -------------  -----------    ------------
INTEREST INCOME
   Interest and fees on loans            $   15,329     $    7,499     $       --     $   22,828
   Interest on securities                     1,743            304             --          2,047
   Other interest income                        175            167             --            342
                                         ----------     ----------     ----------     ----------
     Total interest income                   17,247          7,970             --         25,217
                                         ----------     ----------     ----------     ----------

INTEREST EXPENSE
   Interest on deposits                       7,656          3,615             --         11,271
   Other interest expense                       662            523             --          1,185
                                         ----------     ----------     ----------     ----------
     Total interest expense                   8,318          4,138             --         12,456
                                         ----------     ----------     ----------     ----------

NET INTEREST INCOME                           8,929          3,832             --         12,761
Provision for loan losses                       352            137             --            489
                                         ----------     ----------     ----------     ----------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES
                                              8,577          3,695             --         12,272

NON-INTEREST INCOME                           1,313            268             --          1,581

NON-INTEREST EXPENSE                          5,378          2,237             --          7,615
                                         ----------     ----------     ----------     ----------

INCOME BEFORE INCOME TAXES                    4,512          1,726             --          6,238
Income taxes                                  1,495            587             --          2,082
                                         ----------     ----------     ----------     ----------

NET INCOME                               $    3,017     $    1,139     $       --     $    4,156
                                         ==========     ==========     ==========     ==========

BASIC EARNINGS PER SHARE
   Net income per share                  $     0.57     $     0.79     $       --     $     0.68 (3)
   Weighted average number of shares
     outstanding                          5,252,481      1,448,857             --      6,070,361

DILUTED EARNINGS PER SHARE
   Net income per share                  $     0.57     $     0.75     $       --     $     0.68 (3)
   Weighted average number of shares
     outstanding                          5,253,753      1,521,003             --      6,112,359

-----------------------------


(1) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.

(2) Income statement data for Fort Thomas Financial is for the year ended September 30, 1997.

(3) Assumes the issuance of .5645 share of Kentucky Financial stock for each Fort Thomas Financial share outstanding.

                            PURPOSE OF THIS DOCUMENT

         This document serves as both a prospectus of Kentucky Financial for the issuance of up to ____________ Kentucky Financial shares in connection with the merger and a proxy statement of Fort Thomas Financial for its special meeting of shareholders. We will mail this document to Fort Thomas Financial shareholders on or about ___________, 2000.

         Kentucky Financial and The Bank of Kentucky provided all information in this document about them, and Fort Thomas Financial and Fort Thomas Savings Bank provided all information in this document about them. Each party is responsible for the accuracy of its information.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL INFORMATION OR WITH INFORMATION THAT IS DIFFERENT.


                                  RISK FACTORS

         In considering and acting upon the proposal to adopt the merger agreement and approve the merger, you should consider carefully all of the information contained in this document, especially the following factors.

LIMITED MARKET FOR KENTUCKY FINANCIAL SHARES MAY AFFECT YOUR ABILITY TO SELL KENTUCKY FINANCIAL SHARES.

         Kentucky Financial shares are not listed on any securities exchange, and there is presently a limited market for the Kentucky Financial shares. Information about Kentucky Financial shares is posted on the OTC Bulletin Board service, and presently, three brokerage firms are known by Kentucky Financial to trade in Kentucky Financial shares. If all of the holders of Fort Thomas Financial were to elect to receive Kentucky Financial shares in the merger, a total of 6,143,684 Kentucky Financial shares would be outstanding after the merger, 851,542 of which, or 13.86%, would be held by the former holders of the Fort Thomas Financial shares (excluding the 12,441 Kentucky Financial shares that would be issued upon exercise of options granted in exchange for the Fort Thomas Financial stock options).

         Despite the increasing number of outstanding shares of Kentucky Financial stock and the increasing number of Kentucky Financial shareholders, upon the consummation of the merger, a more active or liquid market for the Kentucky Financial shares after the consummation of the merger may not develop. Shareholders of Fort Thomas Financial who receive Kentucky Financial shares in exchange for their Fort Thomas Financial shares should consider the possibility of a continued limited market and some risk of an inability to sell shares of Kentucky Financial stock in a timely manner after the consummation of the merger.

FLUCTUATION IN THE MARKET PRICE OF KENTUCKY FINANCIAL SHARES WILL AFFECT THE VALUE YOU RECEIVE UPON THE CLOSING OF THE MERGER.

         If the merger closes after the satisfaction or waiver of all of the closing conditions, each outstanding common share of Fort Thomas Financial will be cancelled on the day of the closing in exchange for .5645 share of Kentucky Financial stock. The value of the consideration you receive will depend on the market value of a share of Kentucky Financial on the day of the closing. On ____________, 2000, the price paid per share for Kentucky Financial stock in the most recent trade in Kentucky Financial shares of which Kentucky Financial is aware was $________. See "Limited market for Kentucky Financial shares."

         On the day the merger closes, the market price of Kentucky Financial shares may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you or on the date of the special meeting of shareholders of Fort Thomas Financial. Therefore, you cannot be assured of receiving any specific market value of Kentucky Financial stock on the date of the closing of the merger.

         Prices paid within the last year for Kentucky Financial stock in the illiquid market for its stock have been at multiples of book and earnings that are in excess of the multiples paid on average during that same time for shares of banks and bank holding companies that could be deemed to be comparable to Kentucky Financial in asset size.

CONTROLLING INFLUENCE OF MANAGEMENT AND ANTI-TAKEOVER PROVISIONS MAY DISCOURAGE SALES OF KENTUCKY FINANCIAL SHARES FOR PREMIUM PRICES.

         After the consummation of the merger, the directors and executive officers of Kentucky Financial will own in the aggregate approximately 2,534,045 Kentucky Financial shares, or 41.25%, of the 6,143,684 outstanding Kentucky Financial shares, excluding the Kentucky Financial shares to be issued upon the exercise of options held by Kentucky Financial directors and executive officers and shares to be issued upon the exercise of options exchanged for the Fort Thomas Financial options. Upon the exercise of all of such options, the directors and executive officers of Kentucky Financial would own in the aggregate approximately 41.55% of the 6,196,985 outstanding Kentucky Financial shares. Such aggregate ownership will permit the current directors and executive officers of Kentucky Financial to exert a substantial influence over the operations of Kentucky Financial and its subsidiaries.

         Kentucky Financial's Amended Articles and Bylaws contain provisions that could discourage non-negotiated takeover attempts that some shareholders might deem to be in their interests or through which shareholders might otherwise receive a premium for their Kentucky Financial shares and which may tend to perpetuate existing management. These provisions include:

         - the classification of the terms of the members of the Board of Directors of Kentucky Financial;

         - supermajority provisions for the approval of certain business combinations; and

         - a nomination procedure set forth in the Bylaws of Kentucky Financial.

See "Description of Kentucky Financial shares - Antitakeover provisions in Kentucky Financial's Articles of Incorporation and By-laws."

GEOGRAPHIC CONCENTRATION IN ONE MARKET AND CHANGING ECONOMIC CONDITIONS MAY UNFAVORABLY AFFECT KENTUCKY FINANCIAL.

         The operations of Kentucky Financial and Fort Thomas Financial are concentrated in northern Kentucky. As a result of this geographic concentration, Kentucky Financial's and Fort Thomas Financial's results depend largely upon economic conditions in this area. A deterioration in economic conditions in these markets could:

         - increase loan delinquencies;

         - increase problem assets and foreclosures;

         - increase claims and lawsuits;

         - decrease the demand for Kentucky Financial's products and services;
           and

         - decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.


                           FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Kentucky Financial and Fort Thomas Financial after the merger set forth in "Summary" and "The merger" and those proceeded by, followed by or that otherwise include the statements "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although Kentucky Financial and Fort Thomas Financial believe that in making such statements, their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated depending on a variety of factors. These risks and uncertainties include, without limitation:

         - expected cost savings from the merger are not fully realized or realized within the expected time frame;

         - revenues following the merger are lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger are greater than expected;

         - competition among depository and other financial services companies increases significantly;

         - costs or difficulties related to the integration of Kentucky Financial and Fort Thomas Financial are greater than expected;

         - general economic or business conditions are less favorable than expected;

         - adverse changes occur in the securities market; and

         - legislation or regulatory requirements or changes adversely affect the businesses in which Kentucky Financial is engaged.

         You should understand that these factors, in addition to those discussed elsewhere in this document and in documents which have been incorporated by reference, could effect the future results of Kentucky Financial and Fort Thomas Financial, and could cause those results to be substantially different from those expressed in any forward-looking statements. Kentucky Financial and Fort Thomas Financial do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.


            THE SPECIAL MEETING OF FORT THOMAS FINANCIAL SHAREHOLDERS

TIME, DATE AND PLACE

         The Fort Thomas Financial special meeting of shareholders will be held at the Comfort Inn Suites, 420 Riverboat Row, Newport Kentucky, Eastern [Standard/Daylight Savings] Time, on _____________, 2000, at____________________
_____________________.

PURPOSE OF THE MEETING

         At the special meeting of shareholders, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         Only shareholders of record on ______________, 2000, will be entitled to notice of and to vote at the special meeting of shareholders. At the close of business on ____________, 2000, there were ___________ Fort Thomas Financial shares outstanding and entitled to vote. The Fort Thomas Financial shares were held of record by approximately___ shareholders. Each Fort Thomas Financial share entitles the holder to one vote on all matters properly presented at the special meeting of shareholders.

VOTES REQUIRED

         The holders of at least two-thirds of the outstanding Fort Thomas Financial shares, or _________ shares, must vote in favor of the merger agreement. As of ____________, 2000, the directors and executive officers of Fort Thomas Financial owned or had voting power, in the aggregate, with respect to _____________ Fort Thomas Financial common shares, or ____% of the outstanding Fort Thomas Financial common shares. The directors and executive officers of Fort Thomas Financial have agreed to vote all of their Fort Thomas Financial common shares for the adoption of the merger agreement.

         A quorum, consisting of the holders of over 50% of the outstanding Fort Thomas Financial common shares, voting in person or by proxy, must be present at the special meeting before any action can be taken.

         Under Ohio law, shares that are held by a nominee for a beneficial owner and which are represented in person or by proxy at the special meeting will be counted as being present for purposes of establishing a quorum. If you abstain or fail to vote your shares, it will be the same as a vote against the approval and adoption of the merger agreement. If your proxy is signed, dated and submitted but no vote is specified, it will be voted "FOR" the approval and adoption of the merger agreement.

           SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of __________, 2000, information with respect to the beneficial ownership of Fort Thomas Financial shares by each person known by Fort Thomas Financial to be the beneficial owner of more than five percent of the shares, by each current director of Fort Thomas Financial and by all directors and executive officers of Fort Thomas Financial as a group. Unless otherwise indicated in the note to this table, the shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them.


                                                                  Common shares
                                                            beneficially owned as of
                                                                             , 2000 (1)
                                                         ------------------------------
          Name of beneficial owner                         Amount                   %
          ------------------------                       ----------                ---
          Fort Thomas Financial Corporation               38,668 (2)               2.6%
              Employee Stock Ownership Plan Trust
              25 North Fort Thomas Avenue
              Fort Thomas, Kentucky  41075

          Directors:
              Larry N. Hatfield                           74,346 (3)               4.9
              Robert L. Grimm                             18,591 (4)               1.2
              Harold A. Luersen                           28,591 (5)               1.9
              Don J. Beckmeyer                            18,147 (6)               1.2
              J. Steven McLane                            20,086 (7)               1.3

          All directors and executive officers of Fort   227,971                  14.6
              Thomas Financial and Fort Thomas
              Savings Bank as a group (6 persons)


------------------------

(1) For purposes of this table, an individual is considered to beneficially own shares if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power over the indicated shares. Shares that may be acquired by the exercise of stock options that are exercisable within 60 days of the voting record date are deemed to be beneficially owned by the holder and are outstanding for the purpose of computing the percentages of shares beneficially owned by the respective individual and group. The shares reflected as beneficially owned by Messrs. Hatfield, Grimm, Luersen, Beckmeyer and McLane include 31,475, 6,136, 6,136, 6,136 and 6,136 shares, respectively, that are exercisable within 60 days of the voting record date pursuant to Fort Thomas Financial's stock option plans.

(2) The Fort Thomas Financial ESOP trustees are Messrs. Beckmeyer, Grimm and Luersen. As of the voting record date, the ESOP had allocated 83,430 shares to the accounts of participating employees. Under the terms of the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions will be voted in the same ratio on any matter as to those shares for which instructions are given. Unallocated shares held in the ESOP will be voted by the ESOP trustees in accordance with their fiduciary duties as trustees. The amount of common shares beneficially owned by each individual trustee or all directors and executive officers as a group does not include the shares held by the ESOP.

(footnotes continued on next page)

(3) Includes 10,000 shares held jointly with Mr. Hatfield's spouse, with whom voting and dispositive power is shared, 19,935 shares allocated to Mr. Hatfield pursuant to the Fort Thomas Financial's ESOP and 350 shares held by his spouse, which Mr. Hatfield may be deemed to beneficially own.

(4) Includes 5,000 shares held by Mr. Grimm's spouse, which Mr. Grimm may be deemed to beneficially own. Excludes the shares held by the ESOP, of which Mr. Grimm is one of three trustees.

(5) Includes 10,000 shares held jointly with Mr. Luersen's spouse, with whom voting and dispositive power is shared, and 10,000 shares held by his spouse, which Mr. Luersen may be deemed to beneficially own. Excludes the shares held by the ESOP, of which Mr. Luersen is one of three trustees.

(6) Includes 5,250 shares held jointly with Mr. Beckmeyer's spouse, with whom voting and dispositive power is shared, 1,153 shares held by his spouse's IRA, and 2,000 shares held by a corporation as to which Mr. Beckmeyer owns 100% of the outstanding stock. Excludes the shares held by the ESOP, of which Mr. Beckmeyer is one of three trustees.

(7) Includes 5,407 shares held by Mr. McLane's spouse, which Mr. McLane may be deemed to beneficially own, and 1,500 shares held in trust for Mr. McLane's children for which he acts as trustee.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

         We included with this document a form of proxy for use at the special meeting of shareholders. This proxy is solicited by the Fort Thomas Financial Board of Directors. Whether or not you attend the special meeting, the Fort Thomas Financial Board of Directors urges you to use the enclosed proxy. Your attendance at the special meeting will not, by itself, revoke a proxy you have submitted. If you have executed a proxy, you may revoke it at any time before the vote by:

         - filing with the Secretary of Fort Thomas Financial, at 25 North Fort Thomas Avenue, Fort Thomas, Kentucky 41075, a written notice of revocation;

         - executing and returning a later-dated proxy prior to a vote being taken at the special meeting; or

         - attending the special meeting and giving notice of revocation in person.

         We do not expect any matter other than the merger to be brought before the Fort Thomas Financial special meeting of shareholders. The persons named as proxies will act at the direction of the Fort Thomas Financial Board of Directors in voting with respect to any other matters which properly come before the special meeting.

         Fort Thomas Financial will pay its expenses incurred in connection with preparing and mailing this document, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Fort Thomas Financial Board of Directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Fort Thomas Financial. Fort Thomas Financial will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries who are record holders of Fort Thomas Financial common shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Fort Thomas Financial common shares entitled to vote at the special meeting of shareholders.

DISSENTERS' RIGHTS

         The following is a summary of the steps that Fort Thomas Financial shareholders must take if they wish to exercise dissenters' rights with respect to the merger. This description is not complete. You should read

Section 1701.85 of the Ohio General Corporation Law for a more complete discussion of the procedures. This section is attached as Appendix B to this document. IF YOU FAIL TO TAKE ANY ONE OF THE REQUIRED STEPS, YOUR DISSENTERS' RIGHTS MAY BE TERMINATED UNDER OHIO LAW. If you are considering dissenting, you should consult your own legal advisor.

         To exercise dissenters' rights, you must satisfy five conditions:

         - you must be a shareholder of record on ________________;

         - you must not vote your shares in favor of the merger;

         - you must deliver a written demand for the fair cash value of the dissenting shares within 10 days of the Fort Thomas Financial special meeting;

         - if Fort Thomas Financial requests, you must send within 15 days of the request your stock certificates so that a legend may be added stating that a demand for fair cash value has been made; and

         - if you have not reached an agreement as to the fair cash value for your shares with Fort Thomas Financial, you must file a complaint in court for determination of the fair cash value.

         All demands should be sent to Fort Thomas Financial, 25 North Fort Thomas Avenue, Fort Thomas Kentucky 41075, Attention: Secretary.

         "Fair cash value" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amounts specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the special meeting, excluding any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same, or lower than the market value of the Fort Thomas Financial stock on the date of the merger.

         The following is a more detailed description of the conditions you must satisfy to perfect your dissenters' rights:

         - You must be a shareholder of record. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of _________________, 2000. If you have a beneficial interest in Fort Thomas Financial shares that are held of record in the name of another person, you must cause the shareholder of record to follow the required procedures.

         - You must not vote in favor of the merger. This requirement is satisfied if:

           - you submit a properly executed proxy with instructions to vote "against" the adoption of the merger agreement or to "abstain" from the vote;

           - you do not return a proxy and you do not cast a vote at the special meeting in favor of the adoption of the merger agreement; or

           - you revoke a proxy and later "abstain" from or vote "against" the adoption of the merger agreement.

         IF YOU VOTE IN FAVOR OF THE MERGER AGREEMENT, YOU WILL LOSE YOUR DISSENTERS' RIGHTS. IF YOU SIGN A PROXY AND RETURN IT BUT DO NOT INDICATE A VOTING PREFERENCE ON THE PROXY, THE PROXY WILL BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND WILL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS.

         - You must file a written demand. The demand must be filed with Fort Thomas Financial on or before the 10th day after the special meeting at which the Fort Thomas Financial shareholders approved the merger. Fort Thomas Financial will not inform shareholders of the expiration of the 10-day period. The written demand must include your name and address, the number of dissenting shares and the amount claimed as the fair cash value of those shares. Voting against the merger does not constitute a written demand as required under Ohio law.

         - You must deliver certificates for legending. If Fort Thomas Financial requests, you must submit your certificates for dissenting shares to Fort Thomas Financial within 15 days after it sends its request for endorsement on the certificates of a legend that demand for cash value was made. The certificates will be returned to you by Fort Thomas Financial. Fort Thomas Financial intends to make this request to dissenting shareholders.

         - You must file a petition with the court if you do not reach an agreement as to the fair cash value for your shares. If you and Fort Thomas Financial do not reach an agreement on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Cuyahoga County for a determination of the fair cash value of the dissenting shares. The court will determine the fair cash value per share. The costs of the proceeding, including reasonable compensation to appraisers, will be assessed as the court considers equitable.

         Your right to receive the fair cash value of your dissenting shares will terminate if:

         - the merger does not become effective;

         - you fail to make a timely written demand on Fort Thomas Financial;

         - you do not, upon request of Fort Thomas Financial, surrender your Fort Thomas Financial certificates in a timely manner;

         - you withdraw your demand, with the consent of Fort Thomas Financial;
           or

         - Fort Thomas Financial and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not timely filed a complaint.


                                   THE PARTIES

KENTUCKY FINANCIAL

         Kentucky Financial is a bank holding company organized under Kentucky law. Kentucky Financial was incorporated in 1993 and engaged in no business activities until April 1, 1995, when it acquired, in a reorganization, all of the outstanding shares of The Bank of Kentucky Inc., a bank incorporated under the laws of Kentucky (formerly named "The Bank of Boone County, Inc."), and Burnett Federal Savings Bank, a federal savings bank. As a result of the acquisition, Kentucky Financial became a bank holding company and a savings and loan holding company.

         On September 30, 1995, Burnett was merged into The Bank of Kentucky. As a result, Kentucky Financial's status as a savings and loan holding company terminated. As a bank holding company, Kentucky Financial, through The Bank of Kentucky, is engaged in the banking business in Kentucky.

         Formed in 1990 to engage in the commercial banking business, The Bank of Kentucky provides a variety of community-oriented consumer and commercial financial services to customers throughout Northern Kentucky. The principal business activity of The Bank of Kentucky consists of accepting consumer and commercial deposits and using such deposits to fund residential and non-residential real estate loans and commercial, consumer, construction and land development loans. The Bank of Kentucky's primary market area for both loans and deposits includes Boone, Kenton and Campbell Counties and parts of Grant and Gallatin Counties in Northern Kentucky. Service is provided to the market area through the main office of The Bank of Kentucky and five branch offices in Boone County, four branch offices in Kenton County and one branch office in Grant County.

         Interest and fees on loans and interest on securities are The Bank of Kentucky's primary sources of income. The Bank of Kentucky's principal expense is interest paid on deposit accounts and borrowings. Operating results are dependent to a significant degree on the "net interest income" of The Bank of Kentucky, which is the difference between interest income from loans and securities and other interest-earning assets, and interest expense on deposits and borrowings.

         Kentucky Financial has grown from assets of $160.3 million in 1995, to $322.4 million at December 31, 1999, without any mergers or acquisitions since the acquisitions of The Bank of Kentucky and Burnett Federal. During that time, the number of branches of The Bank of Kentucky has grown from five to eleven and deposits and loans have approximately doubled.

FORT THOMAS FINANCIAL

         Fort Thomas Financial was incorporated under the laws of Ohio in March 1995 for the purpose of becoming the holding company of Fort Thomas Savings Bank when it converted to a federally-chartered stock savings bank. Fort Thomas Financial is headquartered in Fort Thomas, Kentucky, and its business activities are primarily limited to the Commonwealth of Kentucky.

         The primary lending activity of Fort Thomas Savings Bank is one- to four-family residential mortgages.

         Fort Thomas Savings Bank formed as a Kentucky chartered mutual building and loan association in 1910. In 1994, Fort Thomas Savings Bank converted to a federally-chartered mutual savings and loan association and in 1995 converted to a federally-chartered stock savings bank. Fort Thomas Savings Bank operates through the main office in Fort Thomas, Kentucky, and a branch office in Alexandria, Kentucky. At December 31, 1999, Fort Thomas Financial's consolidated assets totaled $99.7 million, its deposits totaled $67.3 million and its tangible shareholders' equity totaled $14.0 million.


                                   THE MERGER

BACKGROUND AND REASONS FOR THE MERGER

         FORT THOMAS FINANCIAL. Fort Thomas Financial was formed in connection with Fort Thomas Federal Savings and Loan Association's conversion on June 27, 1995, from a federally chartered mutual savings and loan association to a federally chartered stock savings bank known as Fort Thomas Savings Bank, FSB.

         After the conversion, and consistent with our business plan, our management at Fort Thomas Financial and Fort Thomas Savings Bank continued to focus on improving our core business of obtaining deposits from the public and originating one- to four-family mortgage loans. We also continued our efforts to control operating expenses and improve both overall profitability and shareholder value through various capital enhancement techniques, including stock repurchases and special distributions.

         On June 28, 1999, the Board met with a representative from Keefe, Bruyette & Woods to discuss recent trends in the banking industry and the prospects for Fort Thomas Financial. The Board of Directors discussed the dramatic change that had occurred in the market for publicly traded thrifts in recent quarters and the difficult strategic issues facing thrift institutions and, in particular, smaller institutions like ours. The Board of Directors also considered our relatively slow growth, increased competition and the decreasing pool of potential acquirors as a result of consolidation in the thrift and banking industry. In addition, Keefe, Bruyette & Woods stated that the likelihood that pooling accounting treatment would no longer be applicable as of year end 2000 could have a detrimental impact on our sale price. At this meeting, Keefe, Bruyette & Woods also reviewed the then current merger market, the various pricing methods and a range of value for us based on these pricing methods. It was determined that this range of value for our common stock on a sale basis would generally exceed the present value of our common stock on a stand alone basis under business strategies that we could reasonably implement.

         At its July 19, 1999, meeting, the Board of Directors decided that an affiliation with another company through merger or acquisition could be in the best interests of our constituents, including shareholders, customers, employees, and the communities we serve. The Board of Directors authorized the president, Larry N. Hatfield, to enter into an agreement with Keefe, Bruyette & Woods to explore strategic alternatives and for Keefe, Bruyette & Woods to conduct a confidential inquiry regarding the interest of other companies in acquiring Fort Thomas Financial. On July 27, 1999, such an agreement was entered into with Keefe, Bruyette & Woods.

         Based on discussions with and recommendations of Keefe, Bruyette & Woods, the executive officers identified a number of thrift and bank holding companies that might have a strategic or financial interest, or both, in the potential acquisition of Fort Thomas Financial. In August 1999, Keefe, Bruyette & Woods contacted ten entities regarding their possible interest in acquiring a savings bank in the Greater Cincinnati region. After signing a confidentiality agreement, the seven entities that expressed an interest in us were provided with our financial statements, loan and deposit summaries and other data. While six of the entities showed a genuine interest up to the time preliminary indications were requested, only two companies, including Kentucky Financial, submitted preliminary, non-binding indications of interest to acquire us.

         On September 21, 1999, the Board of Directors elected to invite the company other than Kentucky Financial to perform a more thorough due diligence review of Fort Thomas. It was their desire from the outset to sell a substantial portion of our assets. During their review, it was determined that a more exhaustive pricing of the assets would be required and that they would likely be at the lower end of their initial range. As a result, Keefe, Bruyette & Woods established a meeting with Kentucky Financial on October 13, 1999, to convey to Kentucky Financial the merits of a merger with Fort Thomas. Based on that meeting, Kentucky Financial submitted an improved indication of interest to us. On October 27, 1999, the Board of Directors met with Kentucky Financial's president and its chief financial officer, who provided an overview of their organization and operating philosophy. Kentucky Financial was invited to perform its due diligence investigation, which was conducted on November 6 and 7, 1999. The consideration to be received by Fort Thomas Financial shareholders was negotiated on November 11, 1999. Subsequently, our management and legal and financial advisors and Kentucky Financial's management and legal advisors engaged in negotiations concerning the final terms of the transaction.

         On December 20, 1999, the Board of Directors held a special meeting to consider the due diligence findings of our management and advisors and the negotiated terms of the definitive transaction agreements. Presentations were made by management, Keefe, Bruyette & Woods and our legal advisor concerning summaries of financial and valuation analyses, the terms of the proposed acquisition, regulatory matters and the due diligence findings. After extensive discussion among the directors, the Board of Directors voted unanimously to authorize the execution of the merger agreement.

         The Board of Directors believes that the terms of the merger agreement are fair and in the best interests of Fort Thomas Financial and its shareholders. In the course of reaching its determination to approve the merger agreement, the Board of Directors considered all factors it deemed material. These included:

         - the factors discussed with Keefe, Bruyette & Woods at its June 28, 1999, meeting;

         - the Board of Directors' consideration of the written opinion of Keefe, Bruyette & Woods that the consideration to be received by our shareholders pursuant to the merger agreement was fair to them from a financial point of view;

         - the other terms of the merger agreement, including the tax-deferred nature of the consideration to be received by our shareholders;

         - the detailed financial analysis, pro forma and other information with respect to Fort Thomas Financial and Kentucky Financial prepared by Keefe, Bruyette & Woods;

         - the types of business that Kentucky Financial conducts in the region, the desire to expand in Campbell County, which is where we conduct our business, and the expanded service Kentucky Financial can provide our customers and the communities we serve. The Board of Directors believes that Fort Thomas and Kentucky Financial have similar business philosophies and the ability to grow as a strong, independent community institution; and

         - the likelihood of receiving the required approvals in a timely manner.

         The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Board of Directors. In reaching its determination to approve and recommend the merger agreement, the Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm's length negotiations between representatives of Fort Thomas Financial and Kentucky Financial.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

         KENTUCKY FINANCIAL. Since the formation of The Bank of Kentucky in 1990, the Board of Directors has focused on responsible growth. Between December 31, 1990 and 1994, the assets of The Bank of Kentucky increased from approximately $30 million to approximately $126 million. All of this growth occurred in Boone County, Kentucky, the county in which all of the offices of The Bank of Kentucky were then located.

         In 1994, The Bank of Kentucky desired to expand beyond Boone County and into Kenton County. Expansion possibilities were limited, however, by the requirements of the banking laws of the Commonwealth of Kentucky. These requirements prohibited The Bank of Kentucky from expanding beyond Boone County by establishing a branch office location in another county. However, Kentucky law permitted the acquisition of a financial institution in a county contiguous to Boone County through the formation of a holding company.

         Accordingly, The Bank of Kentucky formed Kentucky Financial as a bank holding company and entered into a reorganization agreement with Burnett Federal Savings Bank, a financial institution located in Kenton County, pursuant to which Burnett became a wholly-owned subsidiary of Kentucky Financial. Following the consummation of the reorganization, Burnett was merged into The Bank of Kentucky. Kentucky Financial and The Bank of Kentucky then experienced growth in a manner by which the assets of Kentucky Financial increased on a consolidated basis from $126 million at December 31, 1994, to $322.4 million at December 31, 1999.

         In 1999, the Board of Directors considered how to continue the responsible growth of The Bank of Kentucky. Identifying Campbell County as a possible growth opportunity, the Board of Directors examined acquisition possibilities in Campbell County. One of such possibilities was Fort Thomas Savings Bank. At or about that time, The Bank of Kentucky was contacted by Keefe, Bruyette & Woods to determine whether Kentucky Financial had an interest in investigating the possibility of acquiring Fort Thomas Financial. Kentucky Financial responded in the affirmative and thereafter examined the materials provided by Keefe, Bruyette & Woods on Fort Thomas Financial. Following the examination, management of Kentucky Financial conducted a due diligence review of the books and records of Fort Thomas Financial.

         In the process of evaluating a possible acquisition of Fort Thomas Financial, Kentucky Financial focused on the fact that, assuming the cost and expense savings estimated by Kentucky Financial, the merger would be immediately accretive to Kentucky Financial's earnings per share. Kentucky Financial also focused on Fort Thomas Financial's relatively low cost of funds resulting from the large core deposit base. This large deposit base also attracted Kentucky Financial because it would give Kentucky Financial the opportunity to increase income through cross-selling products available through Kentucky Financial, which were not available through Fort Thomas Financial. Finally, Kentucky Financial recognized that Fort Thomas Financial had a large number of residential loans, which would give Kentucky Financial the opportunity to package and sell these loans in the secondary market to generate income and provide liquidity. Based upon the evaluation, the Board of Directors concluded that a merger of Fort Thomas Financial with and into Kentucky Financial would be an attractive method of expanding the business of The Bank of Kentucky into Campbell County and would be in the best interests of Kentucky Financial shareholders.

         Accordingly, the Board of Directors authorized the executive officers of Kentucky Financial to negotiate with Fort Thomas Financial toward a suitable acquisition agreement. After the completion of the negotiations, the Board of Directors approved the merger agreement and authorized the executive officers to execute the agreement.

OPINION OF KEEFE, BRUYETTE & WOODS

         Pursuant to an engagement letter dated July 27, 1999, between Fort Thomas Financial and Keefe, Bruyette & Woods, Fort Thomas Financial retained Keefe, Bruyette & Woods to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, Keefe, Bruyette & Woods agreed, if requested by Fort Thomas Financial, to render an opinion with respect to the fairness, from a financial point of view to the stockholders of Fort Thomas Financial, of the consideration to be received by the shareholders in the merger. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. It is familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

         On December 21, 1999, Keefe, Bruyette & Woods delivered to the Fort Thomas Financial Board of Directors its written opinion that the consideration Fort Thomas Financial shareholders would receive in the merger was fair, from a financial point of view, as of the date of the opinion. Keefe, Bruyette & Woods updated its December 21, 1999, opinion as of the date of this document. No limitations were imposed by Fort Thomas Financial on Keefe, Bruyette & Woods with respect to the investigations made or the procedures followed in rendering its opinion.

         In connection with rendering its opinion, Keefe, Bruyette & Woods:

         - reviewed the merger agreement;

         - reviewed Fort Thomas Financial's Annual Reports, Proxy Statements and Form 10-K's for the years ended September 30, 1996, 1997, and 1998;

         - reviewed Fort Thomas Financial's Form 10-Q's for the quarters ended December 31, 1998, March 31, 1999, and June 30, 1999;

         - discussed with senior management and the boards of directors of Fort Thomas Financial and Fort Thomas Savings Bank the current position and prospective outlook for Fort Thomas Financial;

         - considered historical quotations and the prices of recorded transactions in Fort Thomas Financial's common stock since its initial public offering;

         - reviewed financial and stock market data of other savings institutions, including those in the mid-western region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies;

         - reviewed Kentucky Financial's audited financial statements, Form 10-K's and Proxy Statements for the years ended December 31, 1998, 1997, and 1996, and Form 10-Q's for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999;

         - discussed with senior management of Kentucky Financial the current position and prospective outlook for Kentucky Financial; and

         - performed other reviews and analyses as Keefe, Bruyette & Woods deemed appropriate.

         In connection with its review and arriving at its opinion, Keefe, Bruyette & Woods relied, without independent verification, on the accuracy and completeness of the material furnished by Fort Thomas Financial and Kentucky Financial and the material otherwise made available to Keefe, Bruyette & Woods, including information from published sources. It did not make any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations received from Fort Thomas Financial, Keefe, Bruyette & Woods assumed (with Fort Thomas Financial's consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of Fort Thomas Financial's management. Keefe, Bruyette & Woods did not make or obtain any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities, of Fort Thomas Financial or Kentucky Financial. Keefe, Bruyette & Woods further relied on the assurances of management of Fort Thomas Financial and Kentucky Financial that they are not aware of any facts that would make such information inaccurate or misleading.

         ANALYSIS OF RECENT COMPARABLE ACQUISITION TRANSACTIONS. In rendering its opinion, Keefe, Bruyette & Woods analyzed comparable merger and acquisition transactions of pending thrift deals, comparing the acquisition price relative to five industry-accepted ratios: (1) transaction price to tangible book value,
(2) transaction price to last twelve months' earnings, (3) transaction price to total assets, (4) transaction price to total deposits and (5) premium to core deposits. The analysis included a comparison of the average and median of the above ratios for pending and completed acquisitions, based on the following five comparable groups:

         - pending and completed acquisitions of thrifts anywhere in the United States since January 1, 1999;

         - pending and completed acquisitions of thrifts in which the target thrift had a deal value of less than $35 million;

         - pending and completed acquisitions of thrifts in which the target thrift had tangible equity as a percentage of assets of between 10% and 16%;

         - pending and completed acquisitions of thrifts in which the selling thrift had a return on average equity of between 6% and 10%; and

         - pending and completed acquisitions of thrifts in which the target thrift was located in the Midwest region of the United States.

         The information that appears in the table on the following page summarizes the material information analyzed by Keefe, Bruyette & Woods with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods' analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.


                                                    Deal Price to
                                 Tangible        LTM                                 Core Dep
                                   Book          Eps        Assets     Deposits      Premium
                                   ----          ---        ------     --------      -------

ALL TRANSACTIONS PENDING AND COMPLETED SINCE JANUARY 1, 1999
Pending
(# = 36)          Average         182.2%        26.5x        22.0%       31.2%        14.5%
                  Median          171.7%        24.5x        19.3%       24.9%        12.2%
Completed
(# = 58)          Average         184.6%        26.6x        19.8%       26.3%        12.6%
                  Median          165.0%        23.6x        18.4%       25.5%        10.8%

TARGET DEAL VALUE LESS THAN $35 MILLION
Pending
(# = 18)          Average         141.5%        22.4x        18.9%       26.0%         8.9%
                  Median          135.7%        18.3x        17.8%       26.2%         6.6%
Completed
(# = 25)          Average         155.9%        29.3x        19.1%       22.4%         8.9%
                  Median          162.9%        23.7x        16.0%       20.7%         8.1%

TARGET EQUITY TO ASSETS BETWEEN 10% AND 16%
Pending
(# = 8)           Average         171.7%        24.9x        21.0%       27.4%        16.1%
                  Median          151.9%        20.6x        19.9%       25.5%        10.7%
Completed
(# = 16)          Average         158.2%        29.3x        20.9%       27.9%        11.8%
                  Median          155.9%        28.1x        20.0%       27.4%        11.0%

TARGET THRIFT ROAE BETWEEN 6% AND 10%
Pending
(# = 8)           Average         174.2%        19.8x        20.9%       28.0%        13.3%
                  Median          171.7%        19.3x        18.9%       22.5%        15.1%
Completed
(# = 16)          Average         188.1%        24.9x        18.9%       27.7%        13.1%
                  Median          173.9%        24.2x        18.3%       27.6%        11.3%

TARGET LOCATED IN THE MIDWEST REGION
Pending
(# = 12)          Average         160.4%        26.6x        20.2%       28.8%        10.7%
                  Median          148.6%        24.7x        20.0%       28.4%        10.3%
Completed
(# = 21)          Average         190.0%        25.4x        20.8%       26.5%        14.1%
                  Median          155.5%        20.8x        16.9%       25.5%        10.1%

AVERAGE AND MEDIAN FOR TARGETS WITH COMPARABLE DEAL VALUE, EQUITY TO ASSETS AND ROAE
Pending
                  Average         162.5%        22.3x        20.3%       27.1%        12.8%
                  Median          153.1%        19.4x        18.9%       24.8%        10.8%
Completed
                  Average         167.4%        27.9x        19.6%       26.0%        11.3%
                  Median          164.2%        25.3x        18.1%       25.2%        10.1%


KENTUCKY FINANCIAL PROPOSAL
$18.06 Value of Kentucky          201.4%        27.0x        27.6%       38.8%        21.7%
Financial Stock *


*Kentucky Financial's share price for the month ended December 16, 1999, averaged approximately $32.00, multiplied by the exchange ratio of .5645 = $18.06

THE FULL TEXT OF THE OPINION OF KEEFE, BRUYETTE & WOODS, WHICH IS ATTACHED AS APPENDIX C TO THIS DOCUMENT, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KEEFE, BRUYETTE & WOODS, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF KEEFE, BRUYETTE & WOODS SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FORT THOMAS FINANCIAL

         The Board of Directors of Fort Thomas Financial unanimously recommends that the Fort Thomas Financial shareholders vote FOR the adoption of the merger agreement. The Board of Directors believes that the terms of the merger are fair to, and in the best interests of, Fort Thomas Financial's shareholders.

EXCHANGE OF FORT THOMAS FINANCIAL SHARES

         If the holders of at least two-thirds of Fort Thomas Financial shares approve the merger, if all necessary regulatory approvals are received and if all conditions to the completion of the merger are satisfied or waived, Fort Thomas Financial will merge with Kentucky Financial. The merger of Fort Thomas Financial with Kentucky Financial will be immediately followed by the merger of Fort Thomas Savings Bank into The Bank of Kentucky. After the mergers, Kentucky Financial will be the continuing and surviving corporation and The Bank of Kentucky will be the surviving bank subsidiary. At the effective time of the mergers, each Fort Thomas Financial share will be converted into the right to receive .5645 Kentucky Financial shares. All Fort Thomas Savings Bank shares will be cancelled and extinguished.

         Based on the _________ Fort Thomas Financial common shares issued and outstanding on ______________, 2000, the total number of Kentucky Financial shares to be issued to Fort Thomas Financial shareholders would be ____________ and the total amount of cash to be distributed to Fort Thomas Financial shareholders would be ____________, representing payment for fractional shares. Based on the number of Kentucky Financial shares issued and outstanding on ______________, 2000, the total number of outstanding shares of Kentucky Financial after the merger would be _____________, of which ____% would be held by the former Fort Thomas Financial shareholders.

FRACTIONAL SHARES

         Kentucky Financial will not issue fractional shares in the merger. Instead, Kentucky Financial will pay to each Fort Thomas Financial shareholder who otherwise would be entitled to receive a fraction of a Kentucky Financial share, cash based on the market price of shares of Kentucky Financial on the effective day of the merger.

EXCHANGE OF CERTIFICATES EVIDENCING KENTUCKY FINANCIAL SHARES AND FORT THOMAS FINANCIAL SHARES

         After the merger is effective, Kentucky Financial will mail to you a form letter of transmittal containing instructions for surrendering your Fort Thomas Financial share certificates. When you surrender your certificates for cancellation, together with a duly executed letter of transmittal, you will be entitled to receive a certificate for the number of Kentucky Financial shares to which you are entitled under the merger agreement. Until you surrender your certificates, Kentucky Financial will not pay you any dividends or other distributions and your rights as a shareholder of Kentucky Financial will be suspended.

         If you have lost or misplaced your Fort Thomas Financial share certificate, you should immediately call Fort Thomas Financial's transfer agent, Tanya Perry of Fifth Third Bank, at (513) 579-5405. She will mail to you instructions for replacing the lost certificate.

REPRESENTATIONS AND WARRANTIES

         Each of Kentucky Financial, The Bank of Kentucky, Fort Thomas Financial and Fort Thomas Savings Bank has made representations and warranties in the merger agreement regarding:

         - corporate organization and authority to engage in its business and in the merger;

         - conflicts;

         - required consents;

         - capital;

         - financial condition;

         - past conduct of business and compliance with laws;

         - regulatory reports and records;

         - environmental compliance;

         - insurance;

         - taxes;

         - legal proceedings; and

         - permits and licenses.

         In addition, Fort Thomas Financial and Fort Thomas Savings Bank have made representations and warranties regarding:

         - investments;

         - personal property and fixed assets owned or leased;

         - allowance for loan losses;

         - contracts;

         - employee benefit plans and ERISA compliance;

         - employment practices and compliance with employment laws; and

         - other matters.


COVENANTS

         During the period between December 21, 1999, and the completion of the merger, each of Fort Thomas Financial and Fort Thomas Savings Bank has agreed to conduct its business only in the ordinary and usual course, unless Kentucky Financial agrees otherwise in writing. Fort Thomas Financial and Fort Thomas Savings Bank also have agreed to obtain Kentucky Financial's prior written consent before:

         - authorizing, selling or issuing shares of Fort Thomas Financial;

         - declaring a dividend or other distribution;

         - effecting a stock split, recapitalization or reclassification;

         - amending their Articles of Incorporation, Code of Regulations, Charter or Bylaws;

         - purchasing, selling, assigning or transferring any material tangible or intangible asset;

         - making or committing to make a loan to any one person or entity in excess of $200,000 in the aggregate or in excess of a 90% loan-to-value ratio;

         - mortgaging or pledging any tangible or intangible assets or properties so as to materially or adversely affect the financial position of Fort Thomas Financial or Fort Thomas Savings Bank;

         - waiving any rights of material value or canceling material debts;

         - incurring a material obligation or liability other than those incurred in the ordinary course of business;

         - threatening, commencing or pursuing any legal actions relating to the business, operations or loans of Fort Thomas Financial or Fort Thomas Savings Bank;

         - causing a material adverse change in the amount or general composition of their deposit liabilities or loan portfolio;

         - entering into or amending any employment contract with any officer, increasing compensation payable to any officer of director, adopting or materially amending any employee benefit plans or making awards or distributions under employee benefit plans that are not consistent with past practice;

         - acquiring an equity interest in another entity;

         - making a material investment or material capital expenditure or commitment for a material addition to property, plant or equipment; or

         - allocating ESOP shares except pursuant to the termination of the ESOP and subsequent to the repayment of any ESOP indebtedness.

         Neither Fort Thomas Financial nor Fort Thomas Savings Bank may solicit or initiate any proposals or offers from any person, or discuss or negotiate with any person or entity, for any acquisition or purchase of all or a material amount of the assets of, any equity security of, or any merger, consolidation or business combination with, Fort Thomas Financial. Fort Thomas Financial or Fort Thomas Savings Bank may enter into discussions regarding any of these transactions if any person or entity makes an unsolicited proposal and the Fort Thomas Financial Board of Directors determines it must commence discussions as required by the good faith exercise of its fiduciary duties to the Fort Thomas Financial shareholders. Fort Thomas Financial must provide Kentucky Financial with written notice before commencing such discussions. If Fort Thomas Financial enters into an agreement with any person or entity for the acquisition or purchase of all or a material amount of Fort Thomas Financial's assets or equity securities, or for any merger, consolidation or business combination, Fort Thomas Financial shall pay Kentucky Financial $900,000.

         Fort Thomas Financial and Fort Thomas Savings Bank have agreed not to amend the stock option plans. Fort Thomas Financial will cause the holders of options that vest before the consummation of the merger to exercise those options before the merger becomes effective.

         Fort Thomas Financial and Fort Thomas Savings Bank have also agreed not to amend the management recognition plans, nor accelerate the vesting of awards already made under those plans. Before the merger is effective, Fort Thomas Financial will cause the trustees of the plans to transfer to Fort Thomas Financial the 18,885 Fort Thomas Financial shares held by the trustees and not awarded and the 9,066 unvested shares held by the trustees.

         Fort Thomas Financial has also agreed to cause its Board of Directors to retire the 127,405 treasury shares of Fort Thomas Financial, including the 27,951 management recognition plan shares noted above, and restore these shares to the status of authorized but unissued Fort Thomas Financial shares.

CONDITIONS

         Kentucky Financial, The Bank of Kentucky, Fort Thomas Financial and Fort Thomas Savings Bank may complete the merger only if:

         - the merger agreement is approved by the holders of at least two-thirds of the outstanding Fort Thomas Financial shares;

         - the parties receive regulatory approvals from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions;

         - Keefe, Bruyette & Woods has provided a written opinion that the consideration Fort Thomas Financial shareholders will receive in the merger is fair from a financial point of view; and

         - Kentucky Financial and Fort Thomas Financial have received an opinion of counsel that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.


         In addition, Kentucky Financial and The Bank of Kentucky will not be required to complete the merger unless the following conditions are satisfied:

         - Fort Thomas Financial and Fort Thomas Savings Bank's representations and warranties in the merger agreement are true in all material respects;

         - Fort Thomas Financial and Fort Thomas Savings Bank have satisfied, in all material respects, their obligations in the merger agreement;

         - there has been no material adverse change in the financial condition, assets, liabilities, properties or business of Fort Thomas Financial or Fort Thomas Savings Bank after December 21, 1999;

         - Fort Thomas Financial's shareholders' equity at the time of the merger is not less than $14,000,000, exclusive of up to $450,000 in expenses related to the merger and reserves, accruals and charges taken or established by Fort Thomas Financial or Fort Thomas Savings Bank at the request of Kentucky Financial;

         - the holders of not more than 5% of Fort Thomas Financial shares have delivered a demand for appraisal of their shares;

         - Fort Thomas Financial's Employee Stock Ownership Plan has been terminated;

         - Fort Thomas Financial and Fort Thomas Savings Bank have taken all necessary steps to terminate the 401(k) Plan and have filed an Application for Determination with the Internal Revenue Service;

         - Fort Thomas Financial and Fort Thomas Savings Bank have taken all necessary steps to withdraw from the Financial Institutions Retirement Fund;

         - Kentucky Financial has received a final written opinion from Crowe Chizek stating that the merger will qualify for the pooling of interests method of accounting;

         - each holder of vested Fort Thomas Financial stock options has exercised those options;

         - each holder of unvested Fort Thomas Financial stock options has executed a new stock option award agreement for Kentucky Financial stock options;

         - the maximum amount Fort Thomas Financial, Fort Thomas Savings Bank, Kentucky Financial and the Bank of Kentucky will have to pay with respect to the employment agreements to Larry N. Hatfield, J. Michael Lonnemann and Cynthia R. Towhey collectively is not more than $1,211,124; and

         - Fort Thomas Savings Bank and each of Larry Hatfield, J. Michael Lonnemann, Robert Grimm, Harold Luersen, Donald Beckmeyer and Steven McLane have executed amendments to each individual's respective deferred compensation agreements.

         Fort Thomas Financial and Fort Thomas Savings Bank will not be required to complete the mergers unless the following conditions are satisfied:

         - Kentucky Financial and The Bank of Kentucky's representations and warranties in the merger agreement are true in all material respects;

         - Kentucky Financial and The Bank of Kentucky have satisfied, in all material respects, their obligations in the merger agreement; and

         - there has been no material adverse change in the financial condition or business of Kentucky Financial or The Bank of Kentucky since December 21, 1999.

         Kentucky Financial and Fort Thomas Financial may waive any of the conditions unless the waiver is prohibited by law.

         Kentucky Financial has submitted applications to the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions seeking approval of the merger and a notice to the Office of Thrift Supervision. We anticipate that the Federal Reserve, the FDIC and the Kentucky Department of Financial Institutions will approve the merger and that the OTS will raise no objections. Kentucky Financial and Fort Thomas Financial are not aware of any basis for disapproving the merger. There can be no assurance, though, that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that would so reduce the benefits of the transactions contemplated by the merger that, had such condition or requirement been known, neither Kentucky Financial nor Fort Thomas Financial would have entered into the merger agreement.

EFFECTIVE TIME

         Following the satisfaction or waiver of all conditions in the merger agreement, we will file as soon as practicable Articles of Merger with the Secretary of State of the Commonwealth of Kentucky, a Certificate of Merger with the Secretary of State of the State of Ohio and a notice to the Office of Thrift Supervision in order to complete the merger. We anticipate that we will complete the merger in ____________ 2000.

TERMINATION AND AMENDMENT

         Either Kentucky Financial or Fort Thomas Financial may terminate the merger agreement or the merger under the circumstances described below, whether or not the shareholders already have voted to approve the merger agreement. Termination may occur by the mutual consent of Kentucky Financial, The Bank of Kentucky, Fort Thomas Financial and Fort Thomas Savings Bank, or by either Kentucky Financial or Fort Thomas Financial if:

         - the merger is not consummated by September 30, 2000; or

         - an event occurs that would preclude satisfaction of or compliance with any of the conditions in the merger agreement.

         The merger agreement may be amended at any time before or after the special meeting of Fort Thomas Financial shareholders. An amendment of the merger agreement which materially and adversely affects the rights of the shareholders of Fort Thomas Financial and which takes place after the special meeting of shareholders, however, will not be made without further approval of the Fort Thomas Financial shareholders. If necessary, Fort Thomas Financial will seek approval at a subsequent meeting of shareholders.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

         Certain members of Fort Thomas Financial management have interests in the merger in addition to their interests solely as Fort Thomas Financial shareholders.

         ADVISORY BOARD. At the effective time of the merger, Kentucky Financial will form an advisory board consisting of Robert L. Grimm, Larry N. Hatfield, Harold A. Luersen, Donald J. Beckmeyer and J. Steven McLane, who are the current directors of Fort Thomas Financial, and J. Michael Lonnemann, who is the Vice President and Secretary of Fort Thomas Financial. The advisory board will advise Kentucky Financial on issues regarding the merger of the business of Fort Thomas Financial and Kentucky Financial. Each member of the advisory board will serve for two years. Members will be paid a fee for services in the amount of $8,000 per year.

         CONSULTING AGREEMENTS. Each of Larry N. Hatfield and J. Michael Lonnemann will enter into a Consulting Agreement with Kentucky Financial. The Consulting Agreement will have a two-year term and provide for a payment of $2,601 per month to each individual. Each individual will provide advisory services to Kentucky Financial with respect to matters affecting the business of Kentucky Financial or The Bank of Kentucky.

         TERMINATION OF EMPLOYEE STOCK OWNERSHIP PLAN. Before the merger is effective, Fort Thomas Financial and Fort Thomas Savings Bank will terminate their employee stock ownership plan (ESOP). Upon consummation of the merger, all Fort Thomas Financial shares held by the ESOP trustee will be exchanged for Kentucky Financial shares in accordance with the merger agreement. The trustee will use these shares to retire the loan from Fort Thomas Financial to the ESOP. If there are any Kentucky Financial shares left after the loan is retired, those shares shall be allocated and distributed to ESOP participants.

         EXCHANGE OF STOCK OPTIONS. At the effective time of the merger, the unvested options to purchase 22,670 Fort Thomas Financial shares granted to officers and directors of Fort Thomas Financial will be cancelled. Kentucky Financial will substitute options to purchase Kentucky Financial shares for 22,038 of the cancelled options to purchase 22,670 Fort Thomas Financial shares. The number of options to purchase Kentucky Financial shares to be granted to each individual Fort Thomas Financial director and officer shall be determined by multiplying the number of shares of Fort Thomas Financial stock subject to each option held by the individual by .5645.

         Options to purchase 21,406 shares of Fort Thomas Financial at $6.91 per share vesting on January 29, 2001, will be replaced with options to purchase 12,084 Kentucky Financial shares with an exercise price of $12.24 per share. The remaining options to purchase 632 Fort Thomas Financial shares at $12.82 per share vesting on January 29, 2001, will be replaced with options to purchase 357 Kentucky Financial shares at $22.71 per share.

         Kentucky Financial has agreed to register the Kentucky Financial shares issuable upon exercise of the substituted options to purchase Kentucky Financial shares.

         PAYMENTS UNDER EMPLOYMENT AGREEMENTS. Each of Larry N. Hatfield, J. Michael Lonnemann and Cynthia R. Towhey has an employment agreement with Fort Thomas Financial and Fort Thomas Savings Bank. Under these employment agreements, each individual is entitled to a payment equal to three times the individual's average annual compensation over the last five years upon his or her termination in the event of a change of control of Fort Thomas Financial. Completion of the merger will constitute a change of control under the employment agreements. Kentucky Financial has agreed to pay the amounts due under the employment agreements, but its obligation shall not exceed the aggregate amount of $1,211,124.

         DEFERRED COMPENSATION AGREEMENTS. Each of Larry N. Hatfield, J. Michael Lonnemann, Robert L. Grimm, Harold A. Luersen, Donald J. Beckmeyer, and J. Steven McLane entered into a deferred compensation agreement with Fort Thomas Savings Bank dated November 1, 1992. The deferred compensation agreements were amended on December 20, 1999. Kentucky Financial and The Bank of Kentucky agreed to compensate each deferred compensation participant in accordance with the terms of these deferred compensation agreements, as amended. To the extent required by applicable law and accounting principles, the payments required by the agreements will be reflected as liabilities on the books of Kentucky Financial and The Bank of Kentucky.

         INDEMNIFICATION AND INSURANCE. For a period of three years after the merger is completed, Kentucky Financial will indemnify the former directors and officers of Fort Thomas Financial to the fullest extent permitted by Kentucky Financial's Articles of Incorporation and By-laws. An individual shall only receive indemnification upon the individual's assignment to Kentucky Financial of any applicable insurance proceeds to the extent of the indemnity. Kentucky Financial has also agreed to extend its directors' and officers' liability insurance to cover the directors and officers of Fort Thomas Financial.

RESALE OF KENTUCKY FINANCIAL COMMON SHARES

         Kentucky Financial has registered the Kentucky Financial shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Kentucky Financial shares will be freely transferable, except for Kentucky Financial common shares received by persons who may be deemed to be affiliates of Fort Thomas Financial. The term "affiliate" is defined in Rule 145 promulgated under the Securities Act and generally includes executive officers and directors. Affiliates may not sell their Kentucky Financial shares, except (a) pursuant to an effective registration statement under the Securities Act covering their Kentucky Financial shares or (b) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. THE SUMMARY OF THE MERGER AGREEMENT AND ITS TERMS AND CONDITIONS SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

FEDERAL INCOME TAX CONSEQUENCES

         Kentucky Financial and The Bank of Kentucky have received an opinion of Vorys, Sater, Seymour and Pease LLP that the merger will produce the following material federal income tax consequences:

         WITH RESPECT TO FORT THOMAS FINANCIAL SHAREHOLDERS:

         1. You will recognize no gain or loss upon the receipt of shares of Kentucky Financial in exchange for your shares of Fort Thomas Financial.

         2. Your adjusted basis in the Kentucky Financial shares you receive will be the same as the adjusted basis of the Fort Thomas Financial shares you surrendered in exchange for the Kentucky Financial shares.

         3. The holding period for the Kentucky Financial shares you receive after the merger will include the period during which you held the Fort Thomas Financial shares you surrendered.

         4. If you dissent to the merger and receive solely cash in exchange for your Fort Thomas Financial shares, the cash will be treated as a distribution in redemption of your Fort Thomas Financial shares, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. Unless the redemption is treated as a dividend under Section 302(d) of the Internal Revenue Code, you will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Fort Thomas Financial shares redeemed. This gain or loss will be capital gain or loss if the Fort Thomas Financial shares are held by you as a capital asset at the time of the merger. If, on the other hand, the redemption is treated as a dividend under
              Section 302(d) of the Internal Revenue Code, the full amount of cash you receive will be treated as ordinary income to the extent of Fort Thomas Financial's current or accumulated earnings and profits.

         5. If you receive a payment of cash in lieu of a fraction of a Kentucky Financial share, the receipt will be treated as if the fractional share were distributed as part of the exchange and then redeemed by Kentucky Financial. The payment you receive will be treated as a distribution in full payment and exchange for the share redeemed as provided in Section 302(a) of the Internal Revenue Code, unless such distribution is essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Internal Revenue Code.

         WITH RESPECT TO FORT THOMAS FINANCIAL AND KENTUCKY FINANCIAL:

         1. The merger of Fort Thomas Financial into Kentucky Financial will be a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

         2. No gain or loss will be recognized by Fort Thomas Financial or Kentucky Financial as a result of the merger.

         3. The basis of the assets of Fort Thomas Financial in the hands of Kentucky Financial will be the same as the basis of such assets in the hands of Fort Thomas Financial immediately prior to the merger.

         4. The holding period of the assets of Fort Thomas Financial in the hands of Kentucky Financial will include the period during which the assets were held by Fort Thomas Financial.

         BECAUSE OF THE COMPLEXITIES OF THE FEDERAL, STATE AND LOCAL TAX LAWS, WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR.

ACCOUNTING TREATMENT

         The merger will be treated as a pooling of interests for accounting purposes. Accordingly, the assets and liabilities of The Bank of Kentucky, Fort Thomas Financial and Fort Thomas Savings Bank will be combined with those of Kentucky Financial and carried forward at historical cost. In addition, the statements of operations of The Bank of Kentucky, Fort Thomas Financial and Fort Thomas Savings Bank will be retroactively combined with the statements of operations of Kentucky Financial on a consolidated basis. The obligations of Kentucky Financial under the merger agreement are conditioned upon its receipt of an opinion from its independent auditors that Kentucky Financial may treat the merger as a pooling of interests for accounting purposes.

REGULATORY APPROVALS

         Kentucky Financial and Fort Thomas Financial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the acquisition, which includes applications to the FDIC and the Federal Reserve Board and notice to the Office of Thrift Supervision and Kentucky Department of Financial Institutions.[Kentucky Financial and Fort Thomas Financial have completed the filing of these applications and notifications prior to the date of this document.] The merger cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and, if obtained, there can be no assurance of the date of any such approvals or the absence of any litigation challenging these approvals. Kentucky Financial and Fort Thomas Financial are not aware of any other regulatory approvals or actions that are required prior to the parties' consummation of the merger other than those described below.

         FEDERAL RESERVE BOARD. The merger is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956 and the Federal Reserve Act. Kentucky Financial has filed the required application and notifications with the Federal Reserve Board for approval of the merger. Assuming Federal

Reserve Board approval is received, the merger may not be consummated until thirty days after the approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than fifteen days. The Federal Reserve Board is prohibited from approving any transactions under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect on any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary financial institutions. It will also consider the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account the performance record of Kentucky Financial and Fort Thomas Financial in meeting the credit needs of the entire community. The Bank Holding Company Act and Federal Reserve regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Kentucky Financial for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting in connection with the application if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of our application.

         If the Department of Justice were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve Board.

         FDIC. The merger is subject to approval by the FDIC pursuant to the Federal Deposit Insurance Act. Kentucky Financial has filed the required application and notifications with the FDIC for approval of the merger. Assuming FDIC approval is received, the merger may not be consummated until thirty days after the approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The FDIC is prohibited from approving any transactions under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect on any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the FDIC finds the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         OFFICE OF THRIFT SUPERVISION. A savings association must notify the Office of Thrift Supervision before merging with an insured depository institution where a savings association will not be the resulting institution. In notifying the OTS of the merger, the savings association must provide the OTS with a letter describing the transaction or a copy of the application filed with the primary regulatory agency. The notice must demonstrate compliance with shareholder approval requirements for the proposed merger. The notice must be filed at least 30 days before the merger is effective, but no later than the date on which application is filed with the primary regulator.

         KENTUCKY DEPARTMENT OF FINANCIAL INSTITUTIONS. The Kentucky Department of Financial Institutions requires that a Kentucky state bank notify the Kentucky Department of Financial Institutions before acquiring a savings bank. Notification is made by submitting a copy of the application filed with the primary regulator.

                    DESCRIPTION OF KENTUCKY FINANCIAL SHARES

AUTHORIZED STOCK

         Kentucky Financial's authorized capital stock consists of 15,000,000 shares of common stock, without par value.

SPECIAL MEETING

         Special meetings of shareholders of Kentucky Financial may be called only by the Board of Directors, by the president or by a majority of the holders of at least one-fifth of the outstanding Kentucky Financial shares entitled to vote at a meeting of Kentucky Financial shareholders.

PREEMPTIVE RIGHTS

         The Kentucky Financial Articles of Incorporation do not grant preemptive rights to the holders of Kentucky Financial shares. Under Kentucky law, for corporations organized after January 1, 1989, preemptive rights do not exist unless they are specifically granted by the corporation's Articles of Incorporation.

VOTING RIGHTS

         The holders of Kentucky Financial shares are entitled to cast one vote per share on all matters submitted to shareholders for their approval. The Articles of Incorporation permit cumulative voting in the election of directors.

BOARD OF DIRECTORS

         Kentucky Financial's Articles of Incorporation provide for a staggered Board of Directors consisting of not less than nine or more than fifteen directors, divided into three classes and elected for three-year terms. The number of directors is currently fixed at eleven. Therefore, it would take two annual elections to replace a majority of the board. The By-laws require that any shareholder nomination for the election of directors must be submitted in writing, containing specific information regarding the nominee, by the later of the November 30th immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting.

         A majority of the directors then in office may fill vacancies on the Board of Directors, even if a majority of the directors then in office constitutes less than a majority of the Board of Directors.

         Kentucky Financial's Articles of Incorporation authorize the removal of a director for cause by a vote of the majority of Kentucky Financial's outstanding shares.

ANTITAKEOVER PROVISIONS IN KENTUCKY FINANCIAL'S ARTICLES OF INCORPORATION AND BYLAWS

         The affirmative vote of the holders of at least 75% of the voting power of Kentucky Financial is required to authorize any of the following transactions, unless the directors of Kentucky Financial recommend their approval:

         - a proposed amendment to Kentucky Financial's Amended Articles;

         - a proposed amendment to the By-laws of Kentucky Financial;

         - a proposal to change the number of directors by action of the shareholders;

         - an agreement of merger or consolidation providing for the proposed merger or consolidation of Kentucky Financial with or into one or more other corporations;

         - a proposed combination or majority share acquisition involving the issuance of Kentucky Financial shares and requiring shareholder approval;

         - a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of Kentucky Financial; or

         - a proposed dissolution of Kentucky Financial.

         If the directors recommend that shareholders approve any of the foregoing transactions, the affirmative vote of only a majority of the voting power of Kentucky Financial would be required to approve such transactions, unless expressly otherwise provided by statute.

         Kentucky Financial's By-laws provided that shareholder nominations for the election of directors must be made in writing and must be delivered or mailed to the Secretary of Kentucky Financial. In the case of a nominee proposed for election as a director at an annual meeting of shareholders, such written notice must be received by the Secretary of Kentucky Financial on or before the later of (1) the November 30th immediately preceding such annual meeting or (2) the sixteenth day before the first anniversary of the most recent annual meeting of shareholders of Kentucky Financial held for the election of directors. If, however, the annual meeting for the election of directors in any year is not held on or before the thirty-first day next following such anniversary, the written notice must be received by the Secretary no later than the close of business on the seventh day following the day on which notice of the annual meeting was mailed to shareholders. In the case of a nominee proposed for election as a director at a special meeting of shareholders, such written notice of a proposed nominee shall be received by the Secretary of Kentucky Financial no later than the close of business on the seventh day following the day on which notice of the special meeting was mailed to shareholders.

         The written notice of a proposed nominee must set forth: (1) the name, age and business or residence address of each nominee proposed in the notice;
(2) the principal occupation or employment of each nominee; and (3) the number of Kentucky Financial shares owned beneficially and/or of record by each nominee and the length of time any such shares have been so owned.

         In view of the various provisions of the Kentucky Financial Articles of Incorporation, the aggregate share ownership by the directors and officers of Kentucky Financial may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal. The Board of Directors of Kentucky Financial believes that such provisions are in the best interests of the shareholders by encouraging prospective acquirers to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of Kentucky Financial's shares or deprive shareholders of the opportunity to sell their shares for premium prices.


          COMPARISON OF RIGHTS OF HOLDERS OF KENTUCKY FINANCIAL SHARES
                   AND HOLDERS OF FORT THOMAS FINANCIAL SHARES

         As a result of the merger, all of the shareholders of Fort Thomas Financial at the effective time of the merger will become shareholders of Kentucky Financial. There are certain differences between the rights of Kentucky Financial shareholders and the rights of Fort Thomas Financial shareholders arising from the distinctions between the Kentucky Financial Articles of Incorporation and By-laws and the Fort Thomas Financial Articles of Incorporation and Code of Regulations. However, the rights of the holders of Kentucky Financial shares and those of holders of Fort Thomas Financial are similar in most material aspects. The material differences are addressed below.

AUTHORIZED STOCK

         The Kentucky Financial Articles of Incorporation authorize 15,000,000 common shares, without par value. The Fort Thomas Financial Articles of Incorporation authorize 4,000,000 common shares, $.01 par value per share, and 1,000,000 preferred shares, $.01 par value per share.

DIRECTOR NOMINATIONS

         Kentucky Financial shareholders generally must submit director nominations by the November 30th preceding the annual meeting. Fort Thomas Financial shareholders generally must submit director nominations to the secretary of Fort Thomas Financial not less than 30 nor more than 60 days prior to the shareholders meeting. If less than 40 days notice of the meeting is given to the shareholders, notice of a director nomination must be given no later than the close of the tenth day following the day notice was mailed to the shareholders.

ANTITAKEOVER PROVISIONS

         Certain provisions of the Kentucky Financial Articles of Incorporation and Kentucky Financial By-laws, which are discussed above under "Description of Kentucky Financial Shares," could deter or prohibit changes in majority control of the Board of Directors or non-negotiated acquisitions of control of Kentucky Financial.

         The following is a discussion of certain provisions of the Fort Thomas Financial Articles of Incorporation and Code of Regulations which could deter or prohibit changes in majority control of the Board of Directors or non-negotiated acquisitions of control of Fort Thomas Financial.

         BOARD OF DIRECTORS. The Articles of Incorporation provide that the directors are to be elected for three-year terms, approximately one-third to be elected each year.

         Fort Thomas Financial's Articles of Incorporation provide that a director may be removed only for cause by the affirmative vote of at least 50% of the outstanding shares entitled to vote in the election of directors.

         LIMITATIONS ON CALL OF MEETINGS OF SHAREHOLDERS. Fort Thomas Financial's Articles of Incorporation provide that special meetings of shareholders may only be called by Fort Thomas Financial's chairman of the board, president or Board of Directors or by the written request of holders of at least 50% of all outstanding shares entitled to vote at the meeting.

         RESTRICTIONS ON ACQUISITIONS OF SECURITIES. Until June 27, 2000, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent of any class of securities of Fort Thomas Financial, unless the offer or acquisition has been approved in advance by a two-thirds vote of the continuing directors. Continuing directors are (1) the members of the Board of Directors who are unaffiliated with a related person and were members of the Board of Directors prior to the time the a related person became a related person and (2) any successors of the continuing directors who are recommended to succeed the continuing directors by a majority of continuing directors then on the Board of Directors. Related person means (1) any individual, corporation, partnership or other person or entity which together with its "affiliates" beneficially owns in the aggregate ten percent or more of the outstanding shares of Fort Thomas Financial and (2) any "affiliate" of any such individual, corporation, partnership or other person or entity. An affiliate is a person that, directly or indirectly, controls, is controlled by, or is under common control with the person specified. For a period of five years from the completion of the Fort Thomas Savings Bank conversion, if any person directly or indirectly acquires beneficial ownership of more than ten percent of any class of securities of Fort Thomas Financial in violation of this section of the Articles of Incorporation, the securities beneficially owned in excess of ten percent will not be counted as shares entitled to vote and will not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the shareholders.

         After June 27, 2000, any person may acquire beneficial ownership of more than ten percent of any class of equity securities of Fort Thomas Financial without the prior approval of two-thirds of the continuing directors. If prior approval is not obtained, the record holder shall be entitled to cast only one-hundredth of a vote for those shares held by the recordholder that are in excess of ten percent of the outstanding shares of Fort Thomas Financial; and in the case of several recordholders, the aggregate voting of these record holders shall be allocated proportionately among them.

         BUSINESS COMBINATIONS. The Articles of Incorporation of Fort Thomas Financial provide that a "business combination" requires a greater percentage of shareholder approval than other matters. Unless at least two-thirds of the continuing directors approve the business combination at a meeting where a quorum of continuing directors is present, the approval of the holders of (1) at least 80% of the outstanding shares entitled to vote and (2) at least a majority of the outstanding shares entitled to vote, not including shares deemed beneficially owned by a related person, shall be required in order to authorize the business combination. Each of the following constitutes a business combination:

         - any merger, share exchange or consolidation of Fort Thomas Financial with or into a related person;

         - any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of more than 25% of the total assets of Fort Thomas Financial or of Fort Thomas Savings Bank to a related person;

         - any merger or consolidation of a related person with Fort Thomas Financial or Fort Thomas Savings Bank;

         - any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other capital device, of at least 25% of the total assets of a related person to Fort Thomas Financial or Fort Thomas Savings Banks;

         - the issuance of any shares of Fort Thomas Financial or Fort Thomas Savings Bank to a related person;

         - the acquisition by Fort Thomas Financial or Fort Thomas Savings Bank of any securities of a related person;

         - any reclassification of the shares of Fort Thomas Financial, or any recapitalization involving the shares of Fort Thomas Financial; and

         - any agreement, contract or other arrangement providing for any of the above transactions.

         A related person is (1) any individual, corporation, partnership or other person or entity that together with its affiliates beneficially owns 10% or more of the outstanding shares of Fort Thomas Financial and (2) any affiliate of the above individual, corporation, partnership or other person or entity. Shares of Fort Thomas Financial that a related person has the right to acquire pursuant to any agreement or upon the exercise of conversion rights, warrants or options shall be deemed beneficially owned by the related person.

         AUTHORIZATION OF PREFERRED STOCK. Fort Thomas Financial's Articles of Incorporation authorize the issuance of up to 1,000,000 shares of serial preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. Fort Thomas Financial is authorized to issue preferred shares from time to time, and the Board of Directors is authorized to amend the Articles of Incorporation to provide for the specific terms of serial preferred stock to be issued in series and to fix and state the rights, preferences, limitations and relative, participating, optional or other special rights of the shares of each series, and the qualifications, limitations or restrictions of the serial preferred stock. Issuance of the preferred shares could adversely affect the relative voting rights of common shareholders. In the event of a proposed merger, tender offer or other attempt to gain control of Fort Thomas Financial, the Board of Directors does not approve, it may be possible for the Board of Directors to authorize the issuance of a series of preferred shares with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred shares, therefore, may be to defer a future takeover attempt. The preferred shares, none of which have been issued by Fort Thomas Financial, together with authorized but unissued common shares (the Articles of Incorporation authorize the issuance of up to 4,000,000 shares of common stock), also could represent additional capital required to be purchased by the acquirer, which might make an acquisition too expensive for an acquirer.

         AMENDMENT OF ARTICLES OF INCORPORATION. Fort Thomas Financial's Articles of Incorporation provide that specified provisions contained in the Articles of Incorporation may not be repealed, replaced, altered, amended or rescinded, except upon the affirmative vote of not less than 80% of the outstanding shares of Fort Thomas Financial entitled to vote at a meeting of shareholders called for that purpose. A majority of the outstanding shares is sufficient to repeal, alter, amend or rescind the specified provisions in the Articles of Incorporation, if it is first approved by a majority of the continuing directors. The specific provisions are those:

         - governing the number of Fort Thomas Financial Directors constituting the Board of Directors;

         - providing for the indemnification of directors, officers, employees and agents of Fort Thomas Financial;

         - governing the ability of shareholders to take action by a unanimous signed written consent, the calling of special meetings, the place where meetings may be held and the procedure for nominating directors or proposing new business;

         - governing the number of directors of Fort Thomas Financial;

         - the filling of vacancies on the Board of Directors and the classification of the Board of Directors;

         - providing the mechanism for removing directors;

         - regarding the duties of directors;

         - pertaining to the prohibition of share purchases as discussed above;

         - pertaining to the approval of business combinations as discussed above;

         - governing the procedure for amending the Code of Regulations; and

         - governing the procedure for amending the Articles of Incorporation.

               ANTITAKEOVER LAWS APPLICABLE TO KENTUCKY FINANCIAL

         Certain federal and state laws can make a change in control more difficult, even if desired by the holders of the majority of the Kentucky Financial or Fort Thomas Financial shares. The laws described below apply to Kentucky Financial.

KENTUCKY ANTITAKEOVER STATUTE

         Kentucky Revised Statute 271B.12-210 applies to a broad range of "business combinations" between a Kentucky corporation, such as Kentucky Financial and an "interested shareholder" or an "affiliate" or "associate" of an interested shareholder. Section 271B.12-200 defines a business combination to include most related party transactions consisting of a merger, consolidation, sale and other dispositions of assets or issuance of voting stock.

An interested shareholder is defined to include any person (other than the corporation of any of its majority-owned subsidiaries) who beneficially owns, directly or indirectly, 10% of more of the outstanding voting stock of a corporation or who is an affiliate of the corporation and at any time during the five-year period prior to the proposed business combination beneficially owned, directly or indirectly, 10% or more of the outstanding voting stock of the corporation.

         Kentucky Revised Statute 271B.12-210 prohibits a corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the shareholder became an interested shareholder, unless a majority of the independent members of the Board of Directors approve the business combination before the shareholder becomes an interested shareholder. In addition, Kentucky Revised Statute 271B.12-210 provides that any business combination must be approved by either:

         - a majority of the "independent directors" who are also "continuing directors"; or

         - the affirmative vote of at least:

           - eighty percent (80%) of the votes entitled to be cast by outstanding shares of voting stock of the corporation; and

           - the affirmative vote of at least two-thirds (2/3) of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or by an affiliate or associate of such interested shareholders.

         An independent director is any director who is not an officer or full-time employee of Kentucky Financial or an affiliate or associate of an interested shareholder or any of its affiliates. A continuing director is any director who is not an affiliate or associate of an interested shareholder and who was a director before the interested shareholder became an interested shareholder, and any successor to a continuing director who is not an affiliate or associate of an interested shareholder and was recommended or elected by a majority of the continuing directors at a meeting at which a quorum consisting of a majority of the continuing directors is present.

FEDERAL REGULATION

         The Change in Bank Control Act provides that no person acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a bank holding company unless at least 60 days prior written notice is given to the Federal Reserve Bank and the Federal Reserve Bank has not objected to the proposed acquisition.

         The Bank Holding Company Act prohibits any company, directly or indirectly, or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured institution without the prior approval of the Federal Reserve Bank. In addition, any company that acquires such control becomes a bank holding company subject to registration, examination and regulation of a bank holding company by the Federal Reserve Bank.

         The term control for purposes of the Change in Bank Control Act and the Bank Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings bank or to control, in any manner, the election of a majority of the directors of the savings bank. It also includes a determination by the Federal Reserve Bank that such company or person has the power, directly, to exercise a controlling influence over or to direct the management or policies of the savings bank.

         Federal Reserve Bank regulations also set forth certain rebuttable control determinations which arise upon:

         - the acquisition of any voting securities of a bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 25 percent or more of any class of voting securities of the institution; or

         - the acquisition of any voting securities of a bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls or holds with power to vote 10 percent or more (but less than 25 percent) of any class of voting securities of the institution and if

         - the institution has registered securities under Section 12 of the Exchange Act; or

         - no other person will own a greater percentage of that class of voting securities immediately after the transaction.

         The regulations also specify the criteria that the Federal Reserve Bank uses to evaluate control applications. The Federal Reserve Bank is empowered to disapprove an acquisition of control if it finds, among other things, that:

         - the acquisition would substantially lessen competition;

         - the financial condition of the acquiring person might jeopardize the institution or its depositors; or

         - the competency, experience, or integrity of the acquiring person indicates that it would not be in the interests of the depositors, the institution, or the public to permit the acquisition of control by such person.

              ANTITAKEOVER LAWS APPLICABLE TO FORT THOMAS FINANCIAL

         The following laws apply to Fort Thomas Financial:

OHIO CONTROL SHARE ACQUISITION ACT

         The Ohio Control Share Acquisition Act provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed "control share acquisition." A control share acquisition is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

         - one-fifth or more but less than one-third of the voting power;

         - one-third or more but less than a majority of the voting power; or

         - a majority or more of such voting power.

        Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The Control Share Acquisition Act does not apply to a corporation whose Articles of Incorporation or regulations so provide. Fort Thomas Financial has not opted out of the application of the Control Share Acquisition Act.

OHIO MERGER MORATORIUM STATUTE

         Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an "issuing public corporation" and an "interested shareholder" for at least three years after the interested shareholder attains 10% ownership, unless the Board of Directors of the issuing public corporation approves the transaction before the interested shareholders attains 10% ownership. An interested shareholder is a person who owns 10% or more of the shares of the corporation. An issuing public corporation is defined as an Ohio corporation with 50 or more stockholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the deposition of assets and the transfer of shares. Subsequent to the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

         - the Board of Directors approves the transaction;

         - the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the Articles of Incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

         - the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares.

         Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its Articles of Incorporation. The merger moratorium provisions apply to Fort Thomas Financial, and Fort Thomas Financial has not taken any corporate action to opt out of the Ohio merger moratorium statute.

FEDERAL REGULATION

         Office of Thrift Supervision regulations prohibit any person, without prior approval of the Office of Thrift Supervision, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of the stock. In the event that any person violates this regulation, the securities beneficially owned by such person that are in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of shareholders. These federal regulations can make a change in control more difficult, even if desired by the holders of a majority of the outstanding shares.

         Federal regulations require that, prior to obtaining control of a savings association, a person other than a company must give 60 days' prior notice to the Office of Thrift Supervision and have received no Office of Thrift Supervision objection to the acquisition of control. Any company must obtain Office of Thrift Supervision approval before acquiring control of a savings association. Upon the acquisition of a savings association, the company becomes a "savings and loan holding company," subject to registration, examination and regulation by the Office of Thrift Supervision as a savings and loan holding company.

         Control, as defined under federal law, generally means ownership, control or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquirer also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the Office of Thrift Supervision a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action that would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

               DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

KENTUCKY FINANCIAL

         The By-laws of Kentucky Financial provide that Kentucky Financial shall indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement because they are or were directors or officers of Kentucky Financial or, at the request of Kentucky Financial, were directors, officers, employees or agents of another organization. The director or officer will only be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of Kentucky Financial. With regard to criminal matters, a director or officer must be indemnified by Kentucky Financial if the director or officer had no reasonable cause to believe his or her conduct was unlawful.

         Indemnification will only be made upon a determination that the director or officer has met the applicable standard of conduct discussed above. This determination will be made by the shareholders or by a majority vote of a quorum of directors who are not parties to the action.

         Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Kentucky Financial in advance if authorized by the Board of Directors and upon receipt of an undertaking by the director or officer to repay such amount if it is later determined that the director or officer is not entitled to be indemnified by Kentucky Financial.

         A director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred without further determination that he or she has met the applicable conduct standard if the director or officer succeeds in defense of any action discussed above.

FORT THOMAS FINANCIAL

         Article VII of Fort Thomas Financial's Articles of Incorporation provides for indemnification of Fort Thomas Financial's directors and officers. Any person who is or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of Fort Thomas Financial, because he is or was a director, officer, employee or agent of Fort Thomas Financial, or is or was serving at the request of Fort Thomas Financial, as a director, trustee, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit, or proceeding, if the person claiming indemnity acted in good faith and in a manner reasonable believed to be in or not opposed to the best interests of Fort Thomas Financial. With respect to any criminal action or proceeding, the person seeking indemnity must have had no reasonable cause to believe the conduct was unlawful.

         Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Fort Thomas Financial to procure a judgment in its favor, by reason of the fact that such person was a director, officer, employee, or agent of Fort Thomas Financial, or was serving at Fort Thomas Financial's request, shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit, if the person seeking indemnity acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Fort Thomas Financial, except no indemnification shall be made in respect of any of the following:

         - any claim, issue or matter in which the person is found liable for negligence or misconduct in the performance of such person's duties to Fort Thomas Financial, unless the court in which such action was brought determines that despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court deems proper; and

         - any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which pertains to unlawful loans, dividends or distribution of assets by Fort Thomas Financial at the direction of the Board of Directors.

         If a director, trustee, officer, employee or agent is successful on the merits in defense of any action, suit or proceeding referred to above, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred in connection with the action, suit or proceeding.

         Indemnification shall be made by Fort Thomas Financial only upon a determination that the person seeking indemnity has met the applicable standard of conduct. Such determination shall be made by the directors of Fort Thomas Financial in accordance with the Ohio Revised Code.

                                  LEGAL MATTERS

         The federal income tax consequences of the merger will be passed upon for Kentucky Financial by Vorys, Sater, Seymour and Pease LLP, Suite 2100, Atrium Two, 221 East Fourth Street, P.O. Box 0236, Cincinnati, Ohio 45201-0236. Legal matters in connection with the merger, including the legality of the Kentucky Financial shares to be issued in connection with the merger, will be passed upon for Kentucky Financial by Ziegler & Schneider, P.S.C., 541 Buttermilk Pike, Suite 500, Covington, Kentucky 41017.

         Ziegler & Schnieder is general counsel to Kentucky Financial. Wilbert
L. Ziegler is a shareholder in Ziegler & Schneider. Mr. Ziegler and Ziegler & Schneider beneficially own an aggregate of approximately 111,775 shares, including Kentucky Financial shares subject to options held by Mr. Ziegler.

         Other than Ziegler & Schneider, none of the legal counsel listed in this document has or will receive a substantial interest, direct or indirect, in Kentucky Financial, nor were the counsel compensated for the rendering of their services on a contingency fee basis.


                                     EXPERTS

         The consolidated financial statements of Kentucky Financial at December 31, 1999 and 1998 and for each of the three years ended December 31, 1999, incorporated by reference in this document, have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, as stated in their report appearing in Kentucky Financial's 1999 Annual Report to shareholders. The financial statements have been included in reliance upon the report of Crowe, Chizek and given upon their authority as experts in accounting and auditing.

         The financial statements of Fort Thomas Financial at September 30, 1999 and 1998, and for each of the three years ended September 30, 1999, incorporated by reference in this document, have been audited by VonLehman and Company, Inc., independent certified public accountants, as stated in their report appearing in Fort Thomas Financial's 1999 Annual Report to shareholders. The financial statements have been included in reliance upon the report and given upon their authority as experts in accounting and auditing.

               PROPOSALS FOR THE 2001 ANNUAL SHAREHOLDERS' MEETING

         Fort Thomas Financial will only hold an annual meeting in 2001 if the merger is not completed. Any proposals of shareholders submitted for inclusion in the proxy statement for the 2001 annual meeting, if the meeting is held, must be received at the principal executive offices of Fort Thomas Financial, 25 North Fort Thomas Avenue, Fort Thomas, Kentucky 41075, Attention: Secretary, no later than September 4, 2000. If a shareholder desires to bring business before the 2001 annual meeting that is not a proposal submitted to Fort Thomas Financial for inclusion in Fort Thomas Financial's proxy statement, notice must be received by the Secretary of Fort Thomas Financial not less than 30 days nor more than 60 days prior to the meeting. If less than

40 days' notice of the meeting is given to shareholders, notice must be received by the Secretary not later than the close of business of the 10th day following the day which notice of the meeting was mailed to shareholders. If a shareholder intends to present a proposal at the annual meeting without including the proposal in the proxy statement related to that meeting, and if the proposal is not received by November 15, 2000, then the proxies designated by the Board of Directors of Fort Thomas Financial for the 2001 annual meeting may vote in their discretion on that proposal any shares for which they have been appointed proxies without mention of the matter in the proxy statement or on the proxy card for that meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Kentucky Financial has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933 for the Kentucky Financial shares to be issued to Fort Thomas Financial shareholders in the merger. This document is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit information, exhibits and undertakings that are contained in the Registration Statement on Form S-4 from this document.

         In addition, Kentucky Financial and Fort Thomas Financial file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You can inspect and copy the Registration Statement and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by Kentucky Financial and Fort Thomas Financial, at the following location:

           Securities and Exchange Commission's Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

         Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330. KENTUCKY FINANCIAL AND FORT THOMAS FINANCIAL ARE ELECTRONIC FILERS, AND THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE FOLLOWING WEB
ADDRESS: http://www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" into this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later-filed documents incorporated by reference in this document. You should read the information relating to the companies contained in this document and the information in the documents incorporated by reference.

         This document incorporates by reference the documents listed below that Kentucky Financial or Fort Thomas Financial have previously filed with the Securities and Exchange Commission and any future filings made by them with the Securities and Exchange Commission before the special meeting of shareholders under Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934, as amended.

KENTUCKY FINANCIAL
Commission Filings (File No.0-25960)               Period/Date
-----------------------------------                -----------

Annual Report on Form 10-K                      Year ended December 31, 1999

FORT THOMAS FINANCIAL
Commission Filings (File No. 0-26242)          Period/Date
------------------------------------           -----------

Annual Report to Shareholders                  Year ended September 30, 1999
Quarterly Report on Form 10-Q                  Quarter ended December 31, 1999

         We have included copies of Kentucky Financial's 1999 Annual Report to Stockholders and Fort Thomas Financial's 1999 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, with this document.

         YOU CAN RECEIVE THE DOCUMENTS INCORPORATED BY REFERENCE (WITHOUT EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS DOCUMENT) WITHOUT CHARGE BY CALLING OR WRITING THE FOLLOWING PERSONS:


         The Bank of Kentucky Financial Corporation   Fort Thomas Financial Corporation
         P.O. Box 577                                 25 North Fort Thomas Avenue
         Florence, Kentucky 41022-0577                Fort Thomas, Kentucky 41075
         Attention: Robert W. Zapp                    Attention: Larry N. Hatfield
         (606) 371-2340                               (606) 441-3302

         IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS BY ____________, 2000. YOU MAY ALSO OBTAIN COPIES OF THE DOCUMENTS FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH ITS WEBSITE AT THE ADDRESS PROVIDED ABOVE.

         Following the merger, Kentucky Financial will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until _____________, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   Appendix A
                                   ----------

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "AGREEMENT"), made and entered into this 21st day of December, 1999, by and among The Bank of Kentucky Financial Corporation, a bank holding company incorporated under the laws of Kentucky (hereinafter referred to as "BKFC"); The Bank of Kentucky, Inc., a state bank incorporated under the laws of Kentucky (hereinafter referred to as the "BANK"); Fort Thomas Financial Corporation, a savings and loan holding company incorporated under the laws of Ohio (hereinafter referred to as "FTFC"); and Fort Thomas Savings Bank, FSB, a federal savings bank incorporated under the laws of the United States (hereinafter referred to as "FSB");

                                   WITNESSETH:

         WHEREAS, the authorized capital of BKFC consists of 15,000,000 shares of stock, each without par value, 5,286,575 of which are issued and outstanding;

         WHEREAS, the authorized capital of the BANK consists of 500,000 shares of stock, $5.00 par value per share, 100 of which are issued and outstanding and are owned of record by BKFC;

         WHEREAS, the authorized capital of FTFC consists of 4,000,000 common shares, par value $.01 per share, 1,573,775 of which are issued and 1,474,321 of which are outstanding, and 1,000,000 preferred shares, par value $.01 per share, none of which is issued or outstanding;

         WHEREAS, the authorized capital of FSB consists of 10,000,000 shares of common stock, $.01 par value per share, 100 of which are issued and outstanding and held of record by FTFC; and

         WHEREAS, the Boards of Directors of BKFC, the BANK, FTFC and FSB believe that the merger of FTFC with and into BKFC and the subsequent merger of FSB with and into the BANK are in the best interests of each of them and their shareholders;


         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, BKFC, the BANK, FTFC and FSB, each intending to be legally bound, hereby agree as follows:

                                   ARTICLE ONE

                                   THE MERGER

         SECTION 1.01. MERGER OF FTFC AND BKFC. (a) In accordance with the terms and subject to the conditions of this AGREEMENT, Chapter 1701 of the Ohio Revised Code (hereinafter referred to as the "ORC") and Chapter 271B of the Kentucky Revised Statutes (hereinafter referred to as the "KRS"), FTFC shall merge with and into BKFC at the BKFC EFFECTIVE TIME (hereinafter defined); BKFC shall be the continuing, surviving and resulting corporation in the merger of FTFC with and into BKFC (hereinafter referred to as the "BKFC MERGER SURVIVOR"); BKFC shall continue to exist as a bank holding company incorporated under the laws of Kentucky; and BKFC shall be the only one of BKFC and FTFC to continue its separate corporate existence after the BKFC EFFECTIVE TIME.

                  (b) The name of the BKFC MERGER SURVIVOR in the merger of FTFC with and into BKFC (hereinafter referred to as the "BKFC MERGER") shall be "The Bank of Kentucky Financial Corporation" and the principal office and the registered office of the BKFC MERGER SURVIVOR shall be located at 1065 Burlington Pike, Florence, Kentucky 41042.

                  (c) The purposes for which the BKFC MERGER SURVIVOR shall be formed shall be identical to the purposes for which BKFC was formed.

                  (d) The authorized capital of the BKFC MERGER SURVIVOR shall consist of 15,000,000 shares of stock, each without par value.

                  (e) The Articles of Incorporation of BKFC, as amended, shall be the Articles of Incorporation, as amended, of the BKFC MERGER SURVIVOR until amended in accordance with law.

                  (f) The Bylaws of BKFC at the BKFC EFFECTIVE TIME shall be the Bylaws of the BKFC MERGER SURVIVOR until amended in accordance with law.

                  (g) After the BKFC EFFECTIVE TIME, the persons identified on the schedule attached hereto as Exhibit A shall be the officers and directors of the BKFC MERGER SURVIVOR, each to hold office in accordance with applicable law and regulations.

                  (h) At and after the BKFC EFFECTIVE TIME, the BKFC MERGER SURVIVOR consents to be sued and served with process in the State of Ohio and irrevocably appoints the Secretary of State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the BKFC MERGER SURVIVOR any obligation of FTFC or to enforce the rights of any DISSENTING SHAREHOLDER (hereinafter defined).

                  (i) Robert W. Zapp, whose address is 1065 Burlington Pike, Florence, Kentucky 41042, a natural person and resident of Boone County, Kentucky, the county in which the registered office of the BKFC MERGER SURVIVOR is to be located, shall be the statutory agent in Kentucky upon whom any process, notice or demand against FTFC, BKFC or the BKFC MERGER SURVIVOR may be served.

         SECTION 1.02. MERGER OF FSB AND THE BANK. (a) In accordance with the terms and subject to the conditions of this AGREEMENT, Chapter 271B of the KRS and Section 552.13 of the Regulations of the Office of Thrift Supervision (hereinafter referred to as the "OTS"), FSB shall merge with and into the BANK at the BANK EFFECTIVE TIME (hereinafter defined); the BANK shall be the continuing, surviving and resulting corporation in the merger of FSB with and into the BANK (hereinafter referred to as the "BANK MERGER SURVIVOR"); the BANK shall continue to exist as a state bank incorporated under the laws of Kentucky; and the BANK shall be the only one of FSB and the BANK to continue its separate corporate existence after the BANK EFFECTIVE TIME.

                  (b) The name of the BANK MERGER SURVIVOR in the merger of FSB with and into the BANK (hereinafter referred to as the "BANK MERGER") shall be "The Bank of Kentucky, Inc."

                  (c) The purposes for which the BANK MERGER SURVIVOR shall be formed shall be identical to the purposes for which the BANK was formed.

                  (d) The authorized capital of the BANK MERGER SURVIVOR shall consist of 500,000 shares of stock, $5.00 par value per share.

                  (e) The Articles of Incorporation and Bylaws of the BANK, as in effect immediately before the BANK EFFECTIVE TIME, shall be the Articles of Incorporation and Bylaws of the BANK MERGER SURVIVOR after the BANK EFFECTIVE TIME until amended in accordance with law.

                  (f) After the BANK EFFECTIVE TIME, the persons identified on the schedule attached hereto as Exhibit B shall be the officers and directors of the BANK MERGER SURVIVOR, each to hold office in accordance with applicable law and regulations.

                  (g) After the BANK EFFECTIVE TIME, the offices of the BANK and FSB at the locations listed on the schedule attached hereto as Exhibit C shall be the offices of the BANK MERGER SURVIVOR.

                  (h) Robert W. Zapp, whose address is 1065 Burlington Pike, Florence, Kentucky 41042, a natural person and resident of Boone County, the county in which the registered office of the BANK MERGER SURVIVOR is to be located, shall be the statutory agent in Kentucky upon whom any process, notice or demand against FSB, the BANK or the BANK MERGER SURVIVOR may be served.

         SECTION 1.03. CLOSING AND EFFECTIVE TIMES. (a) The closing of the transactions contemplated by this AGREEMENT (hereinafter referred to as the "CLOSING") shall take place at a time and on a date selected mutually by BKFC and FTFC following the satisfaction or waiver of the last of the conditions set forth in Article Seven of this AGREEMENT to be satisfied or waived.

                  (b) On the day of the CLOSING, BKFC and FTFC shall cause (i) Articles of Merger in respect of the BKFC MERGER to be filed with the Secretary of State of the Commonwealth of Kentucky in accordance with Section 271B.11-050 of the KRS and (ii) a Certificate of Merger in respect of the BKFC MERGER to be filed with the Secretary of State of the State of Ohio in accordance with Chapter 1701 of the ORC. The BKFC MERGER shall become effective at 11:58 p.m. on the date of such filings or on such later date as may be set forth in such Articles of Merger and Certificate of Merger (herein referred to as the "BKFC EFFECTIVE TIME").

                  (c) On the day of the CLOSING, the BANK and FSB shall cause Articles of Merger in respect of the BANK MERGER to be filed with the Secretary of State of the Commonwealth of Kentucky in accordance with Section 271B.11-050 of the KRS. The BANK MERGER shall become effective at 11:59 p.m. on the date of such filing or on such later date as may be set forth in such Articles of Merger (herein referred to as the "BANK EFFECTIVE TIME").

         SECTION 1.04. STRUCTURE. In the event that BKFC elects in its sole discretion to change the structure of the BANK MERGER in a manner by which FSB will be merged with an interim federal savings bank formed by BKFC as a wholly owned subsidiary of BKFC and will survive such merger, FTFC and FSB shall enter into an amendment of this AGREEMENT with BKFC and the BANK to provide for such change in structure.


                                   ARTICLE TWO

                         CONVERSION AND CANCELLATION OF
                  SHARES IN THE BKFC MERGER AND THE BANK MERGER

         SECTION 2.01. CONVERSION AND CANCELLATION OF SHARES. (a) At the BKFC EFFECTIVE TIME and as a result of the BKFC MERGER, automatically and without further act of BKFC, FTFC or the holders of FTFC common shares or BKFC shares of stock, the following shall occur:

                           (i) Each outstanding FTFC common share shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Section 2.02 of this AGREEMENT, to receive .5645 share of BKFC stock (hereinafter referred to as the "EXCHANGE RATE"); provided, however, that in the event of the payment by BKFC of any stock dividends, stock splits or distributions in, or combinations or subdivisions of, BKFC shares of stock between the date of this AGREEMENT and the BKFC EFFECTIVE TIME, the EXCHANGE RATE shall be adjusted appropriately;

                           (ii) Each of the options to purchase 21,406 FTFC common shares at an exercise price of $6.91 per share which was granted pursuant to the STOCK OPTION PLANS (hereinafter defined) and which does not vest until January 29, 2001 (hereinafter collectively referred to as the "$6.91 UNVESTED OPTIONS"), shall be canceled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Section 2.02 of this AGREEMENT, to receive from BKFC an option to purchase for $12.24 per share a number of BKFC shares of stock equal to the product of (I) the number of FTFC common shares subject to the $6.91 UNVESTED OPTIONS of each such holder, multiplied by (II) the EXCHANGE RATE; provided, however, that each such option shall be granted by BKFC subject to the terms and upon the conditions of a stock option agreement in the form of the Stock Option Award Agreement attached hereto as Exhibit D (hereinafter referred to as the "STOCK OPTION AWARD AGREEMENT");

                           (iii) Each of the options to purchase 1,264 FTFC common shares at an exercise price of $12.82 per share which was granted pursuant to the STOCK OPTION PLANS (hereinafter defined) and which vests on and after January 29, 2001 (hereinafter collectively referred to as the "$12.82 UNVESTED OPTIONS"), shall be canceled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Section 2.02 of this AGREEMENT, to receive from BKFC an option to purchase for $22.71 per share a number of BKFC shares of stock equal to the product of (I) the number of FTFC common shares subject to the portion of the $12.82 UNVESTED OPTIONS which vests on January 29, 2001 of each such holder, multiplied by (II) the EXCHANGE RATE; provided, however, that each such option shall be granted by BKFC subject to the terms and upon the conditions of a STOCK OPTION AWARD AGREEMENT;

                           (iv) Each issued FTFC common share which is not outstanding and which is held in the FTFC treasury shall be cancelled and extinguished; and

                           (v) The outstanding shares of stock of BKFC before the BKFC EFFECTIVE TIME shall remain issued and outstanding after the BKFC EFFECTIVE TIME as shares of stock of the BKFC MERGER SURVIVOR.

                  (b) At the BANK EFFECTIVE TIME and as a result of the BANK MERGER, automatically and without further act of the BANK, FSB, BKFC or FTFC,
(i) each share of common stock of FSB shall be cancelled and extinguished and
(ii) the shares of stock of the BANK issued and outstanding immediately before the BANK EFFECTIVE TIME shall be and constitute the issued and outstanding shares of the BANK MERGER SURVIVOR immediately after the BANK EFFECTIVE TIME.

         SECTION 2.02. SHARE CERTIFICATES IN THE BKFC MERGER AND THE BANK MERGER. (a) As soon as practicable after the BKFC EFFECTIVE TIME, BKFC shall mail to each holder of record of FTFC common shares a form letter of transmittal and instructions for use in effecting the surrender for exchange of the certificates evidencing the FTFC common shares cancelled and extinguished as a result of the BKFC MERGER (hereinafter referred to collectively as the "CERTIFICATES" and individually as the "CERTIFICATE"). Upon surrender of a CERTIFICATE for cancellation, together with such letter of transmittal, duly executed, the holder of such CERTIFICATE shall be entitled to receive in exchange therefor a certificate evidencing the BKFC shares of stock to which the holder is entitled in accordance with the provisions of this AGREEMENT, and the CERTIFICATE so surrendered shall thereafter be cancelled forthwith.

                   (b) In the event that any holder of FTFC common shares cancelled and extinguished in accordance with this AGREEMENT is unable to deliver the CERTIFICATE which evidences such shares of the holder, BKFC, in the absence of actual notice that any shares theretofore evidenced by any such CERTIFICATE have been acquired by a bona fide purchaser, shall deliver to such holder the amount to which such holder is entitled in accordance with the provisions of this AGREEMENT upon the presentation of all of the following:

                           (i) Evidence to the reasonable satisfaction of BKFC that any such CERTIFICATE has been lost, wrongfully taken or destroyed;

                           (ii) Such security or indemnity as may be reasonably requested by BKFC to indemnify and hold BKFC harmless; and

                           (iii) Evidence to the reasonable satisfaction of BKFC that such person is the owner of the shares theretofore represented by each CERTIFICATE claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such CERTIFICATE for exchange pursuant to this AGREEMENT.

                  (c) In the event that the issuance of BKFC shares of stock or payment in lieu of fractional shares in accordance with this AGREEMENT is to be made to a person other than the person in whose name the CERTIFICATE surrendered is registered, the CERTIFICATE so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the CERTIFICATE surrendered or establish to the satisfaction of BKFC that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each CERTIFICATE shall represent for all purposes the right to receive the number of whole BKFC shares of stock and cash in lieu of fractional shares as determined pursuant to this AGREEMENT.

                  (d) No dividends or other distributions declared after the BKFC EFFECTIVE TIME with respect to BKFC shares of stock and payable to the holders of record thereof after the BKFC EFFECTIVE TIME shall be paid to the holder of any unsurrendered CERTIFICATE until the holder thereof shall surrender such CERTIFICATE. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a CERTIFICATE, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to BKFC shares of stock represented by such CERTIFICATE.

                  (e) Each holder of a $6.91 UNVESTED OPTION and each holder of a $12.82 UNVESTED OPTION (hereafter referred to collectively as the "UNVESTED OPTIONS") shall surrender to BKFC at the BKFC EFFECTIVE TIME the agreement(s) in respect of such UNVESTED OPTION and shall enter into a STOCK OPTION AWARD AGREEMENT with BKFC.

                  (f) No certificates or scrip representing fractional shares of BKFC shares of stock shall be issued upon the surrender for exchange of CERTIFICATES and no option to purchase fractional shares of BKFC stock shall be issued upon cancellation of UNVESTED OPTIONS. No dividend or distribution with respect to BKFC shares of stock shall be payable on or with respect to any such fractional shares and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a BKFC shareholder. In lieu of any such fractional share, BKFC shall pay to each former holder of FTFC common shares or UNVESTED OPTIONS who otherwise would be entitled to receive a fraction of a BKFC share of stock, or option in respect thereof, an amount in cash equal to the product of (i) the market price of a share of stock of BKFC on the day of the BKFC EFFECTIVE TIME, multiplied by (ii) such fraction.

                  (g) As soon as practicable after the BANK EFFECTIVE TIME, the certificate(s) evidencing the FSB shares of common stock cancelled and extinguished as a result of the BANK MERGER shall be surrendered to BKFC for cancellation. At and after the BANK EFFECTIVE TIME, the certificate(s) evidencing the outstanding shares of stock of the BANK before the BANK EFFECTIVE TIME shall evidence the outstanding shares of stock of the BANK MERGER SURVIVOR after the BANK EFFECTIVE TIME.

         SECTION 2.03. COMPLIANCE WITH SECTION 2.02. No BKFC shares of stock or payment in lieu of fractional shares shall be delivered by BKFC to any former holder of FTFC common shares in accordance with this AGREEMENT until any such holder shall have complied with paragraphs (a) through (e) of Section 2.02 of this AGREEMENT.

         SECTION 2.04. PAYMENT IN SATISFACTION OF RIGHTS. All payments made upon the surrender of CERTIFICATES pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such CERTIFICATES.

        SECTION 2.05. NO FURTHER REGISTRATION OF TRANSFER. After the BKFC EFFECTIVE TIME, there shall be no further registration of transfer of FTFC common shares on the stock transfer books of FTFC. In the event that, after the BKFC EFFECTIVE TIME, CERTIFICATES evidencing such shares are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

         SECTION 2.06. DISSENTING SHARES. Notwithstanding anything in this AGREEMENT to the contrary, the FTFC common shares which are outstanding immediately before the BKFC EFFECTIVE TIME and which are held by shareholders who shall not have voted such shares in favor of this AGREEMENT, who shall have delivered to BKFC or FTFC a written demand for appraisal of such shares in the manner provided in Section 1701.85 of the ORC and who shall have otherwise complied fully with all of the requirements of Section 1701.85 of the ORC shall not be converted into or be exchangeable for the right to receive the consideration provided in this AGREEMENT; provided, however, that (a) each of such shares (herein referred to as the "DISSENTING SHARES") shall nevertheless be cancelled and extinguished in accordance with this AGREEMENT; (b) the holder of DISSENTING SHARES, upon full compliance with the requirements of Section 1701.85 of the ORC, shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the ORC; and (c) in the event (i) any holder of DISSENTING SHARES shall subsequently withdraw such holder's demand for appraisal of such shares within sixty days after the BKFC EFFECTIVE TIME or shall fail to establish such holder's entitlement to appraisal rights in accordance with Section 1701.85 of the ORC, or (ii) any holder of DISSENTING SHARES has not filed a petition demanding a determination of the value of such shares within the period provided in Section 1701.85 of the ORC, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the consideration provided in this AGREEMENT.

         SECTION 2.07. SEPARATE EXISTENCE. (a) At and after the BKFC EFFECTIVE TIME, the separate existence of FTFC shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the BKFC MERGER SURVIVOR, the officers of BKFC and FTFC shall execute, acknowledge and deliver such instruments and do such acts.

                  (b) At and after the BANK EFFECTIVE TIME, the separate existence of FSB shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the BANK MERGER SURVIVOR, the officers of the BANK and FSB shall execute, acknowledge and deliver such instruments and do such acts.

         SECTION 2.08. PROPERTY. (a) At and after the BKFC EFFECTIVE TIME, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights and credits owned by BKFC and FTFC at the BKFC EFFECTIVE TIME, or which would inure to any of them, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the BKFC MERGER SURVIVOR, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by BKFC and FTFC before the BKFC EFFECTIVE TIME. The BKFC MERGER SURVIVOR shall be deemed to be and shall be a continuation of the entity and identity of BKFC. All of the rights and obligations of BKFC or FTFC shall not revert or in any way be impaired by reason of the BKFC MERGER. Any claim existing, or action or proceeding pending, by or against either BKFC or FTFC, may be prosecuted to judgment with right of appeal as if the BKFC MERGER had not taken place or the BKFC MERGER SURVIVOR may be substituted in its place.

                  (b) At and after the BANK EFFECTIVE TIME, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights and credits owned by BANK and FSB at the BANK EFFECTIVE TIME, or which would inure to any of them, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the BANK MERGER SURVIVOR, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the BANK and FSB before the BANK EFFECTIVE TIME. The BANK MERGER SURVIVOR shall be deemed to be and shall be a continuation of the entity and identity of the BANK. All of the rights and obligations of the BANK or FSB shall not revert or in any way be impaired by reason of the BANK MERGER. Any claim existing, or action or proceeding pending, by or against either the BANK or FSB, may be prosecuted to judgment with right of appeal as if the BANK MERGER had not taken place or the BANK MERGER SURVIVOR may be substituted in its place.

         SECTION 2.09. CREDITOR'S RIGHTS. (a) At and after the BKFC EFFECTIVE TIME, all the rights of creditors of each of BKFC and FTFC shall be preserved unimpaired, and all liens upon the property of BKFC and FTFC shall be preserved unimpaired on only the property affected by any such lien immediately before the BKFC EFFECTIVE TIME.

                  (b) At and after the BANK EFFECTIVE TIME, all the rights of creditors of each of the BANK and FSB shall be preserved unimpaired, and all liens upon the property of the BANK and FSB shall be preserved unimpaired on only the property affected by any such lien immediately before the BANK EFFECTIVE TIME.

         SECTION 2.10. DEPOSITS. (a) At the BANK EFFECTIVE TIME and as a result of the BANK MERGER, each FSB savings deposit or other account then existing shall, automatically and without further act of the BANK or FSB or the holder thereof, be cancelled and extinguished. In substitution and exchange for each FSB passbook savings deposit so cancelled and extinguished, the holder thereof shall automatically receive from the BANK MERGER SURVIVOR a passbook savings account with a beginning balance equal in dollar amount to the dollar amount of the FSB passbook savings deposit account so cancelled and extinguished and otherwise on the same terms as other passbook savings accounts accepted by the BANK at the BANK EFFECTIVE TIME. In substitution for each FSB savings deposit, other than a passbook savings deposit, so cancelled and extinguished, the holder thereof shall automatically receive from the BANK MERGER SURVIVOR a savings account with a beginning balance equal in dollar amount to the dollar amount of the FSB savings deposit account so cancelled and extinguished and otherwise having the same terms as the FSB savings deposit so cancelled and extinguished.

                  (b) The holder of each FSB savings deposit or other account cancelled and extinguished in accordance with Section 2.10(a) of this AGREEMENT shall forthwith be entered on the records of the BANK MERGER SURVIVOR as the holder of an appropriate savings deposit or other account in an amount determined as provided in Section 2.10(a) and, until Section 2.10(c) of this AGREEMENT shall have been complied with, each passbook, certificate of deposit or other document issued by FSB and evidencing a valid and binding FSB savings deposit or other document shall be deemed, for all purposes, to evidence a savings deposit or other like account of the BANK MERGER SURVIVOR.

                  (c) Each person who, as a result of the BANK MERGER, holds a passbook, certificate of deposit or other document issued by FSB which theretofore evidenced a FSB savings deposit or other account shall surrender each such passbook, certificate or other document to the BANK MERGER SURVIVOR. Upon such surrender, the BANK MERGER SURVIVOR shall deliver in substitution therefor an account book or other document evidencing the savings deposit or other account received by such person in accordance with Section 2.10(c) of this AGREEMENT.


                                  ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES OF FTFC AND FSB

         FTFC and FSB jointly and severally represent and warrant to BKFC and the BANK that each of the following is true and accurate in all material respects:

         SECTION 3.01. ORGANIZATION AND STANDING. (a) FTFC is a corporation duly organized, validly existing and in good standing under the laws of Ohio; is duly registered with the OTS as a savings and loan holding company; and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Except as set forth in Section 3.01(a) of the schedule delivered by FTFC to BKFC on December 20, 1999 (hereinafter referred to as the "DISCLOSURE SCHEDULE"), FTFC is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the Securities and Exchange Commission (hereinafter referred to as the "SEC"), the OTS and the Federal Deposit Insurance Corporation (hereinafter referred to as the "FDIC"). Except for the ownership of the outstanding shares of FSB, FTFC is not engaged in any business and does not own any real or other personal property.

                  (b) FSB is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States; has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted; and is a member of the Federal Home Loan Bank of Cincinnati (hereinafter referred to as the "FHLB of Cincinnati"). The savings accounts and deposits of FTFC are insured up to applicable limits by the FDIC. Except as set forth in
Section 3.01(b) of the

DISCLOSURE SCHEDULE, FSB is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the OTS and the FDIC.

         SECTION 3.02. QUALIFICATION. Each of FTFC and FSB is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of either of FTFC or FSB.

         SECTION 3.03. AUTHORITY. (a) Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the BKFC MERGER and the BANK MERGER, by the OTS, by FTFC, as the sole shareholder of FSB, and by the requisite vote of the FTFC shareholders, (i) each of FTFC and FSB has all of the requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (ii) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of FTFC and FSB; and (iii) this AGREEMENT is the valid and binding agreement of each of FTFC and FSB, enforceable against each of FTFC and FSB in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by each of FTFC and FSB.

         SECTION 3.04. GOVERNING DOCUMENTS. FTFC and FSB have delivered to BKFC true and accurate copies of the Articles of Incorporation and Code of Regulations of FTFC and the Charter and Bylaws of FSB and have granted BKFC access to all records of all meetings and other corporate actions by the shareholders, Boards of Directors and Committees of the Boards of Directors of FTFC and FSB. The minute books of FTFC and FSB contain, in all material respects, complete and accurate records of all meetings and other corporate actions of the FTFC and FSB shareholders, Boards of Directors and Committees of the Boards of Directors.

         SECTION 3.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby, including the BKFC MERGER and the BANK MERGER, will not, (a) subject to the approval of this AGREEMENT and the BKFC MERGER by FTFC, as the sole shareholder of FSB, and by the requisite vote of the FTFC shareholders, conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of FTFC or the Charter or Bylaws of FSB; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which either FTFC or FSB is a party or by which FTFC, FSB or their property or assets is bound; (c) require the consent of any party to any agreement or commitment to which either FTFC or FSB is a party or by which FTFC, FSB or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations or financial condition of FTFC and FSB, taken as a whole; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of either FTFC or FSB or give rise to any meritorious cause of action against either FTFC or FSB; or, (e) subject to the approval of this AGREEMENT by the OTS, by FTFC, as the sole shareholder of FSB, and by the requisite vote of the FTFC shareholders, violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of the OTS and the FDIC.

         SECTION 3.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by FTFC or FSB in connection with the execution and delivery of this AGREEMENT by FTFC or FSB or the consummation by FTFC or FSB of the transactions contemplated hereby, including the BKFC MERGER and the BANK MERGER, except for filings, authorizations, consents or approvals required by the SEC, the OTS and the Ohio Secretary of State.

         SECTION 3.07. FTFC AND FSB SHARES. (a) (i) The authorized capital of FTFC consists of 4,000,000 common shares, $.01 par value per share, 1,573,775 of which are issued and 1,474,321 of which are outstanding and held of record by approximately 650 shareholders, and 1,000,000 preferred shares, $.01 par value per share, none of which is issued or outstanding. All of the issued and outstanding common shares of FTFC are duly authorized, validly issued, fully paid and nonassessable; were issued in full compliance with all applicable laws and regulations; and were not issued in violation of the preemptive right of any depositor of FSB or shareholder of FTFC. FTFC has no outstanding class of capital stock other than such common shares.

                           (ii) Except for the options to purchase for $6.91 per
share an aggregate of 107,016 common shares of FTFC granted to two FSB employees and to four FTFC directors and options to purchase for $12.82 an aggregate of 3,148 common shares of FTFC granted to four FTTC directors in accordance with the 1996 FTFC Key Employee Stock Compensation Program and the 1996 FTFC Directors Stock Option Plan (hereinafter referred to as the "STOCK OPTION PLANS"), there are no outstanding subscription rights, options, conversion rights, warrants or other agreements, plans or commitments of any nature whatsoever (either firm or conditional) obligating FTFC (I) to issue, deliver or sell, cause to be issued, delivered or sold, or restricting FTFC from selling any additional FTFC common shares or any FTFC preferred shares, or (II) to grant, extend or enter into any such agreement, plan or commitment. The STOCK OPTION PLANS were approved by the holders of the requisite majority of outstanding common shares of FTFC on January 29, 1996, and have not been amended since the date of such approval. Of the options to purchase an aggregate of 110,164 common shares of FTFC granted under the terms and subject to the conditions of the STOCK OPTION PLANS, options to purchase 65,460 are vested on the date hereof and are exercisable in accordance with the terms and subject to the conditions of the STOCK OPTION PLANS; options to purchase 22,034 will vest on January 29, 2000, and will thereafter be exercisable in accordance with the terms and subject to the conditions of the STOCK OPTION PLANS; options to purchase 22,038 will vest on January 29, 2001, and will not be exercisable in accordance with the terms and subject to the conditions of the STOCK OPTION PLANS until January 29, 2001; and options to purchase 632 will vest on January 29, 2002, and will not be exercisable in accordance with the terms and subject to the conditions of the STOCK OPTION PLANS until January 29, 2002. Options to purchase 47,214 FTFC are reserved for issuance under the STOCK OPTION PLANS and have not been granted. Except as set forth in this Section 3.07, no stock appreciation rights or other grants or awards have been issued, granted or awarded under the STOCK OPTION PLANS.

                           (iii) The 1996 FTFC Management Recognition Plan for
Officers and Trust Agreement and the 1996 FTFC Management Recognition Plan for Directors and Trust Agreement (hereinafter referred to as the "MRPs"), were approved by the holders of the requisite majority of outstanding common shares of FTFC on January 29, 1996, and have not been amended since the date of such approval. In accordance with the terms of the MRPs, an aggregate of 62,951 common shares of FTFC was purchased in open market transactions by the trustees of the MRPs between February 23, and May 23, 1996. Of such 62,951 common shares, an aggregate of 44,068 common shares of FTFC has been awarded to two FSB employees and to four FTFC directors (hereinafter collectively referred to as the "MRP PARTICIPANTS"), 26,182 of which have vested and have been distributed to the MRP PARTICIPANTS; 8,814 of which are scheduled to vest on January 29, 2000, immediately after which they will be distributed to the MRP PARTICIPANTS; 8,814 of which are scheduled to vest on January 29, 2001; and 252 of which are scheduled to vest on January 29, 2002. In the event the BKFC EFFECTIVE TIME occurs before January 29, 2001, none of the MRP PARTICIPANTS, nor any other person or entity, will have any right to receive, or any claim in respect of, the 8,814 common shares of FTFC which are scheduled to vest under the MRPs on January 29, 2001, or any earnings thereon, or the 252 common shares of FTFC which are scheduled to vest under the MRPs on January 29, 2002, or any earnings thereon. Awards in respect of 18,885 FTFC common shares owned of record by the MRPs have not been made and none of the MRP PARTICIPANTS have any right to receive, or any claim in respect of, any or all of such 18,885 common shares or any earnings thereon.

                           (iv) The FTFC Employee Stock Ownership Plan
(hereinafter referred to as the "ESOP") owns of record 122,098 common shares of FTFC, 83,430 of which have been allocated to the accounts of ESOP participants and 38,668 of which are unallocated. The outstanding balance of the loan obtained by the ESOP from FTFC to purchase the FTFC common shares owned of record by the ESOP equaled $387,000 on the date hereof.

                  (b) The authorized capital of FSB consists of 10,000,000 common shares, $.01 par value per share, 100 of which are issued and outstanding and held of record by FTFC, and 5,000,000 preferred shares, $.01 par value per share, none of which is issued or outstanding. All of the outstanding common shares of FSB are duly authorized, validly issued, fully paid and nonassessable; were issued in full compliance with all applicable laws and regulations; and were not issued in violation of the preemptive right of any depositor or shareholder of FSB. FSB has no outstanding class of capital stock other than such common shares. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating FSB (i) to issue, deliver or sell, cause to be issued, delivered or sold, or restricting FSB from selling any additional FSB shares, or (ii) to grant, extend or enter into any such agreement or commitment.

         SECTION 3.08. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition as of September 30, 1999 and 1998, of FTFC and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years then ended, examined and reported upon by VonLehman & Company, Inc., certified public accountants, complete copies of which have previously been delivered to BKFC (hereinafter referred to as the "AUDITED FINANCIALS"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of FTFC at such dates and the consolidated results of its operations and cash flows for such periods. FTFC has delivered to BKFC all of the correspondence from VonLehman & Company, Inc., to FTFC, FSB or their Boards of Directors or management, relating to or in respect of the examinations and reports of VonLehman & Company, Inc., on the consolidated financial statements of FTFC as of and for the years ended September 30, 1999, 1998 and 1997, including, but not limited to all correspondence and other documentation in respect of management, policies and internal controls.

                  (b) The unaudited balance sheet as of November 30, 1999, of FTFC and the related unaudited income statement for the two months then ended, complete copies of which have previously been delivered to BKFC (hereinafter referred to as the "INTERIM FINANCIALS"), fairly present the financial position of FTFC at such date and the results of its operations for such period and have been prepared in accordance with generally accepted accounting principles as applicable to condensed consolidated financial statements and as applied on a consistent basis with the AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the INTERIM FINANCIALS have been made.

                  (c) The Thrift Financial Reports of FSB for the three-month periods ended March 31, June 30 and September 30, 1999, together with the schedules and supplements attached thereto, each as filed with the OTS and copies of which were previously delivered to BKFC by FTFC (hereinafter referred to as the "TFRs"), have been prepared in accordance with accounting practices permitted by the OTS applied on a consistent basis, are true, complete and correct in all material respects and fairly present the financial position of FSB at such dates.

                  (d) Except as disclosed in the INTERIM FINANCIALS, the TFRs and Section 3.08(d) of the DISCLOSURE SCHEDULE, as of November 30, 1999, FTFC had no liabilities or obligations material to the financial condition of FTFC, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                  (e) The AUDITED FINANCIALS, the INTERIM FINANCIALS and the TFRs did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.09. CONDUCT OF BUSINESSES. Since September 30, 1999, each of FTFC and FSB has conducted its businesses only in the ordinary and usual course, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties or business of FTFC or FSB and, except as set forth in any of the AUDITED FINANCIALS, the INTERIM FINANCIALS, the TFRs or Section 3.09 of the DISCLOSURE SCHEDULE, neither FTFC nor FSB has:

                  (a) Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities or any obligation convertible into or exchangeable for, any shares of its capital stock;

                  (b) Except for a per share dividend in the amount of $.0625 declared on September 20, 1999, and paid on October 15, 1999, declared, set aside, paid or made any dividend or other distributions on its capital stock or directly or indirectly redeemed, purchased or acquired any shares or entered into any agreement in respect of the foregoing;

                  (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amended the Articles of Incorporation or Code of Regulations of FTFC or the Charter or Bylaws of FSB;

                  (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

                  (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect its financial position;

                  (g) Waived any rights of material value or cancelled any material debts or claims;

                  (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability or any liability for borrowings from the FHLB of Cincinnati, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred in the ordinary course of business;

                  (i) Experienced any material change in the amount or general composition of its deposit liabilities or its loan portfolio;

                  (j) Entered into or amended any employment contract with any of its officers, increased the compensation payable to any officer or director or any

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

                           relative of any such officer or director, or become obligated to increase any such compensation, adopted or amended in any material respect any employee benefit plans, severance plan or collective bargaining agreement or made any awards or distributions under any employee benefit plans;

                  (k) Incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                  (l) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (m) Made any (i) material investment (except investments made in the ordinary course of business) or (ii) material capital expenditure or commitment for any material addition to property, plant or equipment;

                  (n) Taken or permitted any action which would prevent BKFC from accounting for the BKFC MERGER as a "pooling of interests";

                  (o) Authorized or permitted (i) any allocation by the ESOP of any FTFC common shares to the accounts of participants, (ii) any award under the MRPs of FTFC common shares to any person or (iii) any issuance under the STOCK OPTION PLANS of any options, or stock appreciation rights; or

                  (p) Agreed, whether in writing or otherwise, to take any action described in this Section 3.09.

         SECTION 3.10. PROPERTIES. (a) A description of all personal property and fixed assets owned by each of FTFC and FSB is set forth in Section 3.10(a) of the DISCLOSURE SCHEDULE (hereinafter referred to as the "PERSONAL PROPERTY"). All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. Either FTFC or FSB owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) as set forth in Section 3.10(a) of the DISCLOSURE SCHEDULE, (ii) to the extent stated or reserved against in the AUDITED FINANCIALS or the INTERIM FINANCIALS and (iii) such other exceptions which are not material in character or amount and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

                  (b) The documentation (hereinafter referred to as "LOAN DOCUMENTATION") governing or relating to the loan and credit-related assets (hereinafter referred to as the "LOAN ASSETS") included within the loan portfolio of either FTFC or FSB is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights in favor of either FTFC or FSB in accordance with the terms of such LOAN DOCUMENTATION, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. The LOAN DOCUMENTATION is in compliance in all material respects with, and each of the loans included within the loan portfolio of either FTFC or FSB has been processed, closed and administered in conformance with, all applicable federal consumer protection statutes and regulations, including without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act. Except as set forth in Section 3.10(b) of the DISCLOSURE SCHEDULE, to the best knowledge of FTFC, no debtor under any of the LOAN DOCUMENTATION has asserted any claim or defense with respect to the subject matter thereof.

                  (c) A description of each parcel of real property owned by either FTFC or FSB is set forth in Section 3.10(c) of the DISCLOSURE SCHEDULE (hereinafter referred to individually as a "PARCEL" and collectively as the "REAL PROPERTIES"). Either FTFC or FSB is the owner of each PARCEL in fee simple and has good and marketable title to each such PARCEL, free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) as set forth in Section 3.10(c) of the DISCLOSURE SCHEDULE, (ii) liens for real estate taxes and assessments not yet delinquent and (iii) utility, access and other easements, rights of way, restrictions and exceptions which have been disclosed to either FTFC or FSB in writing, none of which impair the REAL PROPERTIES for the use and business being conducted thereon.

                  (d) Except as set forth in Section 3.10(d) of the DISCLOSURE SCHEDULE, no party leasing any of the REAL PROPERTIES from either FTFC or FSB is in material default with respect to any of its obligations (including payment obligations) under the governing lease. Neither FTFC nor FSB has received notification from any governmental entity within the two year period immediately preceding the date hereof of contemplated improvements to the REAL PROPERTIES or surrounding area or community by public authority, the costs of which are to be assessed as special taxes against the REAL PROPERTIES in the future.

                  (e) A description of all real property leased by either FTFC or FSB is set forth in Section 3.10(e) of the DISCLOSURE SCHEDULE (hereinafter referred to as the "LEASED REAL PROPERTY"). True and correct copies of all leases in respect of the LEASED REAL PROPERTY (hereinafter referred to as the "REAL PROPERTY LEASES") and all attachments, amendments and addendums thereto have been delivered to BKFC. Except as set forth in Section 3.10(e) of the DISCLOSURE SCHEDULE, the REAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of either FTFC or FSB in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. Each of FTFC and FSB has complied in all material respects with all of the provisions of the REAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the REAL PROPERTY LEASES.

                  (f) A description of all personal property leased by either FTFC or FSB is set forth in Section 3.10(f) of the DISCLOSURE SCHEDULE (hereinafter referred to as the

"LEASED PERSONAL PROPERTY"). True and correct copies of the leases in respect of the LEASED PERSONAL PROPERTY (hereinafter referred to as the "PERSONAL PROPERTY LEASES") and all attachments, amendments and addendums thereto have been delivered to BKFC. Except as set forth in Section 3.10(f) of the DISCLOSURE SCHEDULE, the PERSONAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of either FTFC or FSB in all of the LEASED PERSONAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. Each of FTFC and FSB has complied in all material respects with all of the provisions under the PERSONAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the PERSONAL PROPERTY LEASES.

                  (g) Section 3.10(g) of the DISCLOSURE SCHEDULE contains a complete list of all contracts (hereinafter referred to as the "LOAN SALE CONTRACTS") pursuant to which either FTFC or FSB has sold loans to third party investors at any time within the last twenty-four months. Except as otherwise set forth in Section 3.10(g) of the DISCLOSURE SCHEDULE, (i) no purchaser under any LOAN SALE CONTRACT has requested, or notified either FTFC or FSB that it may be requesting, that either FTFC or FSB repurchase any loan pursuant to the terms of the LOAN SALE CONTRACT and (ii) no facts exist that would require either FTFC or FSB to repurchase any loans previously sold under any LOAN SALE CONTRACT.

         SECTION 3.11. ALLOWANCE FOR LOAN LOSSES. Except as set forth in Section
3.11 of the DISCLOSURE SCHEDULE, there is no loan which was made by either FTFC or FSB and which is reflected as an asset of either FTFC or FSB on the AUDITED FINANCIALS or the INTERIM FINANCIALS that (i) is sixty (60) days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss." The allowance for loan losses as reflected on the AUDITED FINANCIALS and the INTERIM FINANCIALS is, in the opinion of FTFC's management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

         SECTION 3.12. INVESTMENTS. (a) Section 3.12(a) of the DISCLOSURE SCHEDULE contains (i) a true, accurate and complete list of all investments, other than investments in the LOAN ASSETS and REAL PROPERTIES, owned by either FTFC or FSB (hereinafter referred to as the "INVESTMENTS") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and (ii) a true, accurate and complete list of the names of each bank or other depository in which either FTFC or FSB has an account or safe deposit box, including, without limitation, accounts with the FHLB of Cincinnati, and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.12(a) of the DISCLOSURE SCHEDULE, the INVESTMENTS, other than any such investments disposed of in the ordinary course of business prior to the date hereof, are owned by either FTFC or FSB, free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by either FTFC or FSB at any time. Neither FTFC nor FSB is a party to nor has any interest in any repurchase agreement, reverse repurchase agreement, collateralized mortgage obligation or any other derivative security.

                  (b) Except as set forth in Section 3.12(b) of the DISCLOSURE SCHEDULE, neither FTFC nor FSB owns of record or beneficially the outstanding shares of, or any equity interest in, any corporation or other business entity. Without limiting the generality of the foregoing sentence, neither FTFC nor FSB owns or otherwise controls any subsidiary, other than FTFC's ownership of FSB.

         SECTION 3.13. REPORTS AND RECORDS. (a) Each of FTFC and FSB has filed all reports and maintained all records required to be filed or maintained by it under various rules and regulations of the SEC, the OTS and the FDIC. All such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of filing such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) FTFC has delivered to BKFC copies of the following documents, each of which has been filed with the SEC (hereinafter referred to as the "FTFC SEC FILINGS"):

                           (i) The FTFC Annual Reports on Form 10-K for the fiscal years ended September 30, 1998 and 1997;

                           (ii) The Annual Reports to Shareholders for the fiscal years ended September 30, 1998 and 1997;

                           (iii) The Proxy Statements for use in connection with the 1998 and 1997 Annual Meetings of Shareholders; and

                           (iv) The Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31 and June 30, 1999.

The FTFC SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.14. TAXES. Except as set forth in Section 3.14 of the DISCLOSURE SCHEDULE, each of FTFC and FSB has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by each of FTFC and FSB through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due. Neither FTFC nor FSB has any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which are reflected in the INTERIM FINANCIALS or which may have accrued since September 30, 1999, in the ordinary course of business. The federal income tax returns of each of FTFC and FSB for all taxable years through and including the year ended September 30, 1995, have been examined by the federal tax authorities or the applicable statute of limitations has expired in respect thereof. No proposed additional taxes, interest or penalties have been asserted by applicable taxing authorities with respect to such years or later years, except for claims which have been fully reserved for in the AUDITED FINANCIALS and the INTERIM FINANCIALS. True copies of the federal, state and local income tax returns of each of FTFC and FSB for each of the two (2) tax years ended September 30, 1998 and 1997 have been delivered to BKFC.

         SECTION 3.15. MATERIAL CONTRACTS. (a) Except as set forth in Section 3.15(a) of the DISCLOSURE SCHEDULE, neither FTFC nor FSB is a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $5,000 for any one project or $10,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by either FTFC or FSB of an amount exceeding $5,000 in the aggregate or extending for more than six (6) months from the date hereof; (iii) contract or option for the purchase of any property, real or personal; (iv) letter of credit or indemnity calling for payment, upon the conditions stated therein, of more than $10,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of either FTFC or FSB; (vii) contracts or commitments relating to outstanding loans and/or commitments to make loans (including unfunded commitments and lines of credit) to any one person or entity (together with "affiliates" of such person or entity) in excess of $50,000 in the aggregate; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of either FTFC or FSB; (ix) note, debenture or loan agreement pursuant to which either FTFC or FSB has incurred indebtedness, other than deposit liabilities and advances from the FHLB of Cincinnati; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development or construction loan; (xiv) commitment or agreement to do any of the foregoing; or (xv) other contract, agreement or commitment made outside the ordinary course of business (contracts set forth in Section 3.15 of the DISCLOSURE SCHEDULE are hereinafter collectively referred to as the "CONTRACTS"). FTFC previously delivered to BKFC
(i) all of the CONTRACTS and (ii) all form lending agreements and deposit forms used by either FTFC or FSB in the ordinary course of business.

                  (b) Neither FTFC nor FSB is in material default under any of the contracts or agreements to which either is a party and no claim of such default by any party has been made or is now threatened. There does not exist any event which, with notice or the passing of time or both, would constitute a material default under, or would excuse performance by any party thereto from, any contract or agreement to which either FTFC or FSB is a party.

         SECTION 3.16. INSURANCE. All material properties and operations of each of FTFC and FSB are adequately insured for its benefit. The performance by the officers and employees of each of FTFC and FSB of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

         SECTION 3.17. ACTIONS AND SUITS. (a) Except as set forth in Section 3.17(a) of the DISCLOSURE SCHEDULE, there are no actions, suits or proceedings or investigations pending or, to the knowledge of FTFC, threatened against or affecting the business, operations or financial condition of either FTFC or FSB in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and neither FTFC or FSB has any knowledge of any basis for any such action, suit, proceeding or investigation. Except as set forth in Section 3.17 of the DISCLOSURE SCHEDULE, neither FTFC nor FSB is in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  (b) Except as set forth in Section 3.17(b) of the DISCLOSURE SCHEDULE, there are no actions, suits or proceedings instigated, commenced or contemplated by FTFC or FSB against any person or entity, including, but not limited to, foreclosure actions, suits or proceedings or other actions, suits or proceedings to enforce the rights of FTFC or FSB in collateral which secure loans made by FTFC or FSB or otherwise to collect the outstanding balance of loans made by FTFC or FSB.

         SECTION 3.18. PERMITS AND LICENSES. Each of FTFC and FSB has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for FSB to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

         SECTION 3.19. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 3.19 of the DISCLOSURE SCHEDULE contains a true and complete list of all qualified pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of either FTFC or FSB (hereinafter collectively referred to as the "PLANS"). Copies of such PLANS, together with copies of (i) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(ii) the most recent annual reports filed with any governmental agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, have been delivered to BKFC.

                  (b) Each PLAN which constitutes an "employee pension plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and any such employee pension plan which is intended to be qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "CODE"), is and has been administered in material compliance with the applicable provisions of the CODE.

                  (c) Each PLAN which constitutes an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and each PLAN which constitutes a "group health plan," as defined in
Section 5000(b)(1) of the CODE, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the CODE.

                  (d) Each PLAN which is not an "employee benefit plan," as defined in Section 3(3) of ERISA, is and has been administered in material compliance with its governing documents and with any and all state or federal laws applicable to such PLAN.

                  (e) The market value of assets under each "employee pension plan" (as defined above) which is subject to the provisions of Title IV of ERISA, equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation methods, factors and assumptions applicable to an employee pension plan terminating on the date for determination.

                  (f) FTFC does not maintain any PLAN which provides post-retirement medical, dental or life insurance benefits to any former employee of either FTFC or FSB nor is FTFC obligated to provide any such benefit to any current employee upon his or her retirement.

                  (g) Neither FTFC nor FSB participates in, or has ever been obligated to contribute to, any multiemployer plan as such term is defined in
Section 3(37) of ERISA.

                  (h) Neither FTFC, FSB nor any PLAN maintained by either FTFC or FSB, nor any fiduciary of any such PLAN, has incurred any material liability to the Pension Benefit Guaranty Corporation, the United States Department of Labor or to the Internal Revenue Service (hereinafter referred to as the "IRS") with respect to a PLAN.

                  (i) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined above) maintained by either FTFC or FSB (i) which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the CODE or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of FTFC.

                  (j) Each employee pension plan (as defined above) which is intended to be an employee stock ownership plan, as defined in Section 4975(e)(7) of the CODE, is and has been administered in substantial compliance with the applicable provisions of Sections 4975 and 409 of the CODE and the regulations promulgated by the IRS thereunder; and, any outstanding loan to which any such employee stock ownership plan is a party constitutes an "exempt loan," as described in Section 54.4975-7 of the regulations promulgated by the IRS.

         SECTION 3.20. ENVIRONMENTAL PROTECTION. (a) Except as set forth in
Section 3.20 of the DISCLOSURE SCHEDULE, (i) each of FTFC, FSB and the FTFC PROPERTY (hereinafter defined) is, and has been at all times, in material compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined); (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency have been issued, are pending or, to the knowledge of FTFC or FSB, threatened against either FTFC or FSB or in connection with the FTFC PROPERTY; (iii) no claims have been made or, to the knowledge of FTFC or FSB, threatened at any time against either FTFC or FSB or in connection with the FTFC PROPERTY relating to actual or alleged violation of any ENVIRONMENTAL LAW or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any HAZARDOUS SUBSTANCE (hereinafter defined) and no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of, or exposure to, any HAZARDOUS SUBSTANCE have occurred that could reasonably form the basis of any such claims against either FTFC or FSB or in connection with the FTFC PROPERTY; (iv) no HAZARDOUS SUBSTANCES have been integrated into any FTFC PROPERTY or any component thereof in violation of ENVIRONMENTAL LAWS, or which will in the future require remediation during renovation or demolition, or in such quantities and manner as may or do pose a threat to human health; (v) no portion of any FTFC PROPERTY is located within 2000 feet of (I) a release of HAZARDOUS SUBSTANCES which has been reported or is required to be reported under any ENVIRONMENTAL LAW or (II) the location of any site used, in the past or presently, for the disposal of any HAZARDOUS SUBSTANCES; (vi) the FTFC PROPERTY has not been used for the storage, disposal or treatment of HAZARDOUS SUBSTANCES, has not been contaminated by HAZARDOUS SUBSTANCES, nor has been used for the storage or use of any underground or aboveground storage tanks; and (vii) material permits, registrations and other authorizations necessary for either FTFC or FSB or the FTFC PROPERTY to operate in material compliance with all ENVIRONMENTAL LAWS are currently in force and are identified in Section 3.20 of the DISCLOSURE SCHEDULE.

                  (b) Section 3.20 of the DISCLOSURE SCHEDULE sets forth an accurate and complete list of all outstanding loans of either FTFC or FSB as to which the borrower has submitted to either FTFC or FSB, the borrower or another person is required to submit, or which either FTFC or FSB otherwise has in its possession, any environmental audits, site assessments, analyses, studies or surveys of environmental conditions on any matter. FTFC has made available to BKFC all such documents.

                  (c) As used in Sections 3.20 and 4.17:

                           (i) "FTFC PROPERTY" means all real and personal property now or previously owned, leased, occupied or managed by either FTFC or FSB or any person or entity whose liability for any matter has or may have been related or assumed by FTFC either contractually or by operation of law.

                           (ii) "ENVIRONMENTAL LAWS" means all federal, state, local and other laws, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, occupational health and safety, or the protection of human health, all as may be from time to time amended.

                           (iii) "HAZARDOUS SUBSTANCES" means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable ENVIRONMENTAL LAWS and shall include, without limitation, any "hazardous substances" as defined in Section 101(14) of CERCLA (42 USC Section 9601(14)) or regulations promulgated thereunder, any "toxic and hazardous substances" as defined in 29 CFR Part 1910, petroleum and its byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, lead and lead-containing substances, and urea-formaldehyde.

         SECTION 3.21. EMPLOYMENT MATTERS. (a) Each of FTFC and FSB is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, but not limited to, Title VII of the Civil Rights Act of 1964 (as amended by the Equal Employment Opportunity Act of 1972), the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 ET SEQ.,
42 U.S.C. Section 1981, the Older Workers Benefit Protection Act, the Americans with Disabilities Act and the Fair Labor Standards Act; and has not and is not engaged in any unfair labor practice, except where such failure to comply would not have, or such practice would not have, a material adverse effect on the financial condition, results of operations or business of either FTFC or FSB. No unfair labor practice complaint against either FTFC or FSB is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of either FTFC or FSB, threatened against or involving either FTFC or FSB. No representation question exists in respect of the employees of either FTFC or FSB and no labor grievance which might have a material adverse effect upon either FTFC or FSB or the conduct of its businesses is pending or, to the knowledge of FTFC, threatened. No arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted against either FTFC or FSB. No collective bargaining agreement is currently being negotiated by either FTFC or FSB. Neither FTFC nor FSB has experienced any material labor difficulty during the last three years.

                  (b) Section 3.21(b) of the DISCLOSURE SCHEDULE sets forth each of the Employment Agreements between either FTFC or FSB and employees of FTFC and FSB (hereafter referred to as the "EMPLOYMENT AGREEMENTS").

         SECTION 3.22. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to BKFC in writing by or on behalf of either FTFC or FSB in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the DISCLOSURE SCHEDULE, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.23. PROXY MATERIALS. None of the information relating to FTFC or FSB included in any proxy statement which is to be mailed to the shareholders of FTFC in connection with any meeting of shareholders convened in accordance with Section 6.04 of this AGREEMENT (hereinafter referred to as the "PROXY STATEMENT") will, at the time the PROXY STATEMENT is mailed or at the time of the meeting of shareholders to which the PROXY STATEMENT relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading, or at the time of the meeting of shareholders to which the PROXY STATEMENT relates, necessary to correct any statement which has become false or misleading.

         SECTION 3.24. BROKERS. All negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person, other than Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. (hereinafter referred to as "WEBB"), acting on behalf of FTFC or FSB in such manner as to give rise to any valid claim against FTFC or FSB for any broker's or finder's fee or similar compensation. The fee and related compensation payable to WEBB for services related to this AGREEMENT and the transactions contemplated hereby is approximately 1% of the BKFC MERGER value, plus $25,000.

         SECTION 3.25. YEAR 2000. (a) All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology owned or leased by either FTFC or FSB (hereinafter referred to as the "FSB SYSTEMS") necessary for either FTFC or FSB to carry on its business as presently conducted and as contemplated to be conducted in the future either (i) are Year 2000 Compliant (hereinafter defined) or (ii) will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of the business operations of either FTFC or FSB. For purposes of this
Section 3.25, "Year 2000 Compliant" means that the FSB SYSTEMS are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

                  (b) Each of FTFC and FSB has (i) undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of either FTFC or FSB to be Year 2000 Compliant on a timely basis; (ii) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis; and (iii) to date, implemented that plan in accordance with that timetable in all material respects.

                  (c) Each of FTFC and FSB has made inquiry of each of its key suppliers, vendors and customers and has obtained confirmations from all such persons as to whether such persons have initiated programs to become Year 2000 Compliant and on the basis of such confirmations, FTFC reasonably believes that all such persons will be or try to become so compliant or make other suitable arrangements so as not to likely cause a material disruption of business.

         SECTION 3.26. PERMISSIBLE ACTIVITIES. FTFC is not engaged in any activity, either directly or indirectly through FSB or through other equity investments, which is not permitted for a bank holding company or its subsidiaries.

                                  ARTICLE FOUR

               REPRESENTATIONS AND WARRANTIES OF BKFC AND THE BANK

         BKFC and the BANK represent and warrant to FTFC and FSB that each of the following is true and accurate in all material respects:

         SECTION 4.01. ORGANIZATION AND STANDING. (a) BKFC is a corporation duly organized, validly existing and in good standing under the laws of Kentucky; is duly registered with the Board of Governors of the Federal Reserve System (hereinafter referred to as the "FRB") as a bank holding company; and has the corporate power and authority to conduct its business and operations as presently conducted. BKFC is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the SEC, the FRB and the FDIC.

                  (b) The BANK is a state bank duly organized, validly existing and in good standing under the laws of Kentucky and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. The savings accounts and deposits of the BANK are insured up to applicable limits by the FDIC. The BANK is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the Commonwealth of Kentucky and the FDIC.

         SECTION 4.02. QUALIFICATION. Each of BKFC and the BANK is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of BKFC or the BANK.

         SECTION 4.03. AUTHORITY. Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the BANK MERGER, by the FRB, the OTS and the Department of Financial Institutions of the State of Kentucky (hereafter referred to as the "DEPARTMENT"), (a) each of BKFC and the BANK has all requisite corporate power and authority to enter into this AGREEMENT and to perform its obligations hereunder; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of BKFC and the BANK; and (c) this AGREEMENT is a valid and binding agreement of each of BKFC and the BANK, enforceable against it in accordance with its terms, (i) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (ii) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by each of BKFC and the BANK.

         SECTION 4.04. GOVERNING DOCUMENTS. BKFC has delivered to FTFC true and accurate copies of the Articles of Incorporation, as amended, and Bylaws of BKFC and the Articles of Incorporation and the Bylaws of the BANK and has granted FTFC access to all records of all meetings and other corporate actions occurring before the BKFC EFFECTIVE TIME by the shareholders, Boards of Directors and Committees of the Boards of Directors of BKFC and the BANK. The minute books of BKFC and the BANK contain, in all material respects, complete and accurate records of all meetings and other corporate actions of shareholders, Boards of Directors and Committees of the Boards of Directors.

         SECTION 4.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and, subject to the approval of the BANK MERGER by the FRB, the OTS and the DEPARTMENT, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation, as amended, or Bylaws of BKFC or the Articles of Incorporation or Bylaws of the BANK; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which either BKFC or the BANK is a party or by which either BKFC or the BANK or their property or assets is bound;
(c) require the consent of any party to any agreement or commitment to which either BKFC or the BANK is a party or by which either BKFC or the BANK or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations or financial condition of BKFC and the BANK, taken as a whole; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of either BKFC or the BANK or give rise to any meritorious cause of action against either BKFC or the BANK; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of the FRB, OTS, or the FDIC.

         SECTION 4.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by either BKFC or the BANK or the consummation by either BKFC or the BANK of the transactions contemplated hereby, except for filings, authorizations, consents or approvals required by the SEC, FRB, the OTS, the Ohio Secretary of State, the Secretary of State of Kentucky and the DEPARTMENT.

         SECTION 4.07. AUTHORIZED CAPITAL OF BKFC. As of the date hereof, the authorized capital of BKFC consists of (a) 15,000,000 common shares, without par value, 5,286,575 of which are issued and outstanding and 113,565 of which are reserved for issuance upon exercise of outstanding stock options (hereinafter referred to as the "BKFC OPTIONS"). All of the outstanding common shares of BKFC are duly authorized, validly issued, fully paid and nonassessable; were issued in full compliance with all applicable laws; and were not issued in violation of the preemptive right of any shareholder of BKFC. BKFC has no outstanding class of capital stock other than such common shares. Except for the BKFC OPTIONS and as disclosed in writing on the date of this AGREEMENT to FTFC (hereinafter referred to as the "BKFC LETTER"), there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating BKFC to issue, deliver or sell, cause to be issued, delivered or sold, or restricting BKFC from selling any additional BKFC shares, or obligating BKFC to grant, extend or enter into any such agreement or commitment.

         SECTION 4.08. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition as of December 31, 1998 and 1997, of BKFC and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years then ended, examined and reported upon by Crowe Chizek & Company, LLP, certified public accountants, complete copies of which have previously been delivered to FTFC (hereinafter referred to as the "BKFC AUDITED FINANCIALS"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of BKFC at such dates and the results of its operations and cash flows for such periods.

                  (b) The consolidated statement of financial condition as of September 30, 1999, of BKFC and the related consolidated statements of income, shareholders' equity and cash flows for the nine months then ended, complete copies of which have previously been delivered to FTFC (hereinafter referred to as the "BKFC INTERIM FINANCIALS"), fairly present the financial position of BKFC at such date and the results of its operations and cash flows for such period and have been prepared in accordance with generally accepted accounting principles as applicable to condensed consolidated financial statements and as applied on a consistent basis with the BKFC AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the BKFC INTERIM FINANCIALS have been made.

                  (c) The Call Reports of the Bank for the three month periods ended March 31, June 30 and September 30, 1999, together with the schedules and supplements attached thereto, each as filed with the FDIC and copies of which were previously delivered to FTFC by BKFC (hereinafter referred to as the "CALL REPORTS"), have been prepared in accordance with accounting practices permitted by the FDIC applied on a consistent basis, are true, complete and correct in all material respects and fairly present the financial position of the BANK at such dates.

                  (d) Except as disclosed in the BKFC INTERIM FINANCIALS and the CALL REPORTS, as of September 30, 1999, BKFC had no liabilities or obligations material to the financial condition of the BANK and BKFC taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                  (e) The BKFC AUDITED FINANCIALS and the BKFC INTERIM FINANCIALS, did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.09. CONDUCT OF BUSINESS. Except as disclosed in the BKFC LETTER, since September 30, 1999, BKFC and the BANK have conducted their business only in the ordinary and usual course and there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties or business of BKFC and the BANK.

         SECTION 4.10. REPORTS AND RECORDS. (a) Each of BKFC and the BANK has filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the SEC, FRB, FDIC and the DEPARTMENT. All such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) BKFC has delivered to FTFC copies of the following documents, each of which has been filed with the SEC (hereinafter referred to as the "BKFC SEC FILINGS"):

                           (i) The BKFC Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996;

                           (ii) The Annual Reports to Shareholders for the fiscal years ended December 31, 1998, 1997 and 1996;

                           (iii) The Proxy Statements for use in connection with the 1998, 1997 and 1996 Annual Meetings of Shareholders; and

                           (iv) The Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, June 30 and September 30, 1999.

The BKFC SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.11. ACTIONS AND SUITS. Except as set forth in the BKFC SEC FILINGS and in the BKFC LETTER, there are no material actions, suits or proceedings or investigations pending or, to the knowledge of BKFC, threatened against or affecting the business, operations or financial condition of BKFC and the BANK in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and management of BKFC has no knowledge of any basis for any such action, suit, proceeding or investigation. Except as set forth in the BKFC SEC FILINGS and the BKFC LETTER, BKFC and the BANK are not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         SECTION 4.12. PERMITS AND LICENSES. Each of BKFC and the BANK has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for them to conduct their business as presently conducted and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

         SECTION 4.13. TAXES. Except as set forth in the BKFC SEC FILINGS and the BKFC LETTER, each of BKFC and the BANK has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by each of BKFC and the BANK through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due. Neither BKFC nor the BANK has any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which are reflected in the BKFC INTERIM FINANCIALS or which may have accrued since September 30, 1999, in the ordinary course of business. The federal income tax returns of each of BKFC and the BANK for all taxable years through and including the year ended September 30, 1995, have been examined by the federal tax authorities or the applicable statute of limitations has expired in respect thereof. No proposed additional taxes, interest or penalties have been asserted by applicable taxing authorities with respect to such years or later years, except for claims which have been fully reserved for in the AUDITED FINANCIALS and the BKFC INTERIM FINANCIALS.

         SECTION 4.14. INSURANCE. All material properties and operations of each of BKFC and the BANK are adequately insured for its benefit. The performance by the officers and employees of each of BKFC and the BANK of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

         SECTION 4.15. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to BKFC in writing by or on behalf of either BKFC or the BANK in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the BKFC LETTER, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.16 YEAR 2000. (a) All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology owned or leased by either BKFC or the BANK (hereinafter referred to as the "BANK SYSTEMS") necessary for either BKFC or the BANK to carry on its business as presently conducted and as contemplated to be conducted in the future either (i) are Year 2000 Compliant or (ii) will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of the business operations of either BKFC or the BANK. For purposes of this Section 4.16, "Year 2000 Compliant" means that the BANK SYSTEMS are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

                  (b) Each of BKFC and the BANK has (i) undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of either BKFC or the BANK to be Year 2000 Compliant on a timely basis; (ii) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis; and (iii) to date, implemented that plan in accordance with that timetable in all material respects.

                  (c) Each of BKFC and the BANK has made inquiry of each of its key suppliers, vendors and customers and has obtained confirmations from all such persons as to whether such persons have initiated programs to become Year 2000 Compliant and on the basis of such confirmations, BKFC reasonably believes that all such persons will be or try to become so compliant or make other suitable arrangements so as not to likely cause a material disruption of business.

         SECTION 4.17 ENVIRONMENTAL PROTECTION. (a) Except as set forth in the BKFC LETTER, (i) each of BKFC, the BANK and the BKFC PROPERTY (hereinafter defined) is, and has been at all times, in material compliance with all applicable ENVIRONMENTAL LAWS; (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency have been issued, are pending or, to the knowledge of BKFC or the BANK, threatened against either BKFC or the BANK or in connection with the BKFC PROPERTY; (iii) no claims have been made or, to the knowledge of BKFC or the BANK, threatened at any time against either BKFC or the BANK or in connection with the BKFC PROPERTY relating to actual or alleged violation of any ENVIRONMENTAL LAW or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any HAZARDOUS SUBSTANCE and no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of, or exposure to, any HAZARDOUS SUBSTANCE have occurred that could reasonably form the basis of any such claims against either BKFC or the BANK or in connection with the BKFC PROPERTY; (iv) no HAZARDOUS SUBSTANCES have been integrated into any BKFC PROPERTY or any component thereof in violation of ENVIRONMENTAL LAWS, or which will in the future require remediation during renovation or demolition, or in such quantities and manner as may or do pose a threat to human health; (v) no portion of any BKFC PROPERTY is located within 2000 feet of (I) a release of HAZARDOUS SUBSTANCES which has been reported or is required to be reported under any ENVIRONMENTAL LAW or (II) the location of any site used, in the past or presently, for the disposal of any HAZARDOUS SUBSTANCES; (vi) except as set forth in the BKFC LETTER, the BKFC PROPERTY has not been used for the storage, disposal or treatment of HAZARDOUS SUBSTANCES, has not been contaminated by HAZARDOUS SUBSTANCES, nor has been used for the storage or use of any underground or aboveground storage tanks; and
(vii) material permits, registrations and other authorizations necessary for either BKFC or the BANK or the BKFC PROPERTY to operate in material compliance with all ENVIRONMENTAL LAWS are currently in force.

                  (b) As used in this Section 4.17, "BKFC PROPERTY" means all real and personal property now or previously owned, leased, occupied or managed by either BKFC or the BANK or any person or entity whose liability for any matter has or may have been related or assumed by BKFC either contractually or by operation of law.


                                  ARTICLE FIVE

                                    COVENANTS

         SECTION 5.01. CONDUCT OF BUSINESSES. From the date of this AGREEMENT until the BKFC EFFECTIVE TIME, FTFC and FSB:

                  (a) Except with the prior written consent of BKFC, will conduct their businesses only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations;

                  (b)      Without the prior written consent of BKFC, will not:

                           (i) Authorize the creation or issuance of, issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which either FTFC or FSB is the issuer (including, without limitation, the grant of options or stock appreciation rights under the STOCK OPTION PLANS or the award of common shares under the MRPs), or any obligations convertible into or exchangeable for, any shares of its capital stock;

                           (ii) Declare, set aside, pay or make any dividend or other distribution on capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares or enter into any agreement in respect to the foregoing;

                           (iii) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                           (iv) Amend the Articles of Incorporation or Code of Regulations of FTFC or Charter or Bylaws of FSB;

                           (v) Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

                           (vi)     Make or commit to make any loan(s)
                                    (including unfunded commitments and lines of credit) to any one person or entity (together with "affiliates" of such person or entity) in excess of $200,000 in the aggregate or in excess of a 90% loan-to-value ratio;

                           (vii) Mortgage, pledge or grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB of Cincinnati and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

                           (viii) Waive any rights of material value or cancel any material debts or claims;

                           (ix) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB of Cincinnati;

                           (x) Threaten, commence or pursue any legal actions, suits or proceedings in respect of the business, operations or loans of FTFC or FSB;

                           (xi) Cause any material adverse change in the amount or general composition of its deposit liabilities or its loan portfolio;

                           (xii) Enter into or amend any employment contract with any of its officers, increase the compensation payable to any officer or director or any relative of any such officer or director, or be obligated to increase any such compensation, adopt or amend in any material respect any employee benefit plans, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plans not consistent with past practice or custom;

                           (xiii) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                           (xiv) Make any (I) material investment (except in the ordinary course of business) or (II) material capital expenditure or commitment for any material addition to property, plant, or equipment;

                           (xv) Except as set forth in Section 6.12 of this AGREEMENT, permit the allocation by the ESOP of any FTFC common shares to the accounts of participants; or

                           (xvi) Agree, whether in writing or otherwise, to take any action described in this Section 5.01.

         SECTION 5.02. ACQUISITION PROPOSALS. FTFC and FSB shall not, and shall cause the officers, directors, employees and other agents of FTFC and FSB not to, directly or indirectly, take any action to solicit, initiate, engage or negotiate any proposals or offers from any person or entity, other than BKFC, or discuss or negotiate with any such person or entity, other than BKFC, any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, FTFC or FSB (hereinafter collectively referred to as "ACQUISITION TRANSACTIONS"); provided, however, that nothing contained in this Section 5.02 shall prohibit FTFC or FSB from furnishing information to, or entering into discussions or negotiations with, any person or entity which makes an unsolicited proposal of an ACQUISITION TRANSACTION if and to the extent that (a) the Board of Directors of FTFC, after consultation with and based upon the written advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of FTFC under applicable law and (b) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, FTFC provides immediate written notice to BKFC of such action.

         SECTION 5.03. ACCOUNTING POLICIES. Before the BKFC EFFECTIVE TIME and at the request of BKFC, FTFC and FSB shall promptly establish and take such reserves and accruals to conform the loan, accrual and reserve policies of FTFC and FSB to the policies of BKFC and the BANK; shall promptly establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and shall promptly recognize for financial accounting purposes such expenses of the BKFC MERGER and restructuring charges related to or to be incurred in connection with the BKFC MERGER, to the extent permitted by law and consistent with generally accepted accounting principles.

         SECTION 5.04. FTFC OPTIONS. Neither FTFC nor FSB shall amend the STOCK OPTION PLANS, nor accelerate the vesting of any options granted under the STOCK OPTION PLANS. FTFC shall cause the holders of all of the options which have been granted under the STOCK OPTION PLANS and which have vested on or before the BKFC EFFECTIVE TIME in
                                       34
accordance with the terms thereof to exercise such options before the BKFC EFFECTIVE TIME in accordance with the terms thereof.

         SECTION 5.05. MRPS SHARES. Neither FTFC nor FSB shall amend the MRPs, nor accelerate the vesting of any awards made under the MRPs. Immediately before the EFFECTIVE TIME, FTFC shall cause the Trustees of the MRPs to transfer to FTFC all right, title and interest in and to (a) the 18,885 common shares of FTFC which are owned of record by such Trustees and which have not been awarded under the MRPs (hereinafter referred to as "UNAWARDED MRP SHARES") and (b) the 9,066 common shares of FTFC which are owned of record by such Trustees and which have been awarded to MRP PARTICIPANTS, but in which the MRP PARTICIPANTS will not have a vested interest, or any other right to receive or a claim in respect of (hereinafter referred to as "UNVESTED MRP SHARES"). All dividends paid on UNAWARDED MRP SHARES and UNVESTED MRP SHARES shall be paid to FTFC upon termination of the MRP.

         SECTION 5.06. TREASURY SHARES. On or before the BKFC EFFECTIVE TIME, FTFC shall cause the Board of Directors of FTFC to retire the 127,405 Treasury shares of FTFC, including the 27,951 common shares transferred to FTFC in accordance with Section 5.05 of this AGREEMENT, and to restore such shares to the status of authorized but unissued FTFC common shares.

         SECTION 5.07. AMENDMENTS. Neither FTFC nor FSB shall amend any of the PLANS, including, but not limited to, the ESOP.


                                   ARTICLE SIX

                               FURTHER AGREEMENTS

         SECTION 6.01. APPLICATION FOR APPROVAL OF MERGER. As soon as practicable after the date of this AGREEMENT, FTFC and BKFC shall submit to the FRB, the OTS and the DEPARTMENT such documents as are required by the FRB, the OTS and the DEPARTMENT to be filed in connection with or related to the BKFC MERGER and the BANK MERGER.

         SECTION 6.02. REGISTRATION STATEMENT. (a) BKFC shall, as soon as reasonably practicable, prepare in accordance with the Securities Act of 1933, as amended (hereinafter referred to as the "ACT"), and file with the SEC a Registration Statement in respect of the BKFC shares of stock to be issued to the holders of FTFC common shares in accordance with ARTICLE TWO of this AGREEMENT (hereinafter referred to as the "REGISTRATION STATEMENT"), and shall use all reasonable efforts to have the REGISTRATION STATEMENT, as amended, declared effective by the SEC as promptly as practicable.

                  (b) The information included in the REGISTRATION STATEMENT in respect of BKFC and the BANK will not, at the time the REGISTRATION STATEMENT becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (c) Within five days before the effective date of the REGISTRATION STATEMENT and within five days before the CLOSING, FTFC shall cause its certified independent accountants to issue to BKFC, and BKFC shall cause its certified independent accountants to issue to FTFC, a letter in form and substance satisfactory to FTFC and BKFC and in relation to the audited and unaudited financial and statistical information set forth in the REGISTRATION STATEMENT.

         SECTION 6.03. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT. (a) Within 30 days after the date of this AGREEMENT, FTFC shall identify to BKFC all persons whom FTFC reasonably believes to be "affiliates," as defined in paragraphs (c) and (d) of Rule 145 under the ACT (hereinafter referred to as the "AFFILIATES"). Thereafter and until the BKFC EFFECTIVE TIME, FTFC shall identify to BKFC each additional person whom it reasonably believes to have thereafter become its AFFILIATE.

                  (b) FTFC shall cause each person who is identified as an AFFILIATE to deliver to BKFC before the BKFC EFFECTIVE DATE a written agreement in the form of the written agreement attached hereto as Exhibit E in which such AFFILIATE confirms that the BKFC shares of stock received by such AFFILIATE in the MERGER shall not be transferable until the expiration of the time period specified in Section 201.01 of the Codification of Financial Reporting Policies of the SEC.

         SECTION 6.04. SPECIAL MEETING OF SHAREHOLDERS. (a) FTFC shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the AGREEMENT and the transactions contemplated hereby, including the BKFC MERGER. FTFC shall use its reasonable efforts to hold such meetings as soon as practicable following the effective date of the REGISTRATION STATEMENT. The Board of Directors of FTFC shall (i) recommend to the shareholders in the PROXY STATEMENT the approval of this AGREEMENT and the transactions contemplated hereby, including the BKFC MERGER, and the other matters to be submitted to the shareholders in connection therewith, except to the extent that the Board of Directors of FTFC, after consultation with and based upon the written advice of counsel, determines in good faith that such recommendation would breach its fiduciary duties to the shareholders of FTFC under applicable law, and (ii) use their reasonable efforts to obtain the necessary approvals by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby, including the BKFC MERGER.

                  (b) Immediately after the approval of this AGREEMENT by the requisite vote of the FTFC shareholders, FTFC shall approve this AGREEMENT and the transactions contemplated hereby, including the BANK MERGER, as the sole shareholder of FSB.

         SECTION 6.05. ACCESS. Until the BKFC EFFECTIVE TIME, FTFC shall afford to BKFC, and BKFC shall afford to FTFC, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors) and financial consultants; (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this AGREEMENT to the BKFC EFFECTIVE TIME; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this AGREEMENT until the BKFC EFFECTIVE TIME.

         SECTION 6.06. CONFIDENTIALITY. FTFC and BKFC shall hold confidential any information obtained hereunder which is not otherwise public knowledge or ascertainable from public information and all non-public documents (including copies thereof) obtained hereunder by either party from the other party shall be returned to such party.

         SECTION 6.07. PRESS RELEASES. BKFC and FTFC shall consult with each other before issuing any press release or otherwise making any public statements with respect to the BKFC MERGER or the BANK MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

         SECTION 6.08. COSTS, EXPENSES AND FEES. (a) Subject to paragraph (b) of this Section 6.08, whether or not the BKFC MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT, the PROXY STATEMENT, the REGISTRATION STATEMENT and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  (b) In the event that FTFC accepts in any manner an ACQUISITION TRANSACTION at any time before June 30, 2001, FTFC shall pay to BKFC a fee of $900,000 in immediately available federal funds upon the execution of any agreement in respect of an ACQUISITION TRANSACTION.

         SECTION 6.09. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT.

         SECTION 6.10. NOTIFICATION OF EVENTS. At all times from the date of this AGREEMENT until the EFFECTIVE TIME, each party shall promptly notify the other in writing of any adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding, or investigation against it.

         SECTION 6.11. LIQUIDATION ACCOUNT. The BANK MERGER shall have no effect upon the FSB Liquidation Account which shall be assumed by the BANK at the BANK EFFECTIVE TIME in accordance with 12 C.F.R. Section 563b.3(j).

         SECTION 6.12. ESOP TERMINATION. At or before the BKFC EFFECTIVE TIME, FTFC and FSB shall terminate the ESOP and shall file an Application for Determination with the IRS regarding tax qualification upon termination. No additional contribution shall be made to the ESOP by FTFC, FSB or BKFC, except as necessary to make the minimum required payment under the current exempt loan (hereinafter referred to as the "LOAN") between the ESOP and FTFC; provided, however, that any such contribution shall be deductible by FTFC and FSB under
Section 404 of the CODE and the allocations of such contribution shall otherwise be in compliance with Section 415 of the CODE. All common shares of FTFC held by the Trustee of the ESOP at the BKFC EFFECTIVE TIME shall be exchanged by the Trustee for the number of BKFC shares of stock in accordance with this AGREEMENT. The Trustee for the ESOP shall dispose of shares held in the suspense account of the ESOP for the purpose of retiring the LOAN. Any shares and other assets remaining in the suspense account following repayment of the LOAN in full shall be available for allocation and distribution as promptly as possible to participants (as defined in the ESOP) in accordance with Section 4.3 of the ESOP and applicable law. It is the intent of the parties that the ESOP be terminated and distributions made concurrently with the BKFC EFFECTIVE TIME to the extent possible.

         SECTION 6.13. 401(k) PLAN TERMINATION. FTFC and FSB shall take all steps necessary to terminate FTFC's 401(k) Plan before the BKFC EFFECTIVE TIME and to file an Application for Determination with the Internal Revenue Service (the "IRS") regarding tax qualification upon termination.

         SECTION 6.14. WITHDRAWAL FROM RETIREMENT FUND. At or before the BKFC EFFECTIVE TIME, FTFC and FSB shall take all steps necessary to withdraw from the Financial Institutions Retirement Fund (hereinafter referred to as the "RETIREMENT FUND"). Such withdrawal shall occur in accordance with the applicable provisions of Article XII of the Regulations governing the Comprehensive Retirement Program (hereinafter referred to as the "REGULATIONS"), pursuant to the provisions of Article XII, Section 1, Paragraph (6) of the REGULATIONS, applicable to a withdrawal without the establishment of a "successor plan." FTFC and FSB shall file all forms and documents necessary to carry out such withdrawal from the RETIREMENT FUND prior to the BKFC EFFECTIVE TIME, including, but not limited to, any filings required to be made with the sponsor of the RETIREMENT FUND and with the IRS.

         SECTION 6.15. ADVISORY BOARD. At or before the BKFC EFFECTIVE TIME, BKFC shall form an Advisory Board consisting of the current members of the Board of Directors of FTFC and the Vice President and Secretary of FTFC (hereinafter referred to as the "ADVISORY BOARD"). The ADVISORY BOARD shall advise BKFC after the BKFC EFFECTIVE TIME on issues affecting the merger of the businesses of FTFC with BKFC and on other matters related to the operation of the business of FTFC. The members of the ADVISORY BOARD shall serve for a two-year term and shall be paid a fee for services in the amount of $8,000 for each such year.

         SECTION 6.16. CONSULTING AGREEMENT. At or before the BKFC EFFECTIVE TIME, Larry N. Hatfield and J. Michael Lonnemann shall each enter into a two-year Consulting Agreement with BKFC in the form of the Consulting Agreement attached hereto as Exhibit F.

         SECTION 6.17 INDEMNIFICATION AND INSURANCE. (a) Indemnification. For a period of three years after the BKFC EFFECTIVE TIME, BKFC shall indemnify persons who served as directors and officers of FTFC on or before the BKFC EFFECTIVE TIME to the fullest extent permitted under the Articles of Incorporation and Bylaws of BKFC and applicable provisions of Kentucky law. Any such indemnification shall be made by BKFC only as authorized in a specific case upon a determination by BKFC's Board of Directors that the applicable standard of conduct under the Articles of Incorporation and Bylaws of BKFC and applicable provisions of Kentucky law has been met and that such indemnification is permissible under applicable law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to BKFC, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by FTFC, FSB or BKFC, to the extent of such indemnity. No person shall be entitled to such indemnification who shall (a) fail to cooperate in the defense and investigation of any claims as to which indemnification may be made, (b) make, or who shall be a general partner, executive officer, director, trustee, beneficiary or person in control of any partnership, corporation, trust or other enterprise that shall make, any claim against FTFC, FSB, BKFC or the BANK or any stockholder, director, officer, employee, or agent of any thereof, in any action, suit or proceeding arising out of or in connection with this AGREEMENT, the transactions contemplated hereby or the conduct of the business of FTFC, FSB, BKFC or the BANK or (iii) fail to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware.

                  (b) Insurance. At or before the EFFECTIVE TIME, BKFC shall include the directors and executive officers of FTFC as persons covered under the current Directors and Officers' Liability Insurance Policy of BKFC.

         SECTION 6.18. DEFERRED COMPENSATION AGREEMENTS. BKFC and the BANK agree to honor the terms of the Deferred Compensation Agreements (hereinafter referred to as the "DEFERRED COMPENSATION AGREEMENTS") entered into by and between Larry Hatfield, J. Michael Lonnemann, Robert Grimm, Harold Luersen, Donald Beckmeyer and Steven McLane (hereinafter referred to collectively as the "DEFERRED COMPENSATION PARTICIPANTS") and FSB, dated November 1, 1992 and as amended on December 20, 1999.

         SECTION 6.19. EMPLOYMENT AGREEMENTS. At the BKFC EFFECTIVE TIME, Larry
N. Hatfield, J. Michael Lonnemann and Cynthia R. Towhey shall receive the payments and benefits due such individuals for termination in the event of a change of control of FTFC provided by the EMPLOYMENT AGREEMENTS.

         SECTION 6.20 EMPLOYEE BENEFIT PLANS. All employees of FTFC and FSB immediately prior to the BKFC EFFECTIVE TIME who are employed by BKFC or the BANK (hereinafter referred to collectively as the "EMPLOYERS") immediately following the BKFC EFFECTIVE TIME (hereinafter referred to as the "TRANSFERRED EMPLOYEES") will be covered by the EMPLOYERS' employee benefit plans (hereinafter referred to as the "EMPLOYEE BENEFIT PLANS") on substantially the same basis as any employee of the EMPLOYERS in a comparable position. Notwithstanding the foregoing, BKFC and the BANK may determine to continue any of the FTFC or FSB benefit plans for TRANSFERRED EMPLOYEES in lieu of offering participation in the EMPLOYEE BENEFIT PLANS providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of FTFC's or FSB's benefit plans, or to merge any such benefit plans with the EMPLOYEE BENEFIT PLANS, provided the result is the provision of benefits to TRANSFERRED EMPLOYEES that are substantially similar to the benefits provided to the EMPLOYERS' employees generally. Service to FTFC or FSB by a TRANSFERRED EMPLOYEE prior to the EFFECTIVE TIME shall be recognized as service to the EMPLOYERS for purposes of eligibility to participate under the EMPLOYERS' sick leave policies, paid vacation policies and medical, long-term disability and life insurance plans. BKFC and the BANK agree that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to TRANSFERRED EMPLOYEES or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by FTFC or FSB on the BKFC EFFECTIVE TIME and who then change coverage to the EMPLOYERS' medical or hospitalization indemnity health plan at the time such TRANSFERRED EMPLOYEES are first given the option to enroll. Nothing contained in this Section 6.20 shall prohibit the EMPLOYERS from modifying or terminating any of the EMPLOYEE BENEFIT PLANS after the BKFC EFFECTIVE TIME, nor shall anything contained in this Section 6.20 require the EMPLOYERS to continue the employment of any employee of FTFC or FSB after the BKFC EFFECTIVE TIME.



                                  ARTICLE SEVEN

                                 CLOSING MATTERS

         SECTION 7.01. CONDITIONS TO OBLIGATIONS OF BKFC, THE BANK, FTFC AND FSB. Notwithstanding any other provision of this AGREEMENT, the obligations of BKFC, the BANK, FTFC and FSB to effect the BKFC MERGER and the BANK MERGER shall be subject to the fulfillment of each of the following conditions:

                  (a) This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding FTFC shares required under Ohio law and the FTFC Articles of Incorporation to adopt such agreements;

                  (b) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the BKFC MERGER and the BANK MERGER shall have been obtained;

                  (c) All waivers, consents and approval of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the BKFC MERGER and the BANK MERGER shall have been obtained;

                  (d) FTFC shall have received a written opinion of WEBB, dated the date of this AGREEMENT and the PROXY STATEMENT, to the effect that the EXCHANGE RATE is fair to the holders of the FTFC common shares from a financial point of view;

                  (e) There shall not be in effect an order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the BKFC MERGER or the BANK MERGER;

                  (f) There shall not be in effect any federal or state law, rule or regulation which prevents or materially delays consummation of the BKFC MERGER and the BANK MERGER;

                  (g) BKFC and FTFC shall have received an opinion of counsel to the effect that the BKFC MERGER, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of
                           Section 368(a) of the CODE; and

                  (h) The REGISTRATION STATEMENT (including any post-effective amendment thereto) shall be effective under the ACT and no proceeding shall be pending or, to the knowledge of BKFC, threatened by the SEC to suspend the effectiveness of the REGISTRATION STATEMENT.

         SECTION 7.02. CONDITIONS TO OBLIGATIONS OF BKFC AND THE BANK. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of BKFC and the BANK to effect the BKFC MERGER and the BANK MERGER shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of each of FTFC and FSB contained in Article Three of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the BKFC EFFECTIVE TIME as if made at and as of such time;

                  (b) Each of FTFC and FSB shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by it before or at the BKFC EFFECTIVE TIME;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties or business of FTFC and FSB, taken as a whole, after the date of this AGREEMENT, except changes resulting from action taken by FTFC or FSB pursuant to Section 5.03 of this AGREEMENT;

                  (d) The consolidated shareholders' equity of FTFC at the BKFC EFFECTIVE TIME and as calculated in accordance with generally accepted accounting principles shall not be less than $14,000,000, exclusive of up to $450,000 in expenses recognized by FTFC in connection with the BKFC MERGER and exclusive of reserves, accruals and charges taken or established by FTFC or FSB at the request of BKFC in accordance with Section
                           5.03 of this AGREEMENT;

                  (e) Neither FTFC nor FSB shall have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                  (f) The holders of not more than 5% of the FTFC common shares shall have delivered a written demand for appraisal of such shares in the manner provided in
                           Section 2.06 of this AGREEMENT;

                  (g) Each of FTFC and FSB shall have delivered to BKFC a certificate dated the BKFC EFFECTIVE TIME and signed by the President and Treasurer of FTFC and FSB to the effect set forth in subsections (a), (b), (c), (d),
                           (e) and (f) of this Section 7.02;

                  (h) Each of FTFC and FSB shall have obtained all consents, authorizations or approvals of, or exemptions or waivers by, any federal or state governmental body or agency required to be obtained by it in connection with the BKFC MERGER or the BANK MERGER or the taking of any action contemplated hereby;

                  (i) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the BKFC MERGER or the BKFC MERGER or seeks to impose material limitations on the ability of BKFC to exercise full rights of ownership of the assets or business of FTFC or FSB;

                  (j) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of BKFC, would: (i) prevent or delay the consummation of the BKFC MERGER or the BANK MERGER or interfere with the reasonable operation of the business of FTFC or FSB, (ii) materially adversely affect the ability of BKFC or the BANK to enjoy the economic or other benefits of the BKFC MERGER or the BANK MERGER; or (iii) impose any material adverse condition, limitation or requirement on BKFC or the BANK in connection with the BKFC MERGER or the BANK MERGER;

                  (k) BKFC shall have received the final written opinion of Crowe Chizek & Company, LLP, that the BKFC MERGER will qualify for the pooling of interests method of accounting;

                  (l) FTFC and FSB shall have obtained all consents to, or authorizations or approvals of, the transactions contemplated by this AGREEMENT of any party to any contract, obligation, lease or other agreement to which FTFC and FSB is a party and which requires such consent, authorization or approval;

                  (m) All of the holders of vested options granted under the STOCK OPTION PLANS shall have exercised such options in accordance with the terms thereof;

                  (n) Each holder of UNVESTED OPTIONS shall have executed and delivered a STOCK OPTION AWARD AGREEMENT to BKFC;

                  (o)      The ESOP shall have been terminated;

                  (p) The maximum aggregate amount payable by FTFC, FSB, BKFC or the BANK to the employees of FTFC or FSB in connection with the consummation of the transactions contemplated by this AGREEMENT pursuant to the EMPLOYMENT AGREEMENTS is $1,211,124;

                  (q) FSB and each DEFERRED COMPENSATION PARTICIPANT shall have executed and delivered to BKFC or the BANK an amendment to each of the DEFERRED COMPENSATION AGREEMENTS; and

                  (r) FTFC shall have signed such affidavits, receipts, certificates or other evidence required by Section 1701.79(f) of the Ohio Revised Code.

         SECTION 7.03. CONDITIONS TO OBLIGATIONS OF FTFC AND FSB. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligation of FTFC and FSB to effect the BKFC MERGER and the BANK MERGER shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of BKFC and the BANK contained in Article Four of this AGREEMENT shall be true in all material respects at and as of the date hereof and as of the BKFC EFFECTIVE TIME as if made at and as of such time, except to the extent that such representations and warranties are made as of a specific date;

                  (b) Each of BKFC and the BANK shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by them before or at the BKFC EFFECTIVE TIME;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of BKFC or the BANK after the date of this AGREEMENT;

                  (d) BKFC shall have delivered to FTFC a certificate dated the BKFC EFFECTIVE TIME and signed by the Chairman and the President of BKFC to the effect set forth in subsections (a), (b) and (c) of this Section 7.03;

                  (e) BKFC and the BANK shall have obtained all consents, authorizations or approvals of, or exemptions or waivers by any federal or state governmental body or agency required to be obtained by it in connection with the BKFC MERGER and the BANK MERGER or the taking of any action contemplated thereby;

                  (f) Neither BKFC nor the BANK shall have incurred any damage, destruction or similar loss, not covered by insurance, materials affecting its business or properties; and

                  (g) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the BKFC MERGER or the BANK MERGER.



                                  ARTICLE EIGHT

                                   TERMINATION

         SECTION 8.01. TERMINATION. This AGREEMENT may be terminated at any time prior to the BKFC EFFECTIVE TIME, whether before or after approval by the shareholders of FTFC:

                  (a) By mutual consent of the Boards of Directors of FTFC, FSB, BKFC and the BANK; or

                  (b)      By the Board of Directors of FTFC or BKFC if:

                           (i)      The BKFC MERGER shall not have been
                                    consummated on or before September 30, 2000;
                                    or

                           (ii) Any event occurs which, in the reasonable opinion of either Board, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this AGREEMENT; or

                  (c) By the Board of Directors of BKFC if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.02 of this AGREEMENT; or

                  (d) By the Board of Directors of FTFC if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT.

         SECTION 8.02. WRITTEN NOTICE OF TERMINATION. In order to terminate this AGREEMENT pursuant to Section 8.01 of this AGREEMENT, the party so acting shall give written notice of such termination to the other party. This AGREEMENT shall terminate on the date such notice is given.

         SECTION 8.03. EFFECT OF TERMINATION. In the event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 6.06,
6.07 and 6.08 of this AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for an uncured and material breach of any term or condition of this AGREEMENT.

         SECTION 8.04. AMENDMENT. This AGREEMENT may only be amended by the unanimous consent of FTFC, FSB, BKFC and the BANK by action taken by their respective Boards of Directors, at any time before or after approval of this AGREEMENT by the shareholders of FTFC, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 8.05. WAIVER. Any term or provision of this AGREEMENT (other than the requirement for shareholder approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.



                                  ARTICLE NINE

                                  MISCELLANEOUS

         SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants in this AGREEMENT shall expire on, and be terminated and extinguished at, the BKFC EFFECTIVE TIME, other than covenants which by their terms are to survive or be performed after the BKFC EFFECTIVE TIME; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BKFC or the BANK (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BKFC or FTFC.

         SECTION 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If addressed to BKFC or the BANK:

                           Robert W. Zapp
                           President
                           The Bank of Kentucky Financial Corporation
                           1065 Burlington Pike
                           Florence, Kentucky  41042

                           with a copy to:

                           Wilbert L. Ziegler
                           Ziegler & Schneider, P.S.C.
                           541 Buttermilk Pike
                           Suite 500
                           Covington, Kentucky  41047

                  If addressed to FTFC or FSB:

                           Larry N. Hatfield
                           President
                           Fort Thomas Financial Corporation
                           25 North Fort Thomas Avenue
                           Fort Thomas, Kentucky  41075

                           With a copy to:

                           Kevin M. Houlihan
                           Elias, Matz, Tiernan & Herrick LLP
                           734 15th Street, N.W.
                           Washington, D.C.  20005

         SECTION 9.03. ENTIRE AGREEMENT. This AGREEMENT (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than BKFC or FTFC; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio.

         SECTION 9.04. EXECUTION IN COUNTERPARTS. This AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.

         SECTION 9.05. HEADINGS. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.

         IN WITNESS WHEREOF, BKFC, the BANK, FTFC and FSB have caused this AGREEMENT to be executed by their duly authorized officers as of the day and year first above written.

         Attest:                     The Bank of Kentucky Financial Corporation


                                     By /s/ Robert W. Zapp
                                        ---------------------------------------

         /s/ Robert Fulkerson           its President and CEO
         ------------------------       ---------------------------------------


         Attest:                     The Bank of Kentucky, Inc.


                                     By /s/ Robert W. Zapp
                                        ---------------------------------------

         /s/ Robert Fulkerson           its President and CEO
         ------------------------       ---------------------------------------


         Attest:                     Fort Thomas Financial Corporation


                                     By /s/ Larry N. Hatfield
                                        ---------------------------------------

         /S/J. Michael Lonnemann        its President
         ------------------------       ---------------------------------------


         Attest:                        Fort Thomas Savings Bank, FSB


                                     By /s/ Larry N. Hatfield
                                        ---------------------------------------

         /s/ J. Michael Lonnemann       its President
         ------------------------       ---------------------------------------

                                 ACKNOWLEDGMENT

STATE OF KENTUCKY    )
                     )   SS:
COUNTY OF CAMPBELL   )

         BE IT REMEMBERED that on this 21st day of December, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Robert W. Zapp, President of The Bank of Kentucky Financial Corporation, a savings and loan holding company incorporated under the laws of Kentucky, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of December, 1999.

                                       /s/ Peggy Talbot
                                       -----------------------------------------
                                       Notary Public


         BE IT REMEMBERED that on this 21st day of December, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Robert W. Zapp, President of The Bank of Kentucky, Inc., a state bank incorporated under the laws of Kentucky, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of December, 1999.

                                       /s/ Peggy Talbot
                                       -----------------------------------------
                                       Notary Public


         BE IT REMEMBERED that on this 21st day of December, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Larry
N. Hatfield, President of Fort Thomas Financial Corporation, a savings and loan holding company incorporated under the laws of Ohio, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of December, 1999.

                                       /s/ Peggy Talbot
                                       -----------------------------------------
                                       Notary Public

         BE IT REMEMBERED that on this 21st day of December, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Larry
N. Hatfield, President of Fort Thomas Savings Bank, FSB, a federal savings bank incorporated under the laws of the United States of America, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of December, 1999.

                                       /s/ Peggy Talbot
                                       -----------------------------------------
                                       Notary Public

  EXHIBITS A-F TO THE AGREEMENT AND PLAN OF REORGANIZATION HAVE BEEN OMITTED.

                                                                      Appendix B


             SECTION. 1701.85     DISSENTING SHAREHOLDER'S DEMAND FOR FAIR
                                  CASH VALUE OF SHARES.

         (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

             (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

             (3) The dissenting shareholder entitled to relief under division
(C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

             (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

             (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                 (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                 (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                 (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                 (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

             (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                      Appendix C




                               _____________, 2000


Board of Directors
Fort Thomas Financial Corporation
25 North Fort Thomas Avenue
Fort Thomas, Kentucky  41075

Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Fort Thomas Financial Corporation ("FTFC" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Bank of Kentucky Financial Corporation ("BKFC"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Reorganization, dated December 21, 1999, by and among the Company and BKFC (the "Agreement"), at the effective time of the Merger, BKFC will acquire all of the Company's issued and outstanding shares of common stock. The holders of the Company's common stock will receive in exchange for each share of Company common stock, shares of BKFC common stock based on an exchange ratio of .5645 shares of BKFC common stock for each share of FTFC common stock.

In addition, the holders of unexercised and outstanding options awarded pursuant to the Company's 1996 Stock Option Plans will receive merger consideration as described in Sections 2.01, 3.07, and 5.04 of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) the Agreement and Plan of Reorganization by and among BKFC, Bank of Kentucky, Inc., BKFC Merger Survivor, FTFC, and Fort Thomas Savings Bank (ii) Annual Reports, Proxy Statements and Form 10-Ks for the years ended September 30, 1996, 1997 and 1998, (iii) Form 10-Q for the quarters ended December 31, 1998, March 31,1999, and June 30, 1999 and other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, Fort Thomas Savings

Board of Directors
Fort Thomas Financial Corporation
___________, 2000
Page 2

Bank, the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the mid-western region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For BKFC, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended December 31, 1998, 1997, and 1996, Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999 and certain other information deemed relevant. We also discussed with senior management of BKFC, the current position and prospective outlook for BKFC.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and BKFC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or BKFC. We have further relied on the assurances of management of the Company and BKFC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Board of Directors
Fort Thomas Financial Corporation
___________, 2000
Page 3

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,



Keefe, Bruyette, & Woods, Inc.

                                     PART II

Item 20.          Indemnification of Directors and Officers.
-------           -----------------------------------------

         (a)      KENTUCKY GENERAL CORPORATION LAW

         Sections 271B.8-500 to 271B.8-580 of the Kentucky Revised Statutes govern indemnification by a corporation of officers, directors and agents, and provide as follows:

271B.8-500. Definitions for KRS 271B.8-510 to 271B.8-580.
--------------------------------------------------------

         As used in KRS 271B.8-510 to 271B.8-580:

         (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director shall be considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3) "Expenses" include counsel fees.

         (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

         (5) "Official capacity" means:

             (a) When used with respect to a director, the office of director in a corporation; and

             (b) When used with respect to an individual other than a director, as contemplated in KRS 271B.8-560, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" shall not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

         (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.


271B.8-510. Authority to Indemnify.
----------------------------------

         (1) Except as provided in subsection (4) of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

             (a) He conducted himself in good faith; and

             (b) He reasonably believed:

                 1. In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

                 2. In all other cases, that his conduct was at least not opposed to its best interests; and

             (c) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (2) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of subsection (1)(b)2. of this section.

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not be, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4) A corporation may not indemnify a director under this section:

             (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

             (b) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding.


271B.8-520. Mandatory Indemnification.
-------------------------------------

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.


271B.8-530. Advance for expenses.
--------------------------------

         (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

             (a) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in KRS 271B.8-510;

             (b) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

             (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under KRS 271B.8-500 to 271B.8-580.

         (2) The undertaking required by subsection (1)(b) of this section shall be an unlimited general obligation of the director but shall not be required to be secured and may be accepted without reference to financial ability to make repayment.

         (3) Determinations and authorizations of payments under this section shall be made in the manner specified in KRS 271B.8-550.


271B.8-540. Court-ordered Indemnification.
-----------------------------------------

         Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

         (1) The director is entitled to mandatory indemnification under KRS 271B.8-520, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

         (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in KRS 271B.8-510 or was adjudged liable as described in subsection (4) of KRS 271B.8-510, but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred.


271B.8-550. Determination and authorization of indemnification.
--------------------------------------------------------------

         (1) A corporation shall not indemnify a director under KRS 271B.8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in KRS 271B.8-510.

         (2) The determination shall be made:

             (a) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

             (b) If a quorum cannot be obtained under subsection (2)(a) of this section, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

             (c) By special legal counsel:

                 1. Selected by the board of directors or its committee in the manner prescribed in subsection (2)(a) and (b) of this section; or

                 2. If a quorum of the board of directors cannot be obtained under subsection (2)(a) of this section and a committee cannot be designated under subsection (2)(b) of this section, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

             (d) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

         (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(2)(c) of this section to select counsel.


271B.8-560. Indemnification of officers, employees, and agents.
--------------------------------------------------------------

         Unless a corporation's articles of incorporation provide otherwise:

         (1) An officer of the corporation who is not a director shall be entitled to mandatory indemnification under KRS 271B.8-520, and is entitled to apply for court-ordered indemnification under KRS 271B.8-540, in each case to the same extent as a director;

         (2) The corporation may indemnify and advance expenses under KRS 271B.8-500 to 271B.8-580 to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

         (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.


271B.8-570. Insurance.
---------------------

         A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under KRS 271B.8-510 or 271B.8-520.


271B.8-580. Application of KRS 271B.8-500 to 271B.8-580.
-------------------------------------------------------

         (1) The indemnification and advancement of expenses provided by, or granted pursuant to, KRS 271B.8-500 to 271B.8-580 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (2) KRS 271B.8-500 to 271B.8-580 shall not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness at a proceeding at a time when he has not been made a named defendant or responded to the proceeding.


         (b) BY-LAWS OF KENTUCKY FINANCIAL

         The By-laws of Kentucky Financial contain the following provisions with respect to the indemnification of directors and officers:


                                    ARTICLE X
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

         To the extent permitted by the laws of the Commonwealth of Kentucky:

         A. The corporation shall indemnify each of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Except as provided herein below, any such indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made: (a) by the Board of Directors by a majority vote of a quorum of directors who were or are not parties to such action, suit, or proceeding, or (b) by the shareholders.

         B. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, or proceeding if authorized by the Board of Directors and upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

         C. To the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without any further determination that he has met the applicable standard of conduct set forth above.

Item 21.          Exhibits and Financial Statements Schedules
--------          -------------------------------------------

                  (a)      Exhibits
                           --------

Exhibit No.        Description
-----------        -----------

        2 Agreement and Plan of Reorganization dated December 21, 1999, by and among The Bank of Kentucky, Inc., The Bank of Kentucky Financial Corporation, Fort Thomas Financial Corporation and Fort Thomas Savings Bank, FSB.

      3(a)         Articles of Incorporation of Kentucky Financial, as amended.

      3(b)         By-laws of Kentucky Financial, as amended.

        4 Articles 8 and 9 of the Articles of Incorporation of Kentucky Financial and Article II, Section 3.3 of Article III, and
                   Section 6.2 of Article VI of the By-laws of Kentucky Financial, defining the rights of Kentucky Financial shareholders.

        5 Opinion of Ziegler & Schneider, P.S.C. regarding the legality of the shares of Kentucky Financial being registered.

        8 Opinion of Vorys, Sater, Seymour and Pease LLP regarding the tax consequences of the Kentucky Financial Merger.

      10(a) The Bank of Kentucky Financial Corporation 1997 Stock Option and Incentive Plan.

      10(b)        Form of Stock Option Award Agreement.

      10(c)        Form of Consulting Agreement.

      13(a)        Kentucky Financial's 1999 Annual Report to Stockholders.

      13(b)        Fort Thomas Financial's 1999 Annual Report to Shareholders.

      13(c) Fort Thomas Financial's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

       20          Notice of Special Meeting for Fort Thomas Financial.

       21          Subsidiaries of Kentucky Financial.

      23(a)        Consent of Crowe, Chizek and Company LLP.

      23(b)        Consent of VonLehman and Company, Inc.

      23(c)        Consent of Vorys, Sater, Seymour and Pease LLP.

      23(d)        Consent of Ziegler & Schneider, P.S.C.

      23(e)        Consent of Keefe, Bruyette & Woods, Inc.

       99          Form of Proxy for Fort Thomas Financial.

                  (b)      Financial Statement Schedules
                           -----------------------------

                  All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.          Undertakings
--------          ------------

                  1.       The undersigned registrant hereby undertakes:

                           (a) To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933, as amended;

                                    (ii) To reflect in the prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii) To include any material information
with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           (b) That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, Commonwealth of Kentucky, on March 17, 2000.

                                THE BANK OF KENTUCKY FINANCIAL
                                CORPORATION


                                By: /s/ Robert W. Zapp
                                   ---------------------------------------------
                                    Robert W. Zapp, President, Chief Executive
                                    Officer and a Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 17, 2000.


Signature
---------


 /s/ Rodney S. Cain                         /s/ Ruth Seligman-Doering
--------------------------------------     -------------------------------------
Rodney S. Cain, Director                   Ruth Seligman-Doering, Director



 /s/ R. C. Durr                             /s/ Harry J. Humpert
--------------------------------------     -------------------------------------
R. C. Durr, Director                       Harry J. Humpert, Director



 /s/ David E. Meyer                         /s/ John E. Miracle
--------------------------------------     -------------------------------------
David E. Meyer, Director                   John E. Miracle, M.D., Director



 /s/ Mary Sue Rudicill                      /s/ Robert B. Sathe
--------------------------------------     -------------------------------------
Mary Sue Rudicill, Director                Robert B. Sathe, Director



 /s/ William E. Snyder                      /s/ Herbert H. Works
--------------------------------------     -------------------------------------
William E. Snyder, Director                Herbert H. Works, Director



 /s/ Robert D. Fulkerson
--------------------------------------
Robert D. Fulkerson, Chief Financial
Officer and Treasurer

                   THE BANK OF KENTUCKY FINANCIAL CORPORATION
                       Registration Statement on Form S-4

                                INDEX TO EXHIBITS
                                -----------------

Exhibit No.      Description
-----------      -----------

       2(a)      Agreement and Plan of Reorganization     Included as Appendix
                 dated December 21, 1999, by and among    A to the Prospectus/
                 The Bank of Kentucky, Inc., The Bank of Proxy Statement. Kentucky Financial Corporation, Fort
                 Thomas Financial Corporation and Fort
                 Thomas Savings Bank, FSB.

       3(a)      Articles of Incorporation of Kentucky
                 Financial, as amended.

       3(b)      By-laws of Kentucky Financial, as
                 amended.

       4         Articles 8 and 9 of the Articles of      Included in Exhibits
                 Incorporation of Kentucky Financial and  3(a) and 3(b).
                 Article II, Section 3.3 of Article III,
                 and Section 6.2 of Article VI of the
                 By-laws of Kentucky Financial, defining
                 the rights of Kentucky Financial
                 shareholders.

       5         Opinion of Ziegler & Schneider, P.S.C.
                 regarding the legality of the shares of
                 Kentucky Financial being registered.

       8         Opinion of Vorys, Sater, Seymour and
                 Pease LLP regarding the tax consequences of the Kentucky Financial Merger.

       10(a)     The Bank of Kentucky Financial           Incorporated by
                 Corporation 1997 Stock Option and        reference to Form S-8
                 Incentive Plan.                          filed on October 2,
                                                          1997, Exhibit 4(d).

       10(b)     Form of Stock Option Award Agreement.

       10(c)     Form of Consulting Agreement.

       13(a)     Kentucky Financial's 1999 Annual Report
                 to Stockholders.

       13(b)     Fort Thomas Financial's 1999 Annual      Incorporated by
                 Report to Shareholders.                  reference to Fort
                                                          Thomas Financial's
                                                          1999 Annual Report to
                                                          Shareholders filed on
                                                          December 29, 1999.

       13(c)     Fort Thomas Financial's Quarterly        Incorporated by
                 Report on Form 10-Q for the quarter      reference to the
                 ended December 31, 1999.                 Form 10-Q filed by
                                                          Fort Thomas Financial
                                                          for the quarter ended
                                                          December 31, 1999.

       20        Notice of Special Meeting for Fort
                 Thomas Financial.

       21        Subsidiaries of Kentucky Financial.     Incorporated by
                                                         reference to
                                                         Form 10-KSB filed
                                                         by the Registrant for
                                                         the fiscal year ended
                                                         December 31, 1995,
                                                         Exhibit 21.

       23(a)     Consent of Crowe, Chizek and
                 Company LLP.

Exhibit No.      Description
-----------      -----------

       23(b)     Consent of VonLehman and Company, Inc.

       23(c)     Consent of Vorys, Sater, Seymour and         Included in
                 Pease LLP.                                   Exhibit 8.

       23(d)     Consent of Ziegler & Schneider, P.S.C.       Included in
                                                              Exhibit 5.

       23(e)     Consent of Keefe, Bruyette & Woods, Inc.

       99        Form of Proxy for Fort Thomas Financial.